Exhibit 4.4

Notice of Annual and Special Meeting of Shareholders and Management Information Circular Annual and Special Meeting | June 17, 2016 | Toronto, Canada

Brookfield

Brookfield

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

AND AVAILABILITY OF INVESTOR MATERIALS

An Annual and Special Meeting of Shareholders of Brookfield Asset Management Inc. (the “Corporation” or “Brookfield”) will be held at the Design Exchange, 234 Bay Street, Toronto, Canada on Friday, June 17, 2016 at 10:30 a.m. Eastern Daylight Time (EDT), to:

1.	receive the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2015, including the external auditor’s report;

2.	elect directors who will serve until the next annual meeting of shareholders;

3.	appoint the external auditor who will serve until the next annual meeting of shareholders and authorize the directors to set its remuneration;

4.	consider and, if thought advisable, pass an advisory resolution on the Corporation’s approach to executive compensation; and

5.	consider and, if thought advisable, pass a resolution approving the adoption of a new management share option plan.

We will consider any other business that may properly come before the meeting. You have the right to vote at the meeting if you were a Brookfield shareholder on May 4, 2016. Before casting your vote, we encourage you to review the meeting’s business in the section “Business of the Meeting” of our management information circular to be dated May 2, 2016 (the “Circular”). The Circular will be made publicly available on May 16, 2016.

This year we are again posting electronic versions of the Circular and our 2015 Annual Report (collectively, the “investor materials”) on our website for shareholder review – a process known as “Notice and Access.” Electronic copies of the investor materials may be accessed at www.brookfield.com/notice_and_access_2016 and at www.sedar.com and www.sec.gov/edgar.

Under Notice and Access, if you would like paper copies of any investor materials please contact us at 1-866-989-0311 or inquiries@brookfield.com and we will mail materials free of charge within three business days of your request, provided the request is made before the date of the meeting or any adjournment thereof. In order to receive investor materials in advance of the deadline to submit your vote, we recommend that you contact us before 5:00 p.m. EDT on June 2, 2016. All shareholders who have signed up for electronic delivery of the investor materials will continue to receive them by email.

Information for Registered Holders

If you are not attending the meeting and wish to vote by proxy, we must receive your vote by 5:00 p.m. EDT on Wednesday, June 15, 2016. You can cast your proxy vote:

• On the Internet at www.cstvotemyproxy.com;
• Fax your signed proxy to (416) 368-2502 or 1-866-781-3111;
• Mail your signed proxy using the business reply envelope accompanying your proxy; and
• Scan and send your signed proxy to proxy@canstockta.com.

Information for Non-Registered Holders

Non-registered shareholders will receive a voting instruction form with their physical copy of this notice. If you wish to vote, but not attend the meeting, the voting instruction form must be completed, signed and returned in accordance with the directions on the form.

By Order of the Board

A.J. Silber
Corporate Secretary

Toronto, Canada

April 28, 2016

Brookfield

LETTER TO SHAREHOLDERS

To our shareholders,

On behalf of your Board of Directors, I am pleased to invite you to attend the 2016 annual and special meeting of Brookfield Asset Management shareholders. The meeting will take place on Friday, June 17, 2016 in Toronto, Canada. You can read about the business to be conducted at the meeting beginning on page 6 of this management information circular.

This circular also provides important information on voting your shares at the meeting, our 16 director nominees, our corporate governance practices, and director and executive compensation. Additionally, shareholders will be asked to consider adopting a new management share option plan that the Board has endorsed in order to ensure continued alignment between shareholders and management.

2015 Highlights

It has been another year of strong progress for the company. Since our shareholder meeting in May of last year, the company has completed fundraising for our flagship real estate opportunity fund with $9 billion of commitments and has raised significant commitments for our next flagship private equity and infrastructure funds. These funds will be closed in 2016. We also completed several exciting transactions this past year, including the acquisitions of Canary Wharf Group, Center Parcs UK and Colombian power generator Isagen, just to name a few.

The Board has been active overseeing the company’s strategic plan to build a leading global asset management franchise. We continue to look for high quality assets at favourable valuations and then utilize our established operating teams to create value. The Board is thrilled to be a part of driving our business plan forward and is very focused on generating attractive long-term total returns for you while minimizing risk. Considerable time is spent at each of our quarterly Board meetings discussing various aspects of our strategy in the context of corporate opportunities and strategic initiatives across the organization.

As our asset management operations expand, we are investing more time to focus on the risks inherent in our business. We continuously review the various regulatory regimes that govern our asset management business in jurisdictions where we operate, and monitor our ongoing compliance with these obligations.

The Board also tries to get out to see our operations firsthand and in 2015, among other tours, we visited our European head office in London, UK. While in London, the Board met with local management teams and with community leaders in order to strengthen our business relationships in the region. This trip not only deepened the Board’s understanding of our rapidly expanding European business, but we find it great to meet our people.

Board Developments

The Board also devoted significant time to our corporate governance practices this year, with a specific focus on diversity and renewal. We implemented a Board diversity policy in 2015, the goal of which is to ensure that the Board continues to reflect a diversity of backgrounds relevant to our strategic priorities, including diversity of business expertise and international experience, in addition to geographic and gender diversity.

During 2015, as part of ongoing Board renewal, two new directors were added to the Board: Ms. Angela Braly and Ms. Elyse Allan, both of whom are standing for re-election at the meeting. We are excited at their addition to the team.

In November of last year, Lance Liebman retired as a director after more than 10 years on the Board. I want to thank Lance for his contributions, including as the long-time Chair of our Management Resources and Compensation Committee. His wisdom and judgment will be missed.

Shareholder Meeting

Please take time to read our management information circular and determine how you will vote your shares. Your participation in our annual meeting is important to us and we are thankful for your engagement in this process.

The Board wishes to express our appreciation for your continued faith in us and we look forward to meeting with you on June 17th.

Yours truly,

The Honourable Frank J. McKenna
Brookfield Asset Management Board Chair
May 2016

MANAGEMENT INFORMATION CIRCULAR

TABLE OF CONTENTS

PART ONE	VOTING INFORMATION	1
	Who Can Vote	1
	Notice and Access	1
	Q & A on Proxy Voting	2
	Principal Holders of Voting Shares	4

PART TWO	BUSINESS OF THE MEETING	6
	1. Receiving the Consolidated Financial Statements	6
	2. Election of Directors	6
	Majority Voting for Directors	6
	Cumulative Voting for Directors	7
	Voting by Proxy	7
	Director Nominees	7
	Summary of 2016 Nominees for Director	17
	Director Ownership in Publicly Traded Subsidiaries	18
	2015 Director Attendance	19
	2015 Director Voting Results	20
	3. Appointment of External Auditor	20
	Principal Accounting Firm Fees	20
	4. Advisory Resolution on Approach to Executive Compensation	21
	Shareholder Vote Results	21
	5. Adoption of a New Management Share Option Plan	22
	Options Outstanding and Available to be Awarded as at May 2, 2016	22
	Shareholder Approval	22

PART THREE	STATEMENT OF CORPORATE GOVERNANCE PRACTICES	23
	Governance	23
	Board of Directors	23
	Committees of the Board	28
	Board, Committee and Director Evaluation	30
	Board and Management Responsibilities	30
	Strategic Planning	31
	Risk Management Oversight	31
	Communication and Disclosure Policies	32
	Code of Business Conduct and Ethics	32
	Report of the Audit Committee	33
	Report of the Governance and Nominating Committee	35
	Report of the Management Resources and Compensation Committee	36
	Report of the Risk Management Committee	37

PART FOUR	DIRECTOR COMPENSATION AND EQUITY OWNERSHIP	38
	Director Compensation	38
	Equity Ownership of Directors	41

PART FIVE	COMPENSATION DISCUSSION AND ANALYSIS	42
	Executive Overview	42
	Compensation Philosophy	45
	Elements of Compensation	46
	Overview of Compensation	47
	Incentive Plan Overview	48
	Termination and Change of Control Provisions	51
	Incentive and Equity-Based Compensation Policies and Guidelines	52
	2015 Compensation Decisions	52
	Compensation Committee Governance	54
	Class A Share Performance Graphs	57
	Compensation of Named Executive Officers	58
	Incentive Plan Awards	59
	Security-Based Compensation Arrangements	61
	Pension and Retirement Benefits	64

PART SIX	OTHER INFORMATION	65
	Routine Indebtedness of Directors, Officers and Employees	65
	Audit Committee	65
	Directors’ and Officers’ Liability Insurance	65
	Normal Course Issuer Bid	65
	Availability of Disclosure Documents	66
	Other Business	66
	Directors’ Approval	66

APPENDIX A	CHARTER OF THE BOARD	A-1

PART ONE – VOTING INFORMATION

This Management Information Circular (“Circular”) is provided in connection with the solicitation by management of Brookfield Asset Management Inc. (“Brookfield” or the “Corporation”) of proxies for the Annual and Special Meeting of Shareholders of the Corporation (the “meeting”) referred to in the Corporation’s Notice of Annual and Special Meeting of Shareholders and Availability of Investor Materials dated April 28, 2016 (the “Notice”) to be held at the Design Exchange, 234 Bay Street, Toronto, Canada on Friday, June 17, 2016 at 10:30 a.m. Eastern Daylight Time (EDT).

This solicitation will be made primarily by sending proxy materials to shareholders by mail and email, and in relation to the delivery of this Circular, by posting this Circular on our website at www.brookfield.com/notice_and_access_2016, on our SEDAR profile at www.sedar.com and on our EDGAR profile at www.sec.gov/edgar pursuant to Notice and Access. See “Notice and Access” below for further information. Proxies may also be solicited personally or by telephone by regular employees of the Corporation at nominal cost. The cost of solicitation will be borne by the Corporation.

The information in this Circular is given as at May 2, 2016, unless otherwise indicated. As the Corporation operates in U.S. dollars and reports financial results in U.S. dollars, all financial information in this Circular is denominated in U.S. dollars, unless otherwise indicated. All references to £ are to British Pound Sterling and all references to C$ are to Canadian dollars. For comparability, all Canadian dollar amounts in this Circular have been converted to U.S. dollars at the average exchange rate for 2015 as reported by Bloomberg L.P. (“Bloomberg”) of C$1.00 = US$0.7832, unless otherwise indicated.

Who Can Vote

As of May 2, 2016, the Corporation had 986,983,551 Class A Limited Voting Shares (“Class A Shares”) and 85,120 Class B Limited Voting Shares (“Class B Shares”) outstanding. The Class A Shares are co-listed on the New York Stock Exchange (“NYSE”) under the symbol “BAM,” the Toronto Stock Exchange (“TSX”) under the symbol “BAM.A” and NYSE Euronext under the symbol “BAMA.” The Class B Shares are all privately held (see “Principal Holders of Voting Shares” on page 4 of this Circular for further information). Each registered holder of record of Class A Shares and Class B Shares at the close of business on Wednesday, May 4, 2016 (the “Record Date”) established for the purposes of determining shareholders entitled to receive notice of and to vote at the meeting will, except as otherwise provided in this Circular, be entitled to one vote for each Class A Share or Class B Share held on all matters to come before the meeting or any adjournment thereof, either in person or by proxy.

The share conditions for the Corporation’s Class A Shares and Class B Shares provide that, subject to applicable law and in addition to any other required shareholder approvals, all matters to be approved by shareholders (other than the election of directors) must be approved by a majority of the votes cast by the holders of Class A Shares and by the holders of Class B Shares who vote in respect of the resolution, each voting as a separate class.

Holders of Class A Shares are entitled, as a class, to elect one-half of the board of directors of the Corporation (the “Board”), and holders of Class B Shares are entitled, as a class, to elect the other one-half of the Board. See “Election of Directors” on page 6 of this Circular for further information.

Notice and Access

Brookfield is using the Notice and Access provisions of National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer and National Instrument 51-102 — Continuous Disclosure Obligations (“Notice and Access”) to provide meeting materials electronically for both registered and non-registered shareholders. Instead of mailing meeting materials to shareholders, Brookfield has posted this Circular and form of proxy on its website at www.brookfield.com/notice_and_access_2016, in addition to the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) at www.sec.gov/edgar. Brookfield has sent the Notice and a form of proxy or voting instruction form (collectively, the “Notice Package”) to all shareholders informing them that this Circular is available online and explaining how this Circular may be accessed. Brookfield will not directly send the Notice Package to non-registered shareholders. Instead, Brookfield will pay Intermediaries (as defined on page 2 of this Circular) to forward the Notice Package to all non-registered shareholders.

The Corporation has elected to utilize Notice and Access because it allows for a reduction in the use of printed paper materials, and is therefore consistent with Brookfield’s philosophy towards sustainable growth. Additionally, adopting Notice and Access has significantly lowered printing and mailing costs associated with the Corporation’s shareholder meetings.

Registered and non-registered shareholders who have signed up for electronic delivery of this Circular and the Corporation’s Annual Report (which includes management’s discussion and analysis and consolidated financial statements for the fiscal year ended December 31, 2015) (the “Annual Report”) will continue to receive them by email. No shareholders will receive a paper copy of this Circular unless they contact the Corporation, in which case the Corporation will mail this Circular within three business days of

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any request provided the request is made before the date of the meeting or any adjournment thereof. We must receive your request before 5:00 p.m. EDT on June 2, 2016 to ensure you will receive paper copies in advance of the deadline to submit your vote. If your request is made after the meeting and within one year of this Circular being filed, the Corporation will mail this Circular within 10 calendar days of any request.

Q & A on Proxy Voting

What am I voting on?

Resolution	Who Votes	Board Recommendation
Election of 1/2 the Directors	Class A Shareholders	FOR each Director Nominee

Election of 1/2 the Directors	Class B Shareholders	FOR each Director Nominee

Appointment of the External Auditor and	Class A Shareholders	FOR the resolution
authorizing Directors to set its remuneration	Class B Shareholders

Advisory Vote on Executive Compensation	Class A Shareholders	FOR the resolution

Approval of Management Share Option Plan	Class A Shareholders	FOR the resolution

Who is entitled to vote?

Holders of Class A Shares and holders of Class B Shares as at the close of business on May 4, 2016 are each entitled to one vote per share on the items of business as identified above.

How do I vote?

If you are a registered shareholder, you may:

• vote in person at the meeting; or

•                             sign the form of proxy sent to you appointing the named persons or some other person you choose (who need not be a shareholder) to represent you as proxyholder and vote or withhold from voting your shares at the meeting.

If you are a non-registered shareholder and your shares are held in the name of an intermediary such as a bank, trust company, securities dealer, broker or other intermediary (an “Intermediary”), to direct the votes of shares beneficially owned, see “If my shares are not registered in my name but are held in the name of an Intermediary, how do I vote my shares?” on page 4 for voting instructions.

What if I plan to attend the meeting and vote in person?

If you are a registered shareholder and plan to attend the meeting on June 17, 2016 and wish to vote your shares in person at the meeting, please register with Brookfield’s transfer agent, CST Trust Company, when you arrive at the meeting. Your vote will be taken and counted at the meeting.

If your shares are held in the name of an Intermediary and you plan to attend the meeting and vote in person, see “If my shares are not registered in my name but are held in the name of an Intermediary, how do I vote my shares?” on page 4 for voting instructions.

Who is soliciting my proxy?

The proxy is being solicited by management of Brookfield and the associated costs will be borne by Brookfield.

What happens if I sign the proxy sent to me?

Signing the proxy appoints Frank J. McKenna or J. Bruce Flatt, each of whom is a director of Brookfield, or another person you have appointed, to vote or withhold from voting your shares at the meeting.

Can I appoint someone other than these directors to vote my shares?

Yes, you may appoint another person or company other than the Brookfield directors named on the form of proxy to be your proxyholder. Write the name of this person (or company) in the blank space on the form of proxy. The person you appoint does not need to be a shareholder. Please make sure that any other person you appoint is attending the meeting and knows he or she has been appointed to vote your shares. Proxyholders should present themselves to a representative of CST Trust Company when they arrive at the meeting.

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What do I do with my completed proxy?

Return it to CST Trust Company in the envelope provided to you by mail or by fax at (416) 368-2502 or 1-866-781-3111 no later than 5:00 p.m. EDT on Wednesday, June 15, 2016, which is two business days before the day of the meeting.

Can I vote by Internet?

Yes. If you are a registered shareholder, go to www.cstvotemyproxy.com and follow the instructions on this website. You will need your control number (located under your address on the form of proxy) to identify yourself to the system. You must submit your vote by no later than 5:00 p.m. EDT on Wednesday, June 15, 2016, which is two business days before the day of the meeting.

If I change my mind, can I submit another proxy or take back my proxy once I have given it?

Yes. If you are a registered shareholder, you may deliver another properly executed form of proxy with a later date to replace the original proxy in the same way you delivered the original proxy. If you wish to revoke your proxy, prepare a written statement to this effect signed by you (or your attorney as authorized in writing) or, if the shareholder is a corporation, under its corporate seal or by a duly authorized officer or attorney of the corporation. This statement must be delivered to the Corporate Secretary of Brookfield at the address below no later than 5:00 p.m. EDT on the last business day preceding the date of the meeting, Thursday, June 16, 2016, or any adjournment of the meeting, or to the Chair of the Board (the “Chair”) prior to the start of the meeting on Friday, June 17, 2016, or the day of the adjourned meeting.

Corporate Secretary

Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street

P.O. Box 762

Toronto, Ontario M5J 2T3

Fax: (416) 362-9642

If you are a non-registered shareholder, you may revoke a voting instruction form previously given to an Intermediary at any time by written notice to the Intermediary. An Intermediary is not required to act on a revocation of a voting instruction form unless they receive it at least seven calendar days before the meeting. A non-registered shareholder may then submit a revised voting instruction form in accordance with the directions on the form.

How can I request electronic delivery of investor materials?

To opt for electronic distribution of investor materials, complete the request for electronic delivery of materials form enclosed with the Notice Package and return it by mail to CST Trust Company, P.O. Box 700 Station B, Montreal, Quebec, H3B 3K3; or by facsimile at (514) 985-8843 or 1-888-249-6189. You can also submit your request online by visiting the CST Trust Company’s website: www.canstockta.com/electronicdelivery.

How will my shares be voted if I give my proxy?

The persons named on the form of proxy must vote your shares for or against or withhold from voting, in accordance with your directions, or you can let your proxyholder decide for you. If you specify a choice with respect to any matter to be acted upon, your shares will be voted accordingly. In the absence of voting directions, proxies received by management will be voted in favour of all resolutions put before shareholders of the meeting. See “Business of the Meeting” on page 6 of this Circular for further information.

What if amendments are made to these matters or if other matters are brought before the meeting?

The persons named on the proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice and with respect to other matters which may properly come before the meeting.

As of the date of this Circular, management of Brookfield is not aware of any amendment, variation or other matter expected to come before the meeting. If any other matters properly come before the meeting, the persons named on the form of proxy will vote on them in accordance with their best judgment.

Who counts the votes?

Brookfield’s transfer agent, CST Trust Company, counts and tabulates the proxies.

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How do I contact the transfer agent?

For general shareholder enquiries, you can contact CST Trust Company as follows:

Mail	Telephone/Fax	Online

CST Trust Company	Tel: (416) 682-3860	Email: inquiries@canstockta.com
P.O. Box 700, Station B	within Canada and the United States toll
Montreal, Quebec H3B 3K3	free at 1-800-387-0825	Website: www.canstockta.com

Fax: 1-888-249-6189 or (514)985-8843

If my shares are not registered in my name but are held in the name of an Intermediary, how do I vote my shares?

In many cases, Class A Shares that are beneficially owned by a non-registered shareholder are registered either:

a.	in the name of an Intermediary such as a bank, trust company, securities dealer or broker or a trustee or administrator of self-administered RRSPs, RRIFs, RESPs and similar plans; or

b.	in the name of a depository such as CDS Clearing and Depository Services Inc., or the Depository Trust Company, which the Intermediary is a participant of.

Your Intermediary is required to send you a voting instruction form for the number of shares you beneficially own.

Since Brookfield has limited access to the names of its non-registered shareholders, if you attend the meeting Brookfield may have no record of your shareholdings or of your entitlement to vote unless your Intermediary has appointed you as proxyholder. Therefore, if you wish to vote in person at the meeting, insert your name in the space provided on the voting instruction form and return it by following the instructions provided therein. Do not otherwise complete the form as your vote will be taken at the meeting. Please register with CST Trust Company when you arrive at the meeting.

The Corporation has distributed copies of the Notice Package to the depository and to Intermediaries for onward distribution to non-registered shareholders. Intermediaries are required to forward the Notice Package to non-registered shareholders.

Non-registered shareholders who have not opted for electronic delivery will receive a voting instruction form to permit them to direct the voting of the shares they beneficially own. Non-registered shareholders should follow the procedures set out on the form and contact their Intermediaries promptly if they need assistance.

A non-registered shareholder who does not wish to attend and vote at the meeting in person, must complete and sign the voting instruction form and return it in accordance with the directions on the form. If a non-registered shareholder does wish to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the non-registered shareholder must complete, sign and return the voting instruction form in accordance with the directions on the form.

Non-registered shareholders should follow the instructions on the forms they receive and contact their Intermediaries promptly if they need assistance.

Principal Holders of Voting Shares

Partners Limited owns directly 100% of the Class B Shares, which are entitled to, among other things, elect one-half of the directors of the Corporation. The shareholders of Partners Limited, directly and indirectly, consist primarily of current directors and senior executives of the Corporation and its affiliates in addition to a limited number of former senior executives (each, a “Partner” and collectively, the “Partners”). The Partners collectively own, directly or indirectly, exercise control or direction over, have contractual arrangements such as options to acquire, or otherwise hold beneficial or economic interests in approximately 200 million Class A Shares in the aggregate, representing approximately 20% of such class of shares on a fully diluted basis and a 20% common equity interest in the Corporation. These interests include Class A Shares held directly and indirectly by the Partners as well as their proportionate beneficial interests in Class A Shares held by Partners Limited and Partners Value Investments Inc. (“PVI”). In addition to its 100% interest in the Class B Shares, Partners Limited also owns, among other things, a direct interest in 867,495 Class A Shares and an approximate 49% interest in the common shares of PVI, which is listed on the TSX Venture Exchange and whose primary business purpose is to provide its shareholders with an efficiently financed ownership interest in Class A Shares and to invest its additional financial resources in a diversified portfolio of financial assets to enhance return on capital. The Partners themselves collectively own, on an individual basis, an additional approximate 40% interest in PVI. PVI owns approximately 85.8 million Class A Shares on a consolidated basis, representing an approximate 9% interest in this class of shares. To the knowledge of the directors and officers of the Corporation, Partners Limited is the only person or corporation that beneficially owns, directly or

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indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10% of the votes attached to any class of outstanding voting securities of the Corporation.

Partners Limited is an Ontario corporation that was formed in 1995 and whose principal business mandate is to hold shares of the Corporation, directly or indirectly, for the long term. As at May 2, 2016, there were 41 Partners, and they collectively own, directly or indirectly, the common shares of Partners Limited. The following individuals, who are each direct or indirect shareholders of Partners Limited, are also current directors of the Corporation or Named Executive Officers of the Corporation for 2015: Jeffrey M. Blidner, Jack L. Cockwell, J. Bruce Flatt, David W. Kerr, Brian D. Lawson, Brian W. Kingston, Cyrus Madon and Samuel J.B. Pollock (see “Compensation Discussion and Analysis” on page 42 for further information on “Named Executive Officers”). Additionally, Messrs. Cockwell, Kerr, Lawson and Pollock are directors of Partners Limited.

Partners Limited’s operations are governed by a shareholders’ agreement (the “Partners Shareholders Agreement”) to which each shareholder of Partners Limited and its associate, Partners (III) Limited (each, a “Partners Shareholder”), and each Partner, is a party. Certain decisions of Partners Limited require the approval of a majority of the Partners (irrespective of shares held) and other decisions require the approval of a majority or supermajority of shares held by the Partners Shareholders. Specifically, Partners Shareholders holding two-thirds of the shares of Partners Limited can at any time require a Partners Shareholder to sell his, her or its shares based on the stock market price of the Class A Shares at the time. The Partners Shareholders Agreement also provides that: (i) unless otherwise approved by holders of at least two-thirds of the common shares of Partners Limited, any sale of an interest in Partners Limited will only be made to other Partners Shareholders; (ii) any changes to Partners Limited’s by-laws, election of directors, dividend policy, principal investments, the issue or redemption of shares or admission of other individuals as Partners Shareholders require the approval of those holding at least two-thirds of Partners Limited’s common shares; and (iii) Partners Limited will offer to purchase 5% of its outstanding shares annually based on the stock market price of the Class A Shares, subject to Partners Limited’s financial capability at the time. An important business objective of Partners Limited, as expressed through the Partners Shareholders Agreement, is to ensure orderly succession of ownership, including Partners Limited’s direct and indirect ownership in shares of the Corporation.

For estate planning and other reasons, many of the Partners hold their interests in Partners Limited through holding entities on an individual or joint basis. One such holding entity (“Partners Holdings”) was the original sponsor of Partners Limited and is owned, directly and indirectly, by a number of long-serving executives of the Corporation, including Jack L. Cockwell, Timothy G. Price, David W. Kerr and J. Bruce Flatt. Although Partners Holdings itself owns a majority interest in Partners Limited, none of the shareholders of Partners Holdings nor any other Partners own, on a look-through, proportionate basis, 25% or more of Partners Limited. The shareholders of Partners Holdings, as well as Partners Holdings itself, are signatories to the Partners Shareholders Agreement and are all therefore bound by its terms. Additionally, irrespective of Partners Holdings’ ownership percentage in Partners Limited, Partners Limited and the Partners have the contractual ability to exercise control over material decisions of Partners Limited.

Partners Limited is a party to a Trust Agreement with Montreal Trust Company of Canada (now operating as Computershare Trust Company of Canada) as trustee for the holders of Class A Shares, dated August 1, 1997 (the “Trust Agreement”). The Trust Agreement provides, among other things, that Partners Limited has agreed not to sell any Class B Shares, directly or indirectly, pursuant to a takeover bid at a price per share in excess of 115% of the market price of the Class A Shares or as part of a transaction involving purchases made from more than five persons or companies in the aggregate, unless a concurrent offer is made to all holders of Class A Shares. The concurrent offer must be: (i) for the same percentage of Class A Shares as the percentage of Class B Shares offered to be purchased from Partners Limited; (ii) at a price per share at least as high as the highest price per share paid pursuant to the takeover bid for the Class B Shares; and (iii) on the same terms in all material respects as the offer for the Class B Shares. These provisions in the Trust Agreement also apply to any sale of shares in Partners Limited if such a sale would be deemed an indirect offer for the Class B Shares under the takeover bid provisions of the Securities Act (Ontario). Additionally, Partners Limited has agreed to prevent any person or company, including a Partners Shareholder, from carrying out a direct or indirect sale of Class B Shares in contravention of the Trust Agreement.

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PART TWO – BUSINESS OF THE MEETING

We will address five items at the meeting:

1.              Receiving the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2015, including the external auditor’s report;

2.              Electing directors who will serve until the end of the next annual meeting of shareholders;

3.              Appointing the external auditor that will serve until the end of the next annual meeting of shareholders and authorizing the directors to set its remuneration;

4.              Considering an advisory resolution on the Corporation’s approach to executive compensation; and

5.              Considering a resolution approving the adoption of a new management share option plan.

We will also consider other business that may properly come before the meeting.

As of the date of this Circular, management is not aware of any changes to these items and does not expect any other items to be brought forward at the meeting. If there are changes or new items, you or your proxyholder can vote your shares on these items as you, he or she sees fit. The persons named on the form of proxy will have discretionary authority with respect to any changes or new items which may properly come before the meeting and will vote on them in accordance with their best judgment.

1.        Receiving the Consolidated Financial Statements

The annual financial statements of the Corporation for the fiscal year ended December 31, 2015 are included in the Annual Report. The Annual Report is available on the Corporation’s website, www.brookfield.com/notice_and_access_2016 and on SEDAR at www.sedar.com and EDGAR at www.sec.gov/edgar, and is being mailed to the Corporation’s registered shareholders and non-registered shareholders who have contacted the Corporation to request a paper copy of the Annual Report. Shareholders who have signed up for electronic delivery of the Annual Report will receive it by email.

2.        Election of Directors

The Board is comprised of 16 members, all of whom are to be elected at the meeting. Holders of Class A Shares are entitled, as a class, to elect one-half of the Board, and holders of Class B Shares are entitled, as a class, to elect the other one-half of the Board.

If you own Class A Shares, you can vote on the election of eight directors. The following persons are proposed as nominees for election by the holders of Class A Shares:

• M. Elyse Allan	• Marcel R. Coutu	• Frank J. McKenna	• Seek Ngee Huat
• Angela F. Braly	• Maureen Kempston Darkes	• Youssef A. Nasr	• Diana L. Taylor

If you own Class B Shares, you can vote on the election of eight directors. The following persons are proposed as nominees for election by the holders of Class B Shares:

• Philip B. Lind	• Lord O’Donnell	• Jack L. Cockwell	• Robert J. Harding
• George S. Taylor	• Jeffrey M. Blidner	• J. Bruce Flatt	• David W. Kerr

Majority Voting for Directors

The Board has adopted a policy stipulating that, if the total number of shares voted in favour of the election of a director nominee represents less than a majority of the total shares voted and withheld for that director (in each case, not on the cumulative basis described in the section “Cumulative Voting for Directors” on page 7 of this Circular), the nominee will submit his or her resignation promptly after the meeting. Absent special circumstances, the Board will accept the resignation offer within 90 days of the meeting. In the event the Board determines that circumstances warrant the rejection of the nominee’s resignation offer, the Board’s decision and its reasons will be promptly announced by news release. The majority voting policy does not apply in circumstances involving contested director elections.

6 / BROOKFIELD ASSET MANAGEMENT INC.

Cumulative Voting for Directors

The articles of the Corporation provide for cumulative voting in the election of directors. Each shareholder of a class or series of shares of the Corporation entitled to vote for the election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder, multiplied by the number of directors to be elected by the shareholder and the holders of shares of the classes or series of shares entitled to vote with the shareholder in the election of directors. The shareholder may cast all its votes in favour of one candidate or distribute votes among the candidates in any manner the shareholder sees fit. Where the shareholder has voted for more than one candidate without specifying the distribution of votes among the candidates, the shareholder will be deemed to have distributed its votes equally among the candidates for whom the shareholder voted.

A shareholder who wishes to distribute its votes other than equally among the nominees and who has appointed the management representatives designated in the proxy must do so personally at the meeting or by another proper form of proxy, which can be obtained from the Corporate Secretary of Brookfield.

Voting by Proxy

The management representatives designated on the proxy to be completed by holders of Class A Shares intend to cast the votes represented by such proxy FOR and equally among the proposed nominees for election by the holders of Class A Shares as set forth on pages 8 to 11 of this Circular, unless the shareholder who has given such proxy has directed that such shares be otherwise voted or withheld from voting in the election of directors.

The management representatives designated on the proxy to be completed by the holder of Class B Shares intend to cast the votes represented by such proxy FOR and equally among the proposed nominees for election by the holder of Class B Shares as set forth on pages 12 to 15 of this Circular.

Director Nominees

The Board recommends that the 16 director nominees be elected at the meeting to serve as directors of the Corporation until the next annual meeting of shareholders or until their successors are elected or appointed.

The Board believes that the collective qualifications, skills and experiences of the director nominees allow for Brookfield to continue to maintain a well-functioning Board with a diversity of perspectives. The Board’s view is that, individually and as a whole, the director nominees have the necessary qualifications to be effective at overseeing the business and affairs of the Corporation.

Fifteen of the director nominees were elected as members of the Board at the Annual Meeting of Shareholders on May 6, 2015 and are standing for re-election. Ms. Elyse Allan, a current director of the Corporation appointed by the Board on November 5, 2015, is standing for election to the Board for the first time.

We do not expect that any of the director nominees will be unable to serve as a director. If a director nominee tells us before the meeting that he or she will not be able to serve as a director, the management representatives designated in the form of proxy, unless directed to withhold from voting in the election of directors, reserve the right to vote for other director nominees at their discretion.

Each director’s biography contains information about the director, including his or her background and experience, Brookfield shareholdings as at May 2, 2016 and other public company board positions held. See “Director Share and DSU Ownership Requirements” on page 41 of this Circular for further information on director share ownership requirements.

2016 MANAGEMENT INFORMATION CIRCULAR / 7

The following eight individuals are nominated for election as directors by the holders of the Corporation’s Class A Shares.

M. Elyse Allan, C.M. (a)

Age: 58

Director since: 2015

(Independent) (b)

Areas of Expertise:

CEO experience

Governance

Government and

public policy

Growth initiatives

Industry sectors –

business services, energy,

industrials, technology

Ms. Allan is the President and CEO of General Electric Canada Company Inc., a position she has held since 2004, and a Vice-President of General Electric Co., a global digital industrial company. She serves on the Board of Directors for the C.D. Howe Institute and the Conference Board of Canada, and is a member of the Advisory Board of Canada’s Ecofiscal Commission and the Board of Overseers at the Tuck School of Business at Dartmouth. Ms. Allan recently completed her Board term at the Canadian Council of Chief Executives and the Canadian Chamber of Commerce, where she also served as Chair.

Brookfield Board/Committee Membership		Public Board Membership During Last Five Years
Board (from November 5, 2015)		Brookfield Asset Management Inc.		2015 – Present
Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
Year	Class A Shares	DSUs	Total Number of Shares and DSUs	Date at which Share Ownership Guideline is to be Met (e)
2016	1,791	1,805
2015	1,791	—
Change	—	1,805	3,596	November 5, 2020

Angela F. Braly (a)

Age: 54

Director since: 2015

(Independent) (b)

Areas of Expertise:

CEO experience

Financial expertise

Governance

Government and

public policy

Legal expertise

Industry sectors –

health care

Ms. Braly is the former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc., a health benefits company now known as Anthem, Inc. She was Chair of the Board from 2010 to 2012 and President and Chief Executive Officer from 2007 to 2012. Prior to that, Ms. Braly served as Executive Vice President, General Counsel and Chief Public Affairs Officer of WellPoint and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri.

Brookfield Board/Committee Membership		Public Board Membership During Last Five Years
Board Audit Committee (from May 6, 2015)		Brookfield Asset Management Inc. Lowe’s Companies, Inc. The Procter and Gamble Company WellPoint, Inc.		2015 – Present 2013 – Present 2009 – Present 2007 – 2012
Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
Year	Class A Shares	DSUs	Total Number of Shares and DSUs	Date at which Share Ownership Guideline is to be Met (e)
2016	—	4,837
2015	—	—	4,837	May 6, 2020
Change	—	4,837

8 / BROOKFIELD ASSET MANAGEMENT INC.

Marcel R. Coutu (a)

Age: 62

Director since: 2006

(Independent) (b)

Areas of Expertise:

CEO experience

Financial expertise

Government and

public policy

Growth initiatives

Industry sectors – energy,

finance, oil and gas,

power

Mr. Coutu is the past Chairman of Syncrude Canada Ltd., an integrated oil sands project, and a former President and Chief Executive Officer of Canadian Oil Sands Limited, the largest investor in the Syncrude Joint Venture. Mr. Coutu is a director of the Calgary Exhibition & Stampede Board.

Brookfield Board/Committee Membership		Public Board Membership During Last Five Years
Board Audit Committee Management Resources and Compensation Committee		Brookfield Asset Management Inc. Enbridge Inc. IGM Financial Inc. Power Corporation of Canada The Great-West Lifeco Inc. Canadian Oil Sands Limited		2006 – Present 2014 – Present 2014 – Present 2011 – Present 2007 – Present 2001 – 2013
Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
Year	Class A Shares	DSUs	Total Number of Shares and DSUs	Date at which Share Ownership Guideline is to be Met (e)
2016	69,730	34,276
2015	47,230	31,156	104,006	Met
Change	22,500	3,120

Maureen Kempston

Darkes, O.C., O.Ont.(a) (h)

Age: 67

Director since: 2008

(Independent) (b)

Areas of Expertise:

CEO experience

Governance

Government and

public policy

Growth initiatives

International experience

Legal expertise

Industry sectors –

automotive

manufacturing, oil and

gas, power, rail

Ms. Kempston Darkes is the retired Group Vice-President and President, Latin America, Africa and Middle East of General Motors Corporation, a motor vehicle manufacturer. She was appointed to the Government of Canada’s Science, Technology & Innovation Council in 2013.

Brookfield Board/Committee Membership		Public Board Membership During Last Five Years
Board Management Resources and Compensation Committee (from November 2015) Risk Management Committee, Chair		Balfour Beatty plc Brookfield Asset Management Inc. Canadian National Railway Company Enbridge Inc. Schlumberger Limited		2012 – Present 2008 – Present 1995 – Present 2010 – Present 2014 – Present
Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
Year	Class A Shares	DSUs	Total Number of Shares and DSUs	Date at which Share Ownership Guideline is to be Met (e)
2016	—	45,991
2015	—	42,115	45,991	Met
Change	—	3,876

2016 MANAGEMENT INFORMATION CIRCULAR / 9

The Honourable

Frank J. McKenna,

P.C., O.C., O.N.B. (a)

Age: 68

Director since: 2006

(Independent) (b)

Areas of Expertise:

Governance

Government and

public policy

International experience

Legal expertise

Industry sectors – energy,

financial services, power,

real estate

Mr. McKenna is Chair of the Board of the Corporation, a position he has held since August 2010. Mr. McKenna is Deputy Chair, TD Bank Group, a financial institution. Mr. McKenna is a former Ambassador of Canada to the U.S.A. and a former Premier of the Province of New Brunswick.

Brookfield Board/Committee Membership		Public Board Membership During Last Five Years
Board, Chair Governance and Nominating Committee, Chair		Brookfield Asset Management Inc. Canadian Natural Resources Limited		2006 – Present 2006 – Present
Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
Year	Class A Shares	DSUs	Total Number of Shares and DSUs	Date at which Share Ownership Guideline is to be Met (e)
2016	—	126,508
2015	—	105,726
Change	—	20,782	126,508	Met

Youssef A. Nasr (a)

Age: 61

Director since: 2010

(Independent) (b)

Areas of Expertise:

CEO experience

Financial expertise

Governance

Government and

public policy

International experience

Industry sectors – financial services

Mr. Nasr is a former Chairman and Chief Executive Officer of HSBC Middle East Ltd. Before that, he was President of HSBC Bank Brazil, and President and Chief Executive Officer of HSBC Strategic Investments Inc., HSBC USA Inc., HSBC Bank USA and HSBC Bank Canada.

Brookfield Board/Committee Membership		Public Board Membership During Last Five Years
Board Risk Management Committee		Brookfield Asset Management Inc. Bank Audi SAL		2010 – Present 2012
Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
Year	Class A Shares	DSUs	Total Number of Shares and DSUs	Date at which Share Ownership Guideline is to be Met (e)
2016	19,500	17,506
2015	19,500	14,137
Change	—	3,369	37,006	Met

10 / BROOKFIELD ASSET MANAGEMENT INC.

Seek Ngee Huat (a)

Age: 66

Director since: 2012

(Independent) (b)

Areas of Expertise:

Financial expertise

Governance

Government and public

policy

Growth initiatives

Management

development

International experience

Industry sectors –

real estate

N.H. Seek retired as President of GIC Real Estate Pte Ltd. in 2011 and served two more years as advisor to the Government of Singapore Investment Corporation (GIC) Group Executive Committee and Chairman of its Latin American Business Group. N.H. Seek serves as the Chairman of the board of directors of Global Logistic Properties Ltd. and the Chairman of the Management Board, National University of Singapore Institute of Real Estate Studies.He is also a senior advisor to Frasers Centrepoint Ltd. and a member of the Brookfield Properties Advisory Board.

Brookfield Board/Committee Membership		Public Board Membership During Last Five Years
Board Governance and Nominating Committee (from November 2015) Risk Management Committee		Brookfield Asset Management Inc. Global Logistic Properties Ltd. Banco BTG Pactual S.A. BTG Pactual Participations Ltd. Fraser & Neave Ltd.		2012 – Present 2010 – Present 2012 – 2012 2012 – 2012 2011 – 2013
Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
Year	Class A Shares	DSUs	Total Number of Shares and DSUs	Date at which Share Ownership Guideline is to be Met (e)
2016	10,000	19,060
2015	—	12,606	29,060	Met
Change	10,000	6,454

Diana L. Taylor (a) Age: 61 Director since: 2012 (Independent) (b) Areas of Expertise: Financial expertise Governance Government and public policy Growth initiatives Industry sectors – real estate

Ms. Taylor is the Vice Chair of Solera Capital LLC, a mid-market private equity and venture capital investment firm, and a senior advisor to Wolfensohn Fund Management, L.P. and member of the Fund’s Investment Committee. She previously served as the Superintendent of Banks for the State of New York; Deputy Secretary to the Governor of New York; and Chief Financial Officer for the Long Island Power Authority.

	Brookfield Board/Committee Membership		Public Board Membership During Last Five Years
	Board Governance and Nominating Committee Management Resources and Compensation Committee (from May 6, 2015) and Chair (since November 3, 2015)		Brookfield Asset Management Inc. Citigroup Inc. Sotheby’s Brookfield Office Properties Inc.		2012 – Present 2009 – Present 2007 – Present 2007 – 2012
	Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
	Year	Class A Shares	DSUs	Total Number of Shares and DSUs	Date at which Share Ownership Guideline is to be Met (e)
	2016	—	21,514
	2015	—	15,572	21,514	Met
	Change	—	5,942

2016 MANAGEMENT INFORMATION CIRCULAR / 11

The following eight individuals are nominated for election as directors by the holders of the Corporation’s Class B Shares.

Philip B. Lind, C.M. (a)

Age: 72

Director since: 1994

(Independent) (b)

Areas of Expertise:

Governance

Government and

public policy

International experience

Industry sectors – communications,

consumer products,

power, real estate

Mr. Lind is one of the founders, a director and Vice Chairman of Rogers Communications Inc., a diversified communications company. Mr. Lind is a director of Central Canadian Public TV Association and CPAC Network. He is also a board member of the Council for Business and the Arts, The Power Plant, the Art Gallery of Ontario, the Vancouver Art Gallery and the Atlantic Salmon Federation.

Brookfield Board/Committee Membership		Public Board Membership During Last Five Years
Board Audit Committee		Brookfield Asset Management Inc. Rogers Communications Inc. Tuckamore Capital Management Inc.		1994 – Present 1979 – Present 2011 – 2013
Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
Year	Class A Shares	DSUs	Total Number of Shares and DSUs	Date at which Share Ownership Guideline is to be Met (e)
2016	113,044	120,278
2015	113,044	112,347	233,322	Met
Change	—	7,931

George S. Taylor (a) Age: 75 Director since: 1994 (Independent) (b) Areas of Expertise: CEO experience Governance Financial expertise Industry sectors – beverage, entertainment, food

Mr. Taylor is a former director and audit committee chair of several public corporations and non-profit cultural and health care organizations. Mr. Taylor has served as a director and Audit Committee Chairman of the Ontario Arts Council and as a governor and Chairman of the Stratford Festival and the John P. Robarts Research Institute.

	Brookfield Board/Committee Membership		Public Board Membership During Last Five Years
	Board Audit Committee, Chair		Brookfield Asset Management Inc.		1994 – Present
	Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
	Year	Class A Shares	DSUs	Total Number of Shares and DSUs	Date at which Share Ownership Guideline is to be Met (e)
	2016	299,322	96,355
	2015	299,322	91,280	395,677	Met
	Change	—	5,075

12 / BROOKFIELD ASSET MANAGEMENT INC.

Lord O’Donnell (a)

Age: 63

Director since: 2013

(Affiliated) (c)

Areas of Expertise:

Financial expertise

Governance

Government and

public policy

International experience

Industry sectors –

financial services

Lord O’Donnell is currently the Chairman of Frontier Economics, a microeconomics consultancy, and a senior advisor to Brookfield in Europe. He served as the Cabinet Secretary and head of the British Civil Service between 2005 and 2011. Prior to this, Lord O’Donnell served as the Permanent Secretary of the Treasury from 2002 to 2005. Lord O’Donnell became a member of the House of Lords in 2012.

Brookfield Board/Committee Membership		Public Board Membership During Last Five Years
Board		Brookfield Asset Management Inc.		2013 – Present
Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
Year	Class A Shares	DSUs	Total Number of Shares and DSUs	Date at which Share Ownership Guideline is to be Met (e)
2016	—	15,695
2015	—	9,301	15,695	Met
Change	—	6,394

Jeffrey M. Blidner (a)

Age: 68

Director since: 2013

(Management) (d)

Areas of Expertise:

Growth initiatives Governance

Legal expertise

International experience

Strategic planning

acumen

Industry sectors –

infrastructure, power,

private equity, property

Mr. Blidner is a Senior Managing Partner of the Corporation and is responsible for strategic planning and fund raising. Mr. Blidner is also the Chief Executive Officer of Brookfield’s Private Funds Group, Chair of Brookfield Renewable Energy Partners L.P. and Chair of Brookfield Business Partners L.P. Before joining Brookfield in 2000, Mr. Blidner was a senior partner at a Canadian law firm.

Brookfield Board/Committee Membership				Public Board Membership During Last Five Years
Board				Brookfield Asset Management Inc. Brookfield Infrastructure Partners L.P. Brookfield Property Partners L.P. Brookfield Renewable Energy Partners L.P. Rouse Properties, Inc.	2013 – Present 2008 – Present 2013 – Present 2011 – Present 2012 – Present
Number of Class A Shares, Deferred Share Units (DSUs), Restricted Share Units (RSUs) and Options Beneficially Owned, Controlled or Directed
	Class A Shares					Date at which Share Ownership
Year	Direct/ Indirect (f)	Pro Rata Interest (g)	DSUs	RSUs and Options	Total Number of Shares, DSUs, RSUs and Options	Guideline is to be Met (e)
2016	1,902,558	5,438,651	620,206	2,152,302
2015	1,443,008	5,006,859	595,094	3,052,302	10,113,717	Met
Change	459,550	431,792	25,112	(900,000)

2016 MANAGEMENT INFORMATION CIRCULAR / 13

Jack L. Cockwell,

C.M. (a) (i)

Age: 75

Director since: 1979

(Affiliated) (c)

Areas of Expertise:

CEO experience

Growth initiatives

Financial expertise

International experience

Industry sectors –

infrastructure, power, property

Mr. Cockwell is a former Chief Executive Officer of the Corporation. Mr. Cockwell is a Heritage governor of the Royal Ontario Museum, a member of the Brookfield Properties Advisory Board and Chair of the Ryerson University Real Estate Advisory Committee.

Brookfield Board/Committee Membership				Public Board Membership During Last Five Years
Board				Brookfield Asset Management Inc. Norbord Inc. Teck Resources Limited Astral Media Inc. Brookfield Office Properties Inc.	1979 – Present 1987 – Present 2009 – Present 1997 – 2013 1999 – 2014
Number of Class A Shares, Deferred Share Units (DSUs), Restricted Share Units (RSUs) and Options Beneficially Owned, Controlled or Directed
	Class A Shares					Date at which Share
Year	Direct/ Indirect (f)	Pro Rata Interest (g)	DSUs	RSUs and Options	Total Number of Shares, DSUs, RSUs and Options	Ownership Guideline is to be Met (e)
2016	16,290,231	8,032,849	659,311	1,064,192
2015	16,221,483	7,851,851	647,559	1,232,942	26,046,583	Met
Change	68,748	180,998	11,752	(168,750)

J. Bruce Flatt (a) Age: 50 Director since: 2001 (Management) (d) Areas of Expertise: CEO experience Financial expertise Industry sectors – infrastructure, power, private equity, property

Mr. Flatt is the Chief Executive Officer of the Corporation. Mr. Flatt has been on more than 20 public company boards over the past two decades and, in addition to our Board, currently sits on the board of General Growth Properties, Inc. as its Chairman. Mr. Flatt does not sit on any external corporate boards. Mr. Flatt joined Brookfield in 1990 and became CEO in 2002.

	Brookfield Board/Committee Membership				Public Board Membership During Last Five Years
	Board				Brookfield Asset Management Inc. General Growth Properties, Inc. Brookfield Incorporações S.A. Brookfield Office Properties Inc. (j)	2001 – Present 2010 – Present 2011 – 2012 2011 – 2012
	Number of Class A Shares, Deferred Share Units (DSUs), Restricted Share Units (RSUs) and Options Beneficially Owned, Controlled or Directed
		Class A Shares					Date at which Share
	Year	Direct/ Indirect (f)	Pro Rata Interest (g)	DSUs	RSUs and Options	Total Number of Shares, DSUs, RSUs and Options	Ownership Guideline is to be Met (e)
	2016	7,386,715	26,108,245	841,417	1,674,177
	2015	5,917,562	21,346,784	807,068	3,061,677	36,010,554	Met
	Change	1,469,153	4,761,461	34,349	(1,387,500)

14 / BROOKFIELD ASSET MANAGEMENT INC.

Robert J. Harding,

C.M., F.C.A. (a) (j)

Age: 58

Director since: 1992

(Affiliated) (c)

Areas of Expertise:

Governance

Financial expertise

Government and public

policy

Industry sectors –

financial services,

infrastructure, power,

resources

Mr. Harding served as Non-Executive Chair of the Corporation from 1997 to 2010. Mr. Harding is a trustee of the Art Gallery of Ontario. Mr. Harding was the Chairman of NexJ Systems Inc. from 2006 to 2014 and a former Chair of the Board of Trustees of the Hospital for Sick Children.

Brookfield Board/Committee Membership		Public Board Membership During Last Five Years
Board		Brookfield Asset Management Inc. First Quantum Minerals Ltd. Manulife Financial Corporation NexJ Systems Inc. Norbord Inc.		1992 – Present 2013 – Present 2008 – 2014 2006 – 2014 1998 – 2015
Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
Year	Class A Shares	DSUs	Total Number of Shares and DSUs	Date at which Share Ownership Guideline is to be Met (e)
2016	1,081,200	604,837
2015	1,081,200	594,059	1,686,037	Met
Change	—	10,778

David W. Kerr (a) (k) Age: 72 Director since: 1987 (Affiliated) (c) Areas of Expertise: CEO experience Financial expertise International experience Industry sectors – financial services, resources

Mr. Kerr is the Chairman of Halmont Properties Corp., a real estate company. Mr. Kerr is a director of the Canadian Special Olympics Foundation and an Advisory Board member of York University’s Schulich School of Business. Mr. Kerr is the former Chairman and CEO of Falconbridge Ltd., a natural resources company.

	Brookfield Board/Committee Membership			Public Board Membership During Last Five Years
	Board Risk Management Committee			Brookfield Asset Management Inc. Halmont Properties Corporation BlackBerry Ltd. Sun Life Financial Inc.	1987 – Present 2009 – Present 2007 – 2013 2004 – 2013
	Number of Class A Shares and Deferred Share Units (DSUs) Beneficially Owned, Controlled or Directed
		Class A Shares				Date at which Share
	Year	Direct/ Indirect (f)	Pro Rata Interest (g)	DSUs	Total Number of Shares, DSUs	Ownership Guideline is to be Met (e)
	2016	3,241,928	2,409,856	24,410
	2015	3,341,928	2,355,556	21,196	5,676,194	Met
	Change	(100,000)	54,300	3,214

2016 MANAGEMENT INFORMATION CIRCULAR / 15

Note:

(a)

Elyse Allan, Philip Lind, Jeffrey Blidner, Jack Cockwell, Bruce Flatt, Robert Harding and David Kerr principally reside in Toronto, Ontario, Canada. Maureen Kempston Darkes principally resides in Toronto, Ontario, Canada and Lauderdale-by-the-Sea, Florida, U.S.A. Frank McKenna principally resides in Toronto, Ontario, Canada and Cap-Pelé, New Brunswick, Canada. Angela Braly principally resides in Indianapolis, Indiana, U.S.A. Marcel Coutu principally resides in Calgary, Alberta, Canada. Youssef Nasr principally resides in Beirut, Lebanon. Seek Ngee Huat principally resides in Singapore. Diana Taylor principally resides in New York, New York, U.S.A. George Taylor principally resides in St. Marys, Ontario, Canada. Lord O’Donnell principally resides in London, United Kingdom.

(b)

“Independent” refers to the Board’s determination of whether a director nominee is “independent” under Section 1.2 of the Canadian Securities Administrators’ National Instrument 58-101 — Disclosure of Corporate Governance Practices.

(c)

“Affiliated” refers to a director nominee who (i) owns greater than a de minimis interest in the Corporation (exclusive of any securities compensation earned as a director) or (ii) within the last two years has directly or indirectly (a) been an officer of or employed by the Corporation or any of its respective affiliates, (b) performed more than a de minimis amount of services for the Corporation or any of its affiliates, or (c) had any material business or professional relationship with the Corporation other than as a director of the Corporation. “de minimis” for the purpose of this test includes factors such as the relevance of a director’s interest in the Corporation to themselves and to the Corporation.

(d)

“Management” refers to director nominees who are current members of management of the Corporation. Mr. Flatt is the Chief Executive Officer of the Corporation and Mr. Blidner is a Senior Managing Partner of the Corporation. Messrs. Blidner and Flatt will not receive compensation in their capacity as directors of the Corporation in 2016 (see “Director Compensation” on page 38 of this Circular).

(e)

The Share Ownership Guideline for directors is to hold Class A Shares, DSUs or Restricted Shares with a value equal to three times their annual director’s retainer. See “Director Share and DSU Ownership Requirements” on page 41 of this Circular for further information. The value of three times the annual retainer for each non-management director and for the Chair is $450,000 and $1,500,000, respectively. As members of the Management Committee of the Corporation, Messrs. Blidner and Flatt are required to hold Class A Shares, DSUs or Restricted Shares with a value equal to five times their Base Salaries. See “Share Ownership Guidelines” on page 52 of this Circular for further information. The value of five times the Base Salary for Messrs. Flatt and Blidner is $3,000,000 and $2,349,600, respectively, converted at the average exchange rate for 2015 of C$1.00 = US$0.7832.

(f)	The figures in this column include Class A Shares held directly and indirectly, including those awarded under the Restricted Stock Plan.
(g)

The figures in this column include (i) the director’s pro rata interests in Class A Shares held by Partners Limited and PVI (on a consolidated basis) and (ii) the director’s Escrowed Shares, which also represent an indirect pro rata interest in Class A Shares. The value of these indirect pro rata interests is impacted by a number of factors including the terms of their ownership, the capital structure of each company, the value of the Class A Shares held by each company and their net liabilities and preferred share obligations (see “Principal Holders of Voting Shares” on page 4 of this Circular for further information on Partners Limited and PVI and “The Escrowed Stock Plan” on page 63 of this Circular for further information on Escrowed Shares). Partners Limited also owns 85,120 Class B Shares, but any indirect pro rata interest in those shares has been disregarded as de minimis.

(h)

Ms. Kempston Darkes was Group Vice-President and President, Latin America, Africa and Middle East, General Motors Corporation when the company filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in June 2009.

(i)

Mr. Cockwell was a director of Fraser Papers Inc. (“Fraser”) until April 2009. Fraser voluntarily applied and obtained an order for creditor protection under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) in June 2009, and on February 10, 2011, an Ontario court sanctioned an amended plan of compromise and arrangement under that statute that provided for, among other things, the sale of most of Fraser’s remaining property and the making of distributions to Fraser’s creditors.

(j)

Mr. Harding was a director of Fraser until April 2009. Fraser voluntarily applied and obtained an order for creditor protection under the CCAA in June 2009, and on February 10, 2011, an Ontario court sanctioned an amended plan of compromise and arrangement under that statute that provided for, among other things, the sale of most of Fraser’s remaining property and the making of distributions to Fraser’s creditors.

(k)

Mr. Kerr was a director of Canwest Global Communications Corp. (“Canwest”) when Canwest and certain of its subsidiaries voluntarily applied for and obtained an order for creditor protection under the CCAA in October 2009.

16 / BROOKFIELD ASSET MANAGEMENT INC.

Summary of 2016 Nominees for Director

The following summarizes the qualifications of the 2016 director nominees that led the Board to conclude that each director nominee is qualified to serve on the Board.

ALL DIRECTOR NOMINEES EXHIBIT:

• High personal and professional integrity and ethics	• A commitment to sustainability and social issues

• A proven record of success	• Inquisitive and objective perspective

• Experience relevant to Brookfield’s global activities	• Appreciation of the value of good corporate governance

The Board is comprised of 16 directors, which the Corporation considers an appropriate number given the diversity of its operations and the need for a variety of experiences and backgrounds to effectively oversee the governance of the Corporation and provide strategic advice to management. The Corporation reviews the expertise of incumbent and proposed directors in the areas listed in the chart below.

Class A Director Nominees	Current or Recent CEO Experience	Financial Expertise	Growth Initiatives Experience	Government and Public Policy Knowledge	Expertise in Board Governance	Legal Expertise	International Experience	Industry Experience
M. Elyse Allan	✓		✓	✓	✓			business services, energy, industrials, technology
Angela F. Braly	✓	✓		✓	✓	✓		health care
Marcel R. Coutu	✓	✓	✓	✓				energy, finance, oil and gas, power
Maureen Kempston Darkes	✓		✓	✓	✓	✓	✓	automotive manufacturing, oil and gas, power, rail
Frank J. McKenna				✓	✓	✓	✓	energy, financial services, power, real estate
Youssef A. Nasr	✓	✓		✓	✓		✓	financial services
Seek Ngee Huat		✓	✓	✓	✓		✓	real estate
Diana L. Taylor		✓	✓	✓	✓			real estate

Class B Director Nominees	Current or Recent CEO Experience	Financial Expertise	Growth Initiatives Experience	Government and Public Policy Knowledge	Expertise in Board Governance	Legal Expertise	International Experience	Industry Experience
Jeffrey M. Blidner			✓		✓	✓	✓	infrastructure, power, private equity, property
Jack L. Cockwell	✓	✓	✓				✓	infrastructure, power, property
J. Bruce Flatt	✓	✓						infrastructure, power, private equity, property
Robert J. Harding		✓		✓	✓			financial services, infrastructure, power, resources
David W. Kerr	✓	✓					✓	financial services, resources
Philip B. Lind				✓	✓		✓	communications, consumer products, power, real estate
Lord O’Donnell		✓		✓	✓		✓	financial services
George S. Taylor	✓	✓			✓			beverage, entertainment, food

2016 MANAGEMENT INFORMATION CIRCULAR / 17

Director Ownership in Publicly Traded Subsidiaries

The following is a description of the securities in publicly traded subsidiaries of the Corporation beneficially owned, directly or indirectly, or controlled by each director nominee:

No. of Securities
Class A Director Nominees	Brookfield Infrastructure Partners L.P.	Brookfield Property Partners L.P.	Brookfield Renewable Energy Partners L.P.
M. Elyse Allan (a)	1,800 LP Units
Angela F. Braly
Marcel R. Coutu	1,170 LP Units	1,800 LP Units
Maureen Kempston Darkes
Frank J. McKenna	4,000 LP Units		895 LP Units
Youssef A. Nasr		2,746 LP Units	3,000 LP Units
Seek Ngee Huat
Diana L. Taylor		1,000 LP Units 39,304 Deferred Units

No. of Securities
Class B Director Nominees	Brookfield Infrastructure Partners L.P.	Brookfield Property Partners L.P.	Brookfield Renewable Energy Partners L.P.
Jeffrey M. Blidner	6,366 LP Units	50,316 LP Units
Jack L. Cockwell (b)	418,946 LP Units	657,196 LP Units 332,910 RE (f) LP Units
J. Bruce Flatt (c)	129,927 LP Units	545,785 LP Units 106,816 Deferred Units
Robert J. Harding (d)
David W. Kerr (e)	163,224 LP Units	89,390 LP Units 26,030 RE (f) LP Units	65,000 LP Units
Philip B. Lind	135 LP Units	4,325 LP Units 5,850 RE (f) LP Units
Lord O’Donnell
George S. Taylor			54,300 LP Units

(a) Ms. Allan also owns 500 common shares of Norbord Inc., a publicly traded subsidiary of the Corporation (“Norbord”).

(b) Mr. Cockwell also owns 24,128 common shares of Norbord and 55,000 common shares of Acadian Timber Corp., a publicly traded subsidiary of the Corporation (“Acadian”).

(c) Mr. Flatt also owns 500 common shares of Norbord.

(d) Mr. Harding also owns 350 common shares of Norbord.

(e) Mr. Kerr also owns 70,000 common shares of Acadian, 10,611 common shares of Norbord and 30,000 common shares of Brookfield Real Estate Services Inc., a publicly traded subsidiary of the Corporation.

(f)  Redeemable/exchangeable operating partnership units that are economically equivalent to limited partnership units of Brookfield Property Partners L.P.

18 / BROOKFIELD ASSET MANAGEMENT INC.

2015 Director Attendance

We believe the Board cannot be effective unless it governs actively. We expect our directors to attend all Board meetings, all of their respective committee meetings, and the annual meeting of shareholders. Directors may participate by teleconference if they are unable to attend in person. The table below shows the number of Board and committee meetings each director attended in 2015. All director nominees attended at least 75% of the Board meetings in 2015, with 14 of 16 director nominees attending every Board meeting. The Board needs a quorum of at least seven directors in attendance for it to hold a meeting and transact business. The Board and its committees meet in camera without management present at all meetings, including those held by teleconference.

Class A Directors	Independent	All		Board	Audit Committee	Governance and Nominating Committee	Management Resources and Compensation Committee	Risk Management Committee
M. Elyse Allan (a)	yes	3 of 3	100%	3 of 3	—	—	—	—
Angela F. Braly (b)	yes	12 of 12	100%	7 of 7	5 of 5	—	—	—
Marcel R. Coutu	yes	20 of 20	100%	9 of 9	8 of 8	—	3 of 3	—
Maureen Kempston Darkes	yes	14 of 14	100%	9 of 9	—	—	1 of 1 (c)	4 of 4
Lance Liebman (d)	yes	8 of 10	80%	5 of 6	—	1 of 2 (d)	2 of 2 (d)	—
Frank J. McKenna	yes	12 of 12	100%	9 of 9	—	3 of 3	—	—
Youssef A. Nasr	yes	13 of 13	100%	9 of 9	—	—	—	4 of 4
James A. Pattison (e)	yes	4 of 4	100%	3 of 3	—	—	1 of 1	—
Seek Ngee Huat	yes	14 of 14	100%	9 of 9	—	1 of 1 (f)	—	4 of 4
Diana L. Taylor	yes	14 of 14	100%	9 of 9	3 of 3 (f)	3 of 3	2 of 2 (g)	—

Class B Directors	Independent	All		Board	Audit Committee	Governance and Nominating Committee	Management Resources and Compensation Committee	Risk Management Committee
Jeffrey M. Blidner	no	9 of 9	100%	9 of 9	—	—	—	—
Jack L. Cockwell	no	7 of 9	78%	7 of 9	—	—	—	—
J. Bruce Flatt	no	9 of 9	100%	9 of 9	—	—	—	—
Robert J. Harding	no	8 of 9	89%	8 of 9	—	—	—	—
David W. Kerr	no	10 of 13	77%	7 of 9	—	—	—	3 of 4
Philip B. Lind	yes	17 of 17	100%	9 of 9	8 of 8	—	—	—
Lord O’Donnell	no	9 of 9	100%	9 of 9	—	—	—	—
George S. Taylor	yes	17 of 17	100%	9 of 9	8 of 8	—	—	—

(a)	Ms. Allan was appointed to the Board on November 5, 2015 and attended the Board meetings from the date appointed.
(b)	Ms. Braly was elected to the Board and appointed to the Audit Committee on May 6, 2015.
(c)	Ms. Kempston Darkes was appointed to the Management Resources and Compensation Committee on November 5, 2015.
(d)	Mr. Liebman resigned from the Board, the Governance and Nominating Committee, as well as the Management Resources and Compensation Committee on November 5, 2015.
(e)	Mr. Pattison resigned from the Board and the Management Resources and Compensation Committee on May 6, 2015.
(f)	N.H. Seek was appointed to the Governance and Nominating Committee on November 5, 2015.
(g)	Ms. Taylor resigned from the Audit Committee on May 6, 2015 and was appointed to the Management Resources and Compensation Committee on May 6, 2015.

2016 MANAGEMENT INFORMATION CIRCULAR / 19

2015 Director Voting Results

Below are the results of the vote of holders of Class A Shares for the election of directors at the Corporation’s annual meeting of shareholders on May 6, 2015.

Director Nominee	Votes For	%	Votes Withheld	%
Angela F. Braly	419,208,562	99.92	329,984	0.08
Marcel R. Coutu	417,493,114	99.51	2,045,432	0.49
Maureen Kempston Darkes	416,431,796	99.26	3,106,750	0.74
Lance Liebman (a)	417,465,056	99.51	2,073,490	0.49
Frank J. McKenna	416,257,971	99.22	3,280,575	0.78
Youssef A. Nasr	418,503,012	99.75	1,035,534	0.25
Seek Ngee Huat	418,111,000	99.66	1,427,546	0.34
George S. Taylor	411,396,329	98.06	8,142,217	1.94

(a)	Mr. Liebman is not standing for re-election at the meeting on June 17, 2016.

At the May 6, 2015 meeting of shareholders, the holder of Class B Shares voted all 85,120 Class B Shares for each of the eight directors nominated for election by this shareholder class, namely Jeffrey M. Blidner, Jack L. Cockwell, J. Bruce Flatt, Robert J. Harding, David W. Kerr, Philip B. Lind, Lord O’Donnell and Diana L. Taylor.

3.      Appointment of External Auditor

On recommendation of the Audit Committee, the Board proposes the reappointment of Deloitte LLP as the external auditor of the Corporation. Deloitte LLP, including the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively “Deloitte”), is the principal external auditor of the Corporation and its reporting issuer subsidiaries (other than Brookfield Renewable Energy Partners L.P.). Deloitte has served as the external auditor of the Corporation since 1981. The appointment of the external auditor must be approved by a majority of the votes cast by holders of Class A Shares and by a majority of the votes cast by holders of Class B Shares who vote in respect of the resolution, each voting as a separate class.

On any ballot that may be called for in the appointment of the external auditor, the management representatives designated on the form of proxy intend to vote such shares FOR reappointing Deloitte LLP, an Independent Registered Public Accounting Firm, as the external auditor, and authorizing the directors to set the remuneration to be paid to the external auditor, unless the shareholder has specified on the form of proxy that the shares represented by such proxy are to be withheld from voting in relation to the appointment of the external auditor.

Principal Accounting Firm Fees

Aggregate fees billed to the Corporation and its subsidiaries for the fiscal year ended December 31, 2015 by Deloitte amounted to approximately $39.6 million, of which $37.8 million represented audit and audit-related fees. From time to time, Deloitte also provides consultative and other non-audit services to the Corporation and its subsidiaries and affiliates pursuant to an Audit and Non-Audit Services Pre-Approval Policy (the “Audit Policy”). The Audit Policy governs the provision of audit and non-audit services by the external auditor and is annually reviewed by the Audit Committee. The Audit Policy provides for the Audit Committee’s pre-approval of permitted audit, audit-related, tax and other non-audit services. It also specifies a number of services the provision of which is not permitted by the external auditor, including the use of the external auditor for the preparation of financial information, system design and implementation assignments.

20 / BROOKFIELD ASSET MANAGEMENT INC.

The following table sets forth further information on the fees billed by Deloitte to the Corporation and its consolidated subsidiaries for the fiscal years ended December 31, 2015 and December 31, 2014.

	2015			2014
$ millions	Brookfield	Subsidiaries of Brookfield	Total	Brookfield	Subsidiaries of Brookfield	Total
Audit	2.3	28.9	31.2	2.8	22.4	25.2
Audit-related	—	6.6	6.6	—	5.4	5.4
Tax	—	1.4	1.4	—	2.3	2.3
All other fees	0.2	0.2	0.4	0.2	0.2	0.4
Total fees	2.5	37.1	39.6	3.0	30.3	33.3

Audit fees include fees for services that would normally be provided by the external auditor in connection with statutory and regulatory filings or engagements, including fees for services necessary to perform an audit or review in accordance with generally accepted auditing standards. This category also includes services that generally only the external auditor reasonably can provide, including comfort letters, statutory audits, attest services, consents and assistance with and review of certain documents filed with securities regulatory authorities.

Audit-related fees are for assurance and related services, such as due diligence services, that traditionally are performed by the external auditor. More specifically, these services include, among others: employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

Tax fees are principally for assistance in tax return preparation and tax advisory services. All other fees include fees for translation, litigation and advisory support services.

The Audit Committee has received representations from Deloitte regarding its independence and has considered the relations described above in arriving at its determination that Deloitte is independent of the Corporation.

4.      Advisory Resolution on Approach to Executive Compensation

The Corporation believes that its compensation objectives and approach to executive compensation appropriately align the interests of management with the long-term interests of shareholders. Details of the Corporation’s approach to executive compensation is disclosed in the “Compensation Discussion and Analysis” beginning on page 42 of this Circular.

The Corporation has a policy providing that holders of Class A Shares have the opportunity to cast an advisory vote on the Corporation’s approach to executive compensation on an annual basis. This policy reflects the Corporation’s ongoing efforts to meet its objectives and ensure a high level of shareholder engagement. The Board, with Messrs. Blidner and Flatt abstaining, unanimously recommends that holders of Class A Shares vote in favour of the following advisory resolution (the “Say on Pay Resolution”):

Resolved, on an advisory basis and not to diminish the role and responsibilities of the Board, that the holders of Class A Limited Voting Shares accept the approach to executive compensation disclosed in this Circular.

Shareholder Vote Results

Because the Say on Pay Resolution is an advisory vote, the results are not binding upon the Board. However, the Board and the Management Resources and Compensation Committee of the Board will take the results of the vote into account when considering future compensation policies, procedures and decisions. The Board welcomes comments and questions on the Corporation’s executive compensation practices. Shareholders who wish to contact the Chair or other Board members can do so through the Corporate Secretary of the Corporation.

On any ballot that may be called for on the Say on Pay Resolution, the management representatives designated in the form of proxy intend to cast the votes to which the shares represented by such proxy are entitled FOR the Say on Pay Resolution, unless the shareholder has specified in the form of proxy that the shares represented by such proxy are to be voted against the Say on Pay Resolution.

2016 MANAGEMENT INFORMATION CIRCULAR / 21

5.      Adoption of a New Management Share Option Plan

The Corporation’s use of options to acquire Class A Shares is an important component of its long-term incentive compensation arrangements for executives. The Corporation believes that this practice achieves alignment between executives and shareholder interests and assists in attracting and retaining qualified and motivated senior executives and employees.

The Corporation’s 2012 Management Share Option Plan (the “2012 Plan”) provides for the issuance of up to 22,500,000 Class A Shares pursuant to the exercise of options granted under the 2012 Plan. As at May 2, 2016, options to acquire 16,385,048 Class A Shares have been granted under the 2012 Plan, leaving 5,954,039 available for further grants. On February 11, 2016, the Board of Directors approved a new Management Share Option Plan (the “2016 Plan”), which, in accordance with the requirements of the TSX, requires shareholder approval. The purpose of establishing the 2016 Plan is to ensure that there remains a sufficient number of options to acquire Class A Shares available for issuance to enable the Corporation to continue its current practice of granting options as an alternative to cash compensation to its executives. The 2016 Plan has substantially the same material terms as the 2012 Plan, other than that the maximum number of Class A Shares issuable under the 2016 Plan is 15,000,000. See “Security-Based Compensation Arrangements” on pages 61 to 64 of this Circular for a summary of the terms of the 2016 Plan and the amendments made to the Option Plans since the 2012 Plan was adopted by the holders of Class A Shares in May 2012.

The following table shows the number of options outstanding and available to be awarded under the Corporation’s 1997 Management Share Option Plan (the “1997 Plan”), the 2007 Management Share Option Plan (the “2007 Plan”), the 2009 Management Share Option Plan (the “2009 Plan”) and the 2012 Plan as at May 2, 2016. (See “Security-Based Compensation Arrangements” and “Securities Authorized for Issue Under Incentive Plans” on pages 61 to 64 of this Circular for information about the 1997 Plan, the 2007 Plan, the 2009 Plan and the 2012 Plan.) During the 12 months ended May 2, 2016, 14,546,781 options were disposed of or exercised (representing approximately 1.5% of the issued and outstanding Class A Shares.)

Options Outstanding and Available to be Awarded as at May 2, 2016

Plan	Options Outstanding	Options Available to be Awarded	Total Outstanding and Available to be Awarded
1997 Plan	1,840,172	— (a)	1,840,172
2007 Plan	9,029,087	— (a)	9,029,087
2009 Plan	14,076,046	140,740	14,216,786
2012 Plan	16,385,048	5,954,039	22,339,087
Total	41,330,353	6,094,779	47,425,132

(a) The Corporation previously determined that it will not grant any further options under the 1997 Plan or the 2007 Plan.

The aggregate dilution represented by unexercised options awarded under the 1997 Plan, the 2007 Plan and the 2009 Plan, together with (i) the unexercised options and options available to be awarded under the 2012 Plan and (ii) the 15,000,000 options available to be awarded under the 2016 Plan, equals 62,425,132 Class A Shares, which is approximately 6.3% of the 986,983,551 issued and outstanding Class A Shares as at May 2, 2016. The Corporation plans to continue to grant further options under the 2012 Plan if the 2016 Plan is approved by the holders of Class A Shares but no further options will be granted under the 2009 Plan.

Shareholder Approval

The TSX requires shareholder approval of the adoption of the 2016 Plan described above by a majority of the votes cast at the meeting by holders of Class A Shares. The Board of Directors unanimously recommends that holders of Class A Shares vote in favour of the following resolution (the “2016 Plan Resolution”):

Resolved that the 2016 Management Share Option Plan of the Corporation is hereby approved;

And that any director or officer of the Corporation is hereby authorized for and in the name of and on behalf of the Corporation to execute or cause to be executed, and to deliver or cause to be delivered, all such documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary or desirable to carry out the intent of this resolution.

On any ballot that may be called for on the 2016 Plan Resolution, the management representatives designated on the enclosed form of proxy intend to cast the votes to which the shares represented by such proxy are entitled in favour of the 2016 Plan Resolution, unless the shareholder has specified on the enclosed form of proxy that the shares represented by such proxy are to be voted against the 2016 Plan Resolution.

22 / BROOKFIELD ASSET MANAGEMENT INC.

PART THREE – STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Governance

The Corporation is committed to good corporate governance. As such, we aim to continue to strengthen Board and management accountability to maintain public trust in the Corporation, and promote the long-term interests of our shareholders.

Corporate Governance

•  10 Independent Director Nominees

•  Separate Chair and CEO

•  Private Sessions of Independent Directors after each Board Meeting

•  Risk Oversight by the Risk Management Committee

•  Annual Board and Committee Self-Evaluations

•  All Directors Attended at least 75% of Meetings Held

•  Robust Code of Conduct

•  Only Independent Directors on Audit, Governance and Nominating, and Management Resources and Compensation Committees

•  Board Diversity Policy

Shareholder Rights • Annual Election of Directors • Majority Voting for Directors • Cumulative Voting for Directors • Active Shareholder Engagement

Compensation

•  Executive Compensation Program Driven by Strong Pay for Performance Philosophy (described in the “Compensation Discussion and Analysis” section of this Circular)

•  Director Share Ownership Guidelines requiring directors to hold shares and share units having a value of at least 3x their annual retainer

•  Independent Directors required to take 25% of their Retainer in Deferred Share Units, regardless of ownership

•  Share Retention Policy and Post Exercise Hold Period Requirements for Executives

•  Incentive Awards subject to Clawback

•  Anti-hedging, Short Sale and Pledging Restrictions

The Corporation’s comprehensive corporate governance policies and practices are consistent with the guidelines for corporate governance adopted by Canadian Securities Administrators (“CSA”) and the TSX. The Corporation’s corporate governance practices and policies are also consistent with the requirements of the U.S. Securities and Exchange Commission, the listing standards of the NYSE and the applicable provisions under the U.S. Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).

Board of Directors

Mandate of the Board

The Board oversees the management of the Corporation’s business and affairs directly and through four standing committees: Audit, Governance and Nominating, Management Resources and Compensation and Risk Management (collectively, the “Committees”). The responsibilities of the Board and each Committee, respectively, are set out in written charters, which are reviewed and approved annually by the Board. All Board and Committee charters are posted on the Corporation’s website, www.brookfield.com under “The Company/Corporate Governance.” The Board charter is also attached as Appendix A to this Circular.

The Board is responsible for:

•	overseeing the Corporation’s long-term strategic planning process and reviewing and approving its annual business plan;

•	reviewing major strategic initiatives to determine whether management’s proposed actions accord with long-term corporate goals and shareholder objectives;

•	appointing the Chief Executive Officer (the “CEO”), overseeing the selection of other members of senior management and reviewing succession planning;

•	assessing management’s performance against approved business plans;

•	reviewing and approving the reports issued to shareholders, including annual and interim financial statements;

•	overseeing management’s approach to managing the impact of key risks facing the Corporation;

•	promoting effective corporate governance; and

•	safeguarding shareholders’ equity interests through the optimum utilization of the Corporation’s capital resources.

2016 MANAGEMENT INFORMATION CIRCULAR / 23

Expectations of Directors

The Board has adopted a charter of expectations for directors (the “Charter of Expectations”), which sets out the Corporation’s expectations for personal and professional competencies, share ownership, meeting attendance, conflicts of interest, changes of circumstance, and resignation events. Directors are expected to bring any potential conflict of interest to the attention of the Chair or a Committee Chair in advance, and refrain from voting on such matters. Directors are also expected to submit their resignations to the Chair if: (i) they become unable to attend at least 75% of the Board’s regularly scheduled meetings; or (ii) if they become involved in a legal dispute, regulatory or similar proceedings, take on new responsibilities or experience other changes in personal or professional circumstances that could adversely affect the Corporation or their ability to serve as a director. The Charter of Expectations is reviewed annually and a copy is posted on the Corporation’s website, www.brookfield.com under “The Company/ Corporate Governance.”

Meetings of the Board

The Board meets at least twice each quarter: once to review and approve the Corporation’s quarterly earnings and consider dividend payments and once to review specific items of business, including transactions and strategic initiatives. The addition of a second quarterly Board meeting started in August 2015. The Board holds additional meetings as necessary to consider other business. The Board also meets once a year to review the Corporation’s annual business plan and long-term strategy. In 2015, there were six regularly scheduled meetings, three special meetings and one strategy session. Eight quarterly meetings and one strategy session are scheduled for 2016. The agenda for regularly scheduled Board meetings is set by the Chair, with input from the CEO and Chief Financial Officer (the “CFO”), before circulation to the full Board.

Meetings of Independent Directors

Private sessions of the independent directors without management and affiliated directors present are held at the end of each regularly scheduled and special Board meeting, chaired by the Chair, who reports back to the CEO on any matters requiring action by management. There were nine private meetings of independent directors during 2015.

Private sessions of the Committees without management and affiliated directors present are also held after each Committee meeting, chaired by the respective Committee Chair, who reports back to an appropriate executive on any matters requiring action by management.

24 / BROOKFIELD ASSET MANAGEMENT INC.

Independent Directors

The Board has a policy that at least a majority of its directors are independent in order to ensure that the Board operates independent of management and effectively oversees the conduct of management. The Corporation obtains information from its directors annually to determine their independence. The Board determines which directors are considered to be independent based on the recommendation of the Governance and Nominating Committee of the Board (the “Governance Committee”), who evaluates director independence based on the guidelines set forth under applicable securities laws.

In this process, the Board conducts an analysis of each director nominee to determine if they are an affiliated director (all director nominees who are also current members of management are, by definition, affiliated directors) or an independent director.

The following table shows the directors standing for election at the meeting and whether each nominee will be an Independent1, Affiliated2 or Management3 director.

	Independent	Affiliated	Management	Reason for Affiliated or Management Status
M. Elyse Allan	✓

Jeffrey M. Blidner		✓	✓	Mr. Blidner is a Senior Managing Partner of the Corporation

Angela F. Braly	✓

Jack L. Cockwell		✓		Mr. Cockwell is a shareholder, director and the Chairman of Partners Limited

Marcel R. Coutu	✓

J. Bruce Flatt		✓	✓	Mr. Flatt is the CEO of the Corporation

Robert J. Harding		✓		Mr. Harding is a former Chairman of the Corporation

Maureen Kempston Darkes	✓

David W. Kerr		✓		Mr. Kerr is a shareholder and director of Partners Limited

Philip B. Lind	✓

Frank J. McKenna	✓

Youssef A. Nasr	✓

Lord O’Donnell		✓		Lord O’Donnell serves as a senior advisor to the Corporation in Europe

Seek Ngee Huat	✓

Diana L. Taylor	✓

George S. Taylor	✓

The Board considers that the 10 directors listed as Independent above (approximately 63% of the Board) are independent.

1

“Independent” refers to the Board’s determination of whether a director nominee is “independent” under Section 1.2 of the Canadian Securities Administrator’s National Instrument 58-101 — Disclosure of Corporate Governance Practices.

2

“Affiliated” refers to a director nominee who (a) owns greater than a de minimis interest in the Corporation (exclusive of any securities compensation earned as a director) or (b) within the last two years has directly or indirectly (i) been an officer of or employed by the Corporation or any of its respective affiliates, (ii) performed more than a de minimis amount of services for the Corporation or any of its affiliates, or (iii) had any material business or professional relationship with the Corporation other than as a director of the Corporation. “de minimis” for the purpose of this test includes factors such as the relevance of a director’s interest in the Corporation to themselves and to the Corporation.

3	“Management” refers to a director nominee who is a current member of management of the Corporation.

2016 MANAGEMENT INFORMATION CIRCULAR / 25

Term Limits and Board Renewal

The Governance Committee leads the effort to identify and recruit candidates to join the Board. In this context, the Governance Committee’s view is that the Board should reflect a balance between the experience that comes with longevity of service on the Board and the need for renewal and fresh perspectives.

The Governance Committee does not support a mandatory retirement age, director term limits or other mandatory Board turnover mechanisms because its view is that such policies are overly prescriptive; therefore the Corporation does not have term limits or other mechanisms that compel Board turnover. The Governance Committee does believe that periodically adding new voices to the Board can help the Corporation adapt to a changing business environment and Board renewal continues to be a priority.

The Governance Committee reviews the composition of the Board on a regular basis in relation to approved director criteria and skill requirements and recommends changes as appropriate to renew the Board (see the “Governance and Nominating Committee” section in this Statement of Corporate Governance Practices for further information on the Corporation’s process to identify candidates for election to the Board). Assuming all director nominees are elected at the meeting, 10 new directors will have joined the Board over the past 10 years, with six new directors, four of whom are independent, having joined the Board over the past four years (a turnover of 38% of the Board). The Board tenure profile of the Corporation is set out below.

Board Diversity Policy

Brookfield is committed to enhancing the diversity of the Board. The Corporation’s deep roots in many global jurisdictions inform its perspective on diversity and the Corporation’s view is that its Board should reflect a diversity of backgrounds relevant to its strategic priorities. This includes such factors as diversity of business expertise and international experience, in addition to geographic and gender diversity.

To achieve the Board’s diversity goals, it has adopted the following written policy:

•                                           Board appointments will be based on merit, having due regard for the benefits of diversity on the Board, so that each nominee possesses the necessary skills, knowledge and experience to serve effectively as a director;

•                                           In the director identification and selection process, diversity on the Board, including gender diversity, will influence succession planning and be a key criterion in adding new members to the Board; and

•                                           The Board has a gender diversity target of ensuring at least 30% of independent directors are women.

Currently, of the 10 independent directors and 16 total number of directors on the Board, four directors are women (all are independent directors, three are standing for re-election and one new director, Ms. Elyse Allan, is standing for election for the first time). Therefore, if all of the director nominees are elected at the meeting there will be four women on the Board, or 40% of the independent directors on the Board and 25% of the entire Board.

The Governance Committee is responsible for implementing the Board diversity policy, monitoring progress towards the achievement of its objectives, and recommending to the Board any necessary changes that should be made to the policy.

Director Share Ownership Guidelines

The Charter of Expectations sets forth share ownership requirements of directors, which are in place because the Corporation believes that directors can better represent shareholders if they have economic exposure to the Corporation themselves. The Corporation requires that each director hold Class A Shares, Restricted Shares and/or Deferred Share Units (“DSUs”) in the Corporation having, in the aggregate, a value equal to at least three times the director’s annual retainer fee (the “Annual Retainer”), as determined by the Board from time to time. New directors will have five years from the date of joining the Board to achieve this minimum economic ownership requirement. Directors will be required to take one-half of their Annual Retainer in the form of DSUs until the minimum share ownership level is achieved. Thereafter, all independent directors will still be required to take one-quarter of their Annual Retainer in the form of DSUs.

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Anti-Hedging Policy

In order to maintain the alignment of interests between the Corporation and its directors, the Corporation prohibits all directors, including management and affiliated directors, from using derivatives or other financial instruments to retain legal ownership of their shares or share units in the Corporation while reducing their exposure to changes in the Corporation’s share price. Moreover, a director may not hold a short position in any security of the Corporation or its affiliates, either by way of a short sale or by utilizing derivatives.

Director Orientation

New directors are provided with a comprehensive orientation package, which includes information on the Corporation’s various businesses, its culture, its corporate governance practices and the Board and Committee framework in place to manage the Corporation’s affairs and oversee management. Each new director is informed of the expectations that will be placed on them and the commitment they will be asked to make to the Corporation. New directors have private educational sessions with the Chair and the CEO and other members of senior management prior to or upon joining the Board.

Director Education and Site Visits

The Corporation provides regular continuing education for directors. Time is set aside at all regularly scheduled Board meetings for presentations on different areas of the Corporation’s businesses, led by executives responsible for or familiar with these operations. This includes at least one presentation each quarter that provides directors with an in-depth analysis of a business unit of the Corporation in order to further educate the directors about Brookfield. Also, presentations on new developments and trends in corporate governance and director fiduciary duties are provided as appropriate.

Director dinners, with management present, are held before or immediately following all regularly scheduled Board meetings, and director education is provided at these dinners by way of presentations on areas relevant to Brookfield’s businesses. These dinners increase director knowledge of various business activities and initiatives. More junior executives are invited to Board dinners in order to provide directors with exposure to “high potential” executives and better enable the Board to assess the Corporation’s bench strength from a succession standpoint.

In 2014, the Corporation launched a two-year initiative of onsite visits to the Corporation’s facilities in key markets outside Toronto and New York, where regularly scheduled Board meetings are normally held. These site visits were designed to provide an opportunity for directors to learn about the Corporation’s major businesses by viewing the operations firsthand and meeting in person with local management.

Los Angeles Visit: In November 2014, 15 of the 16 directors on the Board, including all of the independent directors, visited certain of the Corporation’s assets in Los Angeles, California and surrounding areas. The greater Los Angeles area was selected because the region is home to operations representing four main Brookfield business groups. While in Southern California, the Board visited office properties, wind farms, residential developments, a seaport and a retail mall.

London Visit: In September 2015, 14 of the 16 directors on the Board, including all of the independent directors, visited certain of the Corporation’s assets in London, UK and surrounding areas. London was selected as it is home to Brookfield’s European head office and the UK has operations representing all four of Brookfield’s main business groups. While in London, the Board visited with local management teams to receive presentations educating them on various assets, and also met with community leaders in order to strengthen the Corporation’s UK business relationships.

Director Commitments

The Governance Committee monitors the demands placed on each director’s time and attention outside of their service on the Board. This includes, among other things, reviewing the number of other public company boards that a director sits on to ensure that no director has excessive commitments to other public companies that may result in a reduced ability for the director to provide effective oversight as a Board member. In this regard, each director is required to notify the Chair prior to accepting a directorship at another public company.

The view of the Governance Committee is that a policy limiting the number of other public company boards that a director can sit on is overly prescriptive and would unnecessarily limit our pool of candidate directors. Instead, the Governance Committee’s philosophy is to consider all outside commitments of a director in context and make a determination that each director is able to serve effectively on behalf of the Corporation’s shareholders. The Governance Committee has determined that all director nominees at the meeting are able to devote the time and attention required to provide effective oversight as a Board member.

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Interlocking Directorships

The Governance Committee monitors interlocking board and committee memberships among all directors. Board interlocks exist when two directors of one company sit on the board of another company and committee interlocks exist when two directors sit together on another board and are also members of the same board committee. There is currently one board and one committee interlock among the Corporation’s independent directors: Mr. Coutu and Ms. Kempston Darkes serve together on the board of directors of Enbridge Inc., an energy delivery company, and serve together on the Safety & Reliability Committee of Enbridge Inc. No other board or committee interlocks exist. In March 2016, the Governance Committee determined that there were no interlocking board or committee memberships that were expected to adversely affect the ability of interlocking directors to act independently from each other and to act in the Corporation’s best interests.

Committees of the Board

The four standing Committees of the Board assist in the effective functioning of the Board and help ensure that the views of independent directors are effectively represented:

•                        Audit Committee;

•                        Governance and Nominating Committee;

•                        Management Resources and Compensation Committee; and

•                        Risk Management Committee.

The responsibilities of these Committees, respectively, are set out in written Charters, which are reviewed and approved annually by the Board. The Charter of each Committee, which includes the position description of its respective Committee Chair, can be found on the Corporation’s website, www.brookfield.com under “The Company/Corporate Governance.” It is the Board’s policy that all Committees, except the Risk Management Committee, must consist entirely of independent directors. The Risk Management Committee must consist of a majority of independent directors and not include any current members of management. Special committees may be formed from time to time to review particular matters or transactions. While the Board retains overall responsibility for corporate governance matters, each standing Committee has specific responsibilities for certain aspects of corporate governance, in addition to their other responsibilities, as described below.

Audit Committee

The Audit Committee is responsible for monitoring the Corporation’s systems and procedures for financial reporting and associated internal controls, and the performance of the Corporation’s external and internal auditors. It is responsible for reviewing certain public disclosure documents before their approval by the full Board and release to the public, such as the Corporation’s quarterly and annual financial statements and management’s discussion and analysis. The Audit Committee is also responsible for recommending the Independent Registered Public Accounting Firm to be nominated for appointment as the external auditor, and for approving the assignment of any non-audit work to be performed by the external auditor. The Audit Committee meets regularly in private session with the Corporation’s external auditor and internal auditor, without management present, to discuss and review specific issues as appropriate. The Audit Committee met eight times in 2015.

In addition to being independent directors as described above, all members of the Audit Committee must meet an additional “independence” test under Canadian Securities laws and the Sarbanes-Oxley Act, in that their directors’ fees must be and are the only compensation they receive, directly or indirectly, from the Corporation. Further, the Audit Committee requires that all its members disclose any form of association with a present or former internal or external auditor of the Corporation to the Board for a determination as to whether this association affects the independent status of the director.

At May 2, 2016, the Audit Committee is comprised of the following four directors: George S. Taylor (Chair), Angela F. Braly, Marcel R. Coutu and Philip B. Lind. The Board has determined that all of these directors are independent for Audit Committee service and financially literate, and that Mr. Taylor and Mr. Coutu each qualify as a “designated financial expert.” Mr. Taylor is a Certified Management Accountant and has extensive financial and senior management experience with a public company as an executive of John Labatt Limited from 1977 to 1995. He has served as an audit committee member and audit committee chair for a number of public companies and non-profit organizations during his business career. Ms. Braly is the former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc., and she currently serves on the audit committees of Lowe’s Companies, Inc. and The Procter and Gamble Company. Mr. Coutu has a Master of Business Administration degree and over 25 years’ experience in investment banking and corporate finance. He is the former President and Chief Executive Officer of Canadian Oil Sands Limited. Mr. Lind, the Vice Chairman of Rogers Communications, has over 45 years of senior management experience. Messrs. Taylor, Coutu and Lind were members of the Audit Committee throughout 2015, while Ms. Braly has served as a member of the Audit Committee since May 2015.

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For more information about the Audit Committee as required by Part 5 of National Instrument 52-110 — Audit Committees, see the Corporation’s Annual Information Form for the year ended December 31, 2015 (the “AIF”) which is available on SEDAR at www.sedar.com and EDGAR at www.sec.gov/edgar.

Governance and Nominating Committee

It is the responsibility of the Governance Committee, in consultation with the Chair, to assess from time to time the size and composition of the Board and its Committees; to review the effectiveness of the Board’s operations and its relations with management; to assess the performance of the Board, its Committees and individual directors; to review the Corporation’s statement of corporate governance practices; and to review and recommend the directors’ compensation. The Governance Committee met three times in 2015.

The Governance Committee reviews annually the guidelines which apply to the Corporation’s investment and capital markets activities, including the thresholds and other criteria governing when such activities can be approved by management and when Board approval is required.

The Board has in place a formal procedure for evaluating the performance of the Board, its Committees and individual directors – the Governance Committee reviews the performance of the Board, its Committees and the contribution of individual directors on an annual basis (see the “Board, Committee and Director Evaluation” section in this Statement of Corporate Governance Practices for further information on the annual director evaluation process).

The Governance Committee is responsible for reviewing the credentials of proposed nominees for election or appointment to the Board and for recommending candidates for Board membership, including the candidates proposed to be nominated for election to the Board at the annual meeting of shareholders. To do this, the Governance Committee maintains an “evergreen” list of candidates to ensure outstanding candidates with needed skills can be quickly identified to fill planned or unplanned vacancies. Candidates are assessed in relation to the criteria established by the Board to ensure that the Board has the appropriate mix of talent, quality, skills, diversity, perspectives and other requirements necessary to promote sound governance and Board effectiveness.

The Governance Committee reviews, at least once a year, the composition of the Committees to ensure that Committee membership complies with the relevant governance guidelines, that the workload for independent directors is balanced, and that Committee positions are rotated as appropriate. In doing so, the Governance Committee consults with the Chair and makes recommendations to the Board, which appoints Committee members.

At May 2, 2016, the Governance Committee was comprised of the following three directors: Frank J. McKenna (Chair), Seek Ngee Huat and Diana L. Taylor, all of whom are independent directors. Mr. McKenna also serves as the Board’s Chair. Mr. McKenna and Ms. Taylor were members of the Governance Committee throughout 2015, while Seek Ngee Huat has served as a member of the Governance Committee since November 2015.

Management Resources and Compensation Committee

The Management Resources and Compensation Committee (the “Compensation Committee”) is responsible for reviewing and reporting to the Board on management resource planning, including succession planning and proposed senior management appointments, the job descriptions and annual objectives of senior executives, the form of executive compensation in general including an assessment of the risks associated with the compensation plans, and the levels of compensation of the CEO and other senior executives. The Compensation Committee also reviews the performance of senior management against written objectives and reports thereon. The Compensation Committee met three times in 2015.

The Board has adopted a stringent test of independence for all members of the Compensation Committee, which entails that the Board has determined that all Compensation Committee members are independent from management in connection with the duties of a Compensation Committee member. This test mirrors the independence test in the listing standards of the NYSE. Additionally, the Compensation Committee evaluates the independence of any advisor it retains using the aforementioned NYSE independence test. The Board has adopted a governance policy that not more than one-third of the members of the Compensation Committee may be current chief executive officers of a publicly traded entity.

At May 2, 2016, the Compensation Committee was comprised of the following three directors: Diana L. Taylor (Chair), Marcel R. Coutu and Maureen Kempston Darkes, all of whom meet the additional criteria for independence described in the paragraph above. None of the Compensation Committee members is currently the chief executive officer of a publicly traded entity. Mr. Coutu was member of the Compensation Committee throughout 2015, while Ms. Taylor has served as a member of the Compensation Committee since May 2015 (and Chair since November 2015) and Ms. Kempston Darkes has served as a member of the Compensation Committee since November 2015.

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Risk Management Committee

The Risk Management Committee is responsible for monitoring the Corporation’s financial and non-financial risk exposures, including market, credit, operational, reputational, litigation and regulatory, fraud, bribery and corruption, health, safety and the environment, strategic, systemic and business risks, and the steps senior management has taken to monitor and control such risk exposures. It reviews annually the guidelines which apply to the Corporation’s treasury and risk management activities and also oversees the Corporation’s overall risk management activities. The Committee regularly reports to the Board on its proceedings and any significant matters that it has addressed. The Risk Management Committee met four times in 2015.

At May 2, 2016, the Risk Management Committee was comprised of the following four directors: Maureen Kempston Darkes (Chair), David W. Kerr, Youssef A. Nasr and Seek Ngee Huat, all of whom are independent directors except for Mr. Kerr, who is an affiliated director. Ms. Kempston Darkes and Messrs. Kerr, Nasr and Seek were members of the Risk Management Committee throughout 2015.

Reporting

Each Committee Chair provides a report to the Board following a quarterly meeting, provided one has taken place that quarter. The Committee report to the Board provides a review of the matters that came before the Committee during its meeting and a summary of any decisions that the Committee made. Additionally, during the Committee’s report, the Committee will recommend any resolutions that it proposes for adoption by the Board. On an annual basis, each Committee provides a report to shareholders highlighting its work and achievements during the prior year.

Board, Committee and Director Evaluation

The Board believes that a regular and formal process of evaluation improves the performance of the Board as a whole, the Committees and individual directors. Each year, a survey is sent to independent directors inviting comments and suggestions on areas for improving the effectiveness of the Board and the Committees. The results of this survey are reviewed by the Governance Committee, which makes recommendations to the Board as required. Each independent director also receives a self-assessment questionnaire and all directors are required to complete a skill-set evaluation which is used by the Governance Committee for planning purposes.

The Chair holds private interviews with each director annually to discuss the operations of the Board and the Committees, and to provide any feedback on the individual director’s contributions. This interview process also includes a peer review, where each director is asked to provide feedback to the Chair on the performance of their colleagues on the Board. The Chair reports on these interviews to the Governance Committee as a basis for recommending to the Board the directors to be nominated for election at the next annual meeting of shareholders.

Board and Management Responsibilities

Separate Chair and CEO

The Corporation formally separates the positions of Chair and CEO and reserves the Chair position for an independent director. The Chair is Frank McKenna, an independent director, and the CEO is Bruce Flatt. The Board has adopted written position descriptions for each of the Chair and CEO, which are summarized below, as well as position descriptions for each Committee Chair. These position descriptions are reviewed annually by the Board and posted on the Corporation’s website, www.brookfield.com under “The Company/Corporate Governance.”

The Chair manages the business of the Board and ensures that the functions identified in the Board’s Charter are being carried out effectively by the Board and the Committees. In addition, the Chair is responsible for: approving the agenda for each Board meeting after consultation with the CEO and the CFO; ensuring directors receive the information required to perform their duties; ensuring an appropriate Committee structure is in place; providing for an evaluation system to assess the performance of the Board as a whole, the Committees and individual directors; and working with the CEO and senior management of the Corporation in monitoring progress on strategic planning, policy implementation and succession planning. The Chair also presides over all private sessions of the independent directors of the Board that take place following each Board meeting and is responsible for ensuring that matters raised during these meetings are reviewed with management and acted upon.

The CEO provides leadership to the Corporation and, subject to approved policies and direction by the Board, manages the business and affairs of the Corporation and oversees the execution of its strategic plan. In addition, the CEO is responsible for the following functions: presenting to the Board for approval an annual strategic plan for the Corporation; presenting to the Board for approval the Corporation’s capital and operating plans on an ongoing basis; acting as the primary spokesperson for the Corporation; presenting to the Board for approval an annual assessment of senior management and succession plans; recommending the appointment or

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termination of any senior executive of the Corporation; and, together with the CFO, ensuring that controls and procedures are in place to ensure the accuracy and integrity of the Corporation’s financial reporting and public disclosures.

Management’s Relationship to the Board

The Corporation’s senior management team reports to and is accountable to the Board. Members of management attend Board meetings at the invitation of the Board Chair and Committee meetings at the invitation of the respective Committee Chairs.

The information provided by management to directors is critical to Board effectiveness. In addition to the reports presented to the Board and the Committees at meetings, the directors are also kept informed by management on a timely basis of corporate developments and key decisions taken by management in pursuing corporate objectives. The directors annually evaluate the quality, completeness and timeliness of information provided by management to the Board.

Strategic Planning

The Board oversees the Corporation’s strategy to provide world-class alternative asset management services on a global basis, focused on real assets such as property, renewable power, infrastructure, and private equity investments. To facilitate this, the Corporation develops an annual business plan to ensure the compatibility of shareholder, Board and management views on the Corporation’s strategic direction and performance targets, and the effective use of shareholder capital. The Board meets once a year at an annual strategy session to review the strategic initiatives and annual business plan submitted by senior management.

At the Board’s annual strategy session, the Board reviews the Corporation’s business model, which is to utilize a global reach to identify and acquire high quality assets at favourable valuations, finance them prudently, and then seek to enhance the cash flows and values of these assets through established operating business groups. The Corporation’s strategic plan is designed to achieve attractive long-term total returns for shareholders while minimizing risk. At the annual strategy session, the Board evaluates the strategic plan and management’s annual accomplishments versus the corporate objectives set forth in the plan.

The Board must approve the annual business plan, which provides a mandate for senior management to conduct the affairs of the Corporation within the terms of the plan. Material deviations from the annual business plan are reported to and considered by the Board.

Time is spent at each Board meeting discussing the Corporation’s strategy with management in the context of corporate opportunities and strategic initiatives across the organization. On a quarterly basis, the Board reviews the current global economic climate as applicable to Brookfield and its businesses, in the event that adjustments to the Corporation’s strategy may be considered.

Risk Management Oversight

Managing risk is an integral part of the Board’s activities. The Corporation has established a risk management framework for managing risks across the organization and the Board has overseen the development of a disciplined and focused approach to risk management.

Given the diversified and decentralized nature of Brookfield’s operations, the Corporation seeks to ensure that risk is managed as close to its source as possible, and by management teams that have the most knowledge and expertise in the business or risk area. As such, business specific risks are generally managed at the business unit level, as the risks vary based on the unique business and operational characteristics. At the same time, the Corporation utilizes a coordinated approach to risks that can be more pervasive and correlated in their impact across the organization, and where management can bring together specialized knowledge to better manage these risks.

At least quarterly, management reports to the Board and its Committees on developments and progress made on strategies for managing key risks.

The Board has governance oversight for risk management with a focus on the more significant risks facing the Corporation, and builds upon management’s risk assessment processes. The Board has delegated responsibility for the oversight of specific risks to its Committees as follows:

Audit Committee

Oversees the management of risks related to Brookfield’s systems and procedures for financial reporting, as well as for associated audit processes (both internal and external). Part of the Audit Committee’s responsibilities is the review and approval of the internal audit plan, which is designed to ensure alignment with risk management activities and organizational priorities.

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Governance and Nominating Committee

Oversees the risks related to Brookfield’s governance structure, including the effectiveness of Board and Committee activities and potential conflicts of interest.

Management Resources and Compensation Committee

Oversees the risks related to Brookfield’s management resource planning, including succession planning, proposed senior management appointments, executive compensation, and the job descriptions and annual objectives of senior executives, as well as performance against those objectives.

Risk Management Committee

Oversees the management of Brookfield’s significant financial and non-financial risk exposures and reviews risk management practices with management to assess the effectiveness of efforts to mitigate key organizational risks, as well as confirm that the Corporation has an appropriate risk taking philosophy and suitable risk capacity. The Risk Management Committee has focused in particular on the protection of the health and safety of our employees and the public. This includes overseeing management’s efforts to continuously improve the health and safety performance of our operations against measurable targets. The Risk Management Committee has helped foster a culture that recognizes health and safety as an integral part of our business philosophy and employees are incentivized to conduct their activities in a manner that makes health and safety management a priority.

Communication and Disclosure Policies

The Corporation has a disclosure policy (the “Disclosure Policy”) which summarizes its policies and practices regarding public disclosures of information to investors, analysts and the media. The Disclosure Policy ensures that the Corporation’s communications with the investment community are timely, consistent and in compliance with all applicable securities legislation. The Disclosure Policy is reviewed annually by the Board and is posted on the Corporation’s website, www.brookfield.com under “The Company/ Conduct Guidelines.”

The Corporation keeps its shareholders informed of progress and developments through a comprehensive annual report, quarterly interim reports and periodic news releases. The Corporation’s website provides summary information on the Corporation and ready access to its published reports, news releases, statutory filings and supplementary information provided to analysts and investors. Brookfield may, subject to applicable securities laws, disseminate important information exclusively via its website and shareholders and others should consult the website to access this information regarding the Corporation and its affairs. Directors and management meet with the Corporation’s shareholders at the annual meeting of shareholders in Toronto and, in the case of management, the annual investor day in New York, and are available to respond to questions at that time. Shareholders who wish to contact the Chair or other Board members can do so through the Corporate Secretary of the Corporation by phone at 1-866-989-0311 or by email at inquiries@brookfield.com.

The Corporation also maintains an investor relations program to respond to inquiries in a timely manner. Management meets on a regular basis with investors and investment analysts and hosts quarterly conference calls and webcasts to discuss the Corporation’s financial results, with a transcript of these calls posted on the Corporation’s website. The Corporation holds an annual investor day each fall in New York City where management makes presentations to shareholders, investors and analysts on our recent performance, our plans for the future and our prospects. Management ensures that the media are kept informed of developments on a timely basis and have an opportunity to meet and discuss these developments with the Corporation’s designated spokespersons.

Code of Business Conduct and Ethics

The Corporation’s policy is that all its activities be conducted with the utmost honesty and integrity and in compliance with all legal and regulatory requirements. The Corporation’s Code of Conduct (the “Code”) sets out the guidelines and principles for how directors and employees should conduct themselves as members of the Brookfield team. Preserving our corporate culture is vital to the organization and following the Code helps us do that.

All directors, officers and employees of the Corporation are required to provide a written acknowledgment upon joining Brookfield that they are familiar with and will comply with the Code. All directors, officers and employees of the Corporation are required to provide this same acknowledgement annually.

The Board annually reviews the Code to consider whether to approve changes in the Corporation’s standards and practices. Compliance with the Code is monitored by the Board through its Risk Management Committee, which receives regular reports on any non-compliance issues from the Corporation’s internal auditor. The Code is posted on the Corporation’s website, www.brookfield.com under “The Company/Conduct Guidelines” and is filed on SEDAR at www.sedar.com and EDGAR at www.sec.gov/edgar.

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Report of the Audit Committee

The following is a summary of the Audit Committee’s work during 2015, in accordance with its Charter: Financial Reporting

MANDATE

The Audit Committee oversees Brookfield’s financial reporting and disclosure, and compliance with applicable laws and regulations governing reporting and disclosure.

The Audit Committee Charter and the Audit Committee Chair’s position description are available at www.brookfield.com under “The Company/Corporate Governance.”

✓     Reviewed the annual and interim financial statements, external auditor’s reports, management’s discussion and analysis, supplemental information, financial news releases, officer certifications and all other disclosure documents containing material audited or unaudited financial information

✓ Reviewed the systems and procedures used in preparing financial statements and reports
✓ Monitored the effectiveness of disclosure controls and procedures and internal controls over financial reporting

✓     Received presentations from management on areas relevant to the Audit Committee’s oversight of financial reporting and the role of the Audit Committee in reviewing consolidated financial information of the Corporation

✓ Reviewed and approved the annual and interim carve-out financial statements for Brookfield Business Partners LP

External Auditor
✓ Recommended the firm of chartered accountants to be nominated for appointment as the external auditor by the Corporation’s shareholders
✓ Evaluated the external auditor’s performance and monitored the quality and effectiveness of the relationship among the external auditor, management and the Audit Committee
✓ Reviewed and approved proposed external audit engagement and fees for the year
✓ Monitored the independence of the external auditor and received the external auditor’s report on its independence
✓ Reviewed the planned scope of the audit, the areas of special emphasis and the materiality thresholds proposed to be employed

✓     Approved an Audit and Non-Audit Services Pre-Approval Policy governing the pre-approval of audit and non-audit services provided by the external auditor to the Corporation and the ratification of services delivered

✓ Reviewed reports from the external auditor on internal control issues identified in the course of its audit and attestation activities

✓     Reviewed reports from the external auditor of Brookfield Property Partners LP, Brookfield Renewable Energy Partners LP and Brookfield Infrastructure Partners LP to understand areas of significant judgment and audit risks

✓ Met with the external auditor in private sessions after each meeting without management present

Internal Auditors
✓ Reviewed the quarterly activities and reports of the internal auditors, including completed audits, follow-up plans for outstanding matters raised and other priorities
✓ Received a report of the Corporation’s Plan to comply with the provisions of the Sarbanes-Oxley Act
✓ Reviewed the performance of the internal auditors
✓ Reviewed and approved the internal auditors’ 2015 audit plan
✓ Required the internal auditors to report directly to the Audit Committee

Financial Literacy of Audit Committee Members
✓ Assessed the financial literacy of each Audit Committee member

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Other Duties and Responsibilities

✓ Reviewed and approved the Charter of the Audit Committee and the Internal Auditors

✓ Reviewed and approved the Report of the Audit Committee included in the management information circular

✓ Reviewed the Audit Committee’s annual work program

✓ Monitored the governance and control activities of the Corporation related to the responsibilities of the Audit Committee

✓ Reviewed and approved the company’s quarterly Investment Company Act valuation

✓ Reviewed senior management’s expenses

✓ Monitored the quality of the Corporation’s finance function and its alignment with the scale and breadth of the Corporation’s business

✓ Met privately after every meeting

MEMBERSHIP	George S. Taylor, Chair
Angela F. Braly
Marcel R. Coutu
Philip B. Lind

FINANCIAL LITERACY	All members are “financially literate” as required by the CSA and Messrs. Coutu and Taylor are designated financial experts.

INDEPENDENCE	All members meet Board approved independence standards which are derived from the CSA corporate governance guidelines.

For more information about the Audit Committee as required by Part 5 of National Instrument 52-110, see the “Audit Committee Information” section on pages 27 to 28 of the AIF which is available on SEDAR at www.sedar.com and EDGAR at www.sec.gov/edgar.

Auditor’s Fees

See pages 20 to 21 of this Circular for a description of the fees that Deloitte received for services for the year ended December 31, 2015.

The Audit Committee met eight times in 2015. In addition, the Chair of the Audit Committee met regularly with the external auditor, the internal auditor and management.

This report has been adopted and approved by the Audit Committee:

George S. Taylor, Chair; Angela F. Braly; Marcel R. Coutu; and Philip B. Lind.

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Report of the Governance and Nominating Committee

The following is a summary of the Governance Committee’s work during 2015, in accordance with its Charter:

MANDATE

The Governance and Nominating Committee oversees Brookfield’s approach to corporate governance.

The Governance and Nominating Committee Charter and the Governance and Nominating Committee Chair’s position description are available at www.brookfield.com under “The Company/Corporate Governance.”

Composition and Performance of the Board and its Committees (i) Director Nominations
✓ Reviewed the size, composition and diversity of the Board and its Committees
✓ Reviewed the competencies and skills represented on the Board and the skills required of directors and the Board as a whole
✓ Maintained an “evergreen” list of director candidates
✓ Selected a new candidate to serve on the Board and stand as a director nominee at the 2016 meeting of shareholders
✓ Approved eight Class A Share director nominees and eight Class B Share director nominees for election by the shareholders and recommended them to the Board

(ii) Evaluation of the Board, its Committees and Individual Directors
✓ Reviewed the performance of the Board, the Committees and individual directors
✓ Reviewed the process for evaluating the performance of the Board and the individual directors
✓ Reviewed and approved the current director appointments to the Committees

Director Compensation
✓ Reviewed compensation paid to the Board Chair and to the independent and affiliated directors

Disclosure
✓ Reviewed and approved the Corporation’s Statement of Corporate Governance Practices and other corporate governance disclosure for inclusion in the 2015 management information circular
✓ Reviewed and approved the Report of the Governance Committee included in the 2015 management information circular

Corporate Governance
✓ Set the Board Work Plan for 2016
✓ Evaluated and recommended enhancements to the Corporation’s governance practices
✓ Reviewed material related-party transactions
✓ Determined the executive officers of the Corporation
✓ Reviewed the role of the Board in the context of the Corporation’s business and affairs as an asset manager
✓ Reviewed the Corporation’s investment policies and procedures and approved the Corporation’s Investment and Capital Markets Policy
✓ Evaluated the Board and Committee Charters, the Board Position Descriptions and the Charter of Director Expectations
✓ Reviewed and approved the Corporation’s Code of Business Conduct and Ethics, Personal Trading Policy, Disclosure Policy and Say on Pay Policy

MEMBERSHIP	Frank J. McKenna, Chair
Seek Ngee Huat
Diana L. Taylor

INDEPENDENCE	All members meet Board approved independence standards which are derived from the CSA corporate governance guidelines.

The Governance and Nominating Committee met three times in 2015.

This report has been adopted and approved by the members of the Governance and Nominating Committee:

Frank J. McKenna, Chair; Seek Ngee Huat; and Diana L. Taylor.

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Report of the Management Resources and Compensation Committee

The following is a summary of the Compensation Committee’s work during 2015, in accordance with its Charter:

MANDATE

The Management Resources and Compensation Committee (the “Compensation Committee”) oversees Brookfield’s management resources and compensation strategy, plans, policies and practices. The Compensation Committee Charter and the Compensation Committee Chair’s position description are available at www.brookfield.com under “The Company/Corporate Governance.”

Succession Planning
✓ Reviewed and assessed the Corporation’s management resource planning program
✓ Reviewed and assessed senior executive performance
✓ Assessed senior executive succession candidates
✓ Reviewed the Corporation’s diversity and high-potential executive development initiatives

Executive Compensation Philosophy
✓ Reviewed the Corporation’s compensation philosophy
✓ Reviewed the Corporation’s compensation policies related to alignment of interest between its executives and the shareholders
✓ Assessed the alignment of interests of the members of the Management Committee through equity ownership with the creation of shareholder value over the long-term
✓ Assessed the risks associated with the Corporation’s compensation approach, policies and practices

Appointment and Compensation of Senior Management
✓ Reviewed and approved the compensation of senior management
✓ Evaluated the Annual Management Incentive Plan and Long-Term Share Ownership Plans

✓ Reviewed and approved the (i) Annual Management Incentive Plan awards; and (ii) Long-Term Share Ownership Plan awards, and reviewed the future value of payouts related to share ownership awards made to senior management assuming various performance scenarios

CEO Performance, Evaluation and Compensation
✓ Evaluated the CEO’s performance
✓ Reviewed and approved the compensation of the CEO
✓ Reviewed the priorities for the CEO

Disclosure
✓ Reviewed and approved for recommendation to the Board the Report on Executive Compensation and the Report of the Compensation Committee to be included in the management information circular

Other Duties and Responsibilities
✓ Reviewed and approved the Charter of the Compensation Committee
✓ Reviewed and approved the CEO position description

MEMBERSHIP	Diana L. Taylor, Chair
Marcel R. Coutu
Maureen Kempston Darkes

The Board has restricted the criteria for membership in the Compensation Committee by requiring that not more than one-third of its members are chief executive officers of any publicly traded entity. None of the Committee members is the chief executive officer of a publicly traded entity.

INDEPENDENCE	All members meet Board approved independence standards which are derived from the CSA corporate governance guidelines.

The Compensation Committee met three times in 2015.

This report has been adopted and approved by the members of the Compensation Committee:

Diana L. Taylor, Chair; Marcel R. Coutu; and Maureen Kempston Darkes.

36 / BROOKFIELD ASSET MANAGEMENT INC.

Report of the Risk Management Committee

The following is a summary of the Risk Management Committee’s work during 2015, in accordance with its Charter:

Risk Management

✓                        Reviewed and considered with senior management the Corporation’s risk capacity, risk taking philosophy and approach to determining an appropriate balance between risk and reward

✓                        Reviewed and evaluated the Corporation’s significant financial risk exposures, including currency, interest rate, credit, and market risks, and the steps senior management took to monitor and manage such risk exposures (through hedges, swaps, other financial instruments, and otherwise), including the management of counterparty risk, in compliance with applicable policies

✓                        Reviewed and discussed with senior management the Corporation’s significant non-financial risk exposures, including strategic, reputational, operational, regulatory, and business risks, and the steps senior management took to monitor and control such risk exposures in compliance with applicable policies

✓                        Reviewed initiatives on the protection of the health and safety of our employees and the public, and oversaw management’s efforts to continuously improve the health and safety performance of our operations against measurable targets

✓                        Confirmed with senior management that material non-financial information about the Corporation and its subsidiaries that is required to be disclosed under applicable law and stock exchange rules was properly disclosed

✓                        Reviewed the Corporation’s insurance coverage, deductible levels, reinsurance requirements and various risk sharing protocols

✓                        Reviewed with senior management the quality and competence of management appointed to administer risk management functions

✓                        Reviewed, with legal counsel where required, such litigation, claims, tax assessments and other tax-related matters, material inquiries from regulators and governmental agencies or other contingencies which may have a material impact on financial results, the Corporation’s reputation or which may otherwise adversely affect the financial well-being of the Corporation

✓                        Reviewed and evaluated the Corporation’s susceptibility to fraud and corruption and management’s processes for identifying and managing the risks of fraud and corruption

✓                        Reviewed with senior management the Corporation’s compliance programs

✓                        Considered other matters of a risk management nature as directed by the Board

MANDATE

The Risk Management Committee oversees Brookfield’s corporate risk management activities.

The Risk Management

Committee Charter and the Risk Management Committee Chair’s position description are available at www.brookfield.com under “The Company/Corporate Governance.”

Other Duties and Responsibilities

✓                        Reviewed and approved the Charter of the Risk Management Committee

✓                        Reviewed and approved the Corporation’s Treasury and Financial Risk Management Policy

✓                        Reviewed and recommended for approval the Corporation’s Anti-Bribery and

Corruption

Policy and Program

✓                        Reviewed and approved the Corporation’s Tax Risk Management Policy

MEMBERSHIP	Maureen Kempston Darkes, Chair
David W. Kerr
Youssef A. Nasr
Seek Ngee Huat

INDEPENDENCE

Three members of the Committee, Mrs. Kempston Darkes, Messrs. Youssef A. Nasr and Seek Ngee Huat, meet Board-approved independence standards which are derived from the CSA corporate governance guidelines. Mr. David W. Kerr is an affiliated director and is therefore not considered independent.

The Risk Management Committee met four times in 2015.

This report has been adopted and approved by the members of the Risk Management Committee:

Maureen Kempston Darkes, Chair; David W. Kerr; Youssef A. Nasr; and Seek Ngee Huat.

2016 MANAGEMENT INFORMATION CIRCULAR / 37

PART FOUR – DIRECTOR COMPENSATION AND EQUITY OWNERSHIP

Director Compensation

Compensation Elements

The compensation program of the Board is as follows (in U.S. dollars):

Compensation Elements	Amount	Comments
Board Chair Retainer	$500,000 (a)	The Chair of the Board does not receive any additional compensation for serving as the Chair of the Governance and Nominating Committee.
Director Retainer (b)	$150,000

Audit Committee Chair Retainer	$35,000

Compensation and Risk Management Committee Chair Retainers	$15,000

Audit Committee Member Retainer (Non-Chair)	$10,000

Travel Stipend – for non-residents of the Toronto and New York City areas	$15,000	This recognizes the time it takes these directors to travel long distances to attend all regularly scheduled meetings, and is in addition to reimbursement for travel and other out-of-pocket expenses.

(a) Currently taken 100% in DSUs.

(b) For non-Chair and non-management directors.

Members of Management who serve as directors of the Corporation do not receive any compensation in their capacity as directors.

The Governance Committee annually reviews the compensation paid to the Board’s Chair and non-management directors of the Board, taking into account the complexity of the Corporation’s operations, the risks and responsibilities involved in being a director of the Corporation, the requirement to participate in regularly scheduled and special Board meetings, expected participation on Committees of the Board and the compensation paid to directors of comparable companies. In September 2015, the Board, acting upon the recommendation of the Governance Committee, increased the retainer for the Audit Committee Chair from $25,000 to $35,000 and established a retainer for Audit Committee Members (other than the Chair) of $10,000. This compensation increase, which took effect July 1, 2015, is intended to recognize the heavy workload of the Audit Committee and the contributions of its members. All other compensation remains unchanged since the beginning of 2015.

In 2015, the directors, excluding Mr. Flatt and Mr. Blidner, collectively received annual director compensation having a total value of $2,593,439, excluding all other compensation unrelated to Board membership. Directors’ compensation was comprised of cash compensation of $838,624 and DSUs of the Corporation valued at $1,754,815, which represented approximately 32% and 68%, respectively, of total compensation paid to these directors during 2015. No directors received Restricted Shares as part of their director compensation in 2015.

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2015 Director Compensation (a)

The following table sets out compensation received during 2015 by the Corporation’s directors (a) (in U.S. dollars):

		Fees Earned	Share-Based	All Other		Compensation
		in Cash	Awards (DSUs)	Compensation		Total
Name	Board Position	($)	($)(b)	($)		($)
M. Elyse Allan		—	23,234	—		23,234
Angela F. Braly		—	112,885	9,808	(e)	122,693
Jack L. Cockwell		146,962 (c)	—	3,038	(d)	150,000
Marcel R. Coutu		127,500	42,500	15,000	(e)	185,000
Robert J. Harding		147,897 (c)	—	2,103	(d)	150,000
Maureen Kempston Darkes	Risk Management Committee Chair	82,500	82,500	—		165,000
David W. Kerr		75,000	75,000	—		150,000
Lance Liebman	Compensation Committee Chair (until November 5, 2015)	69,946	69,946	50,000	(f)	189,892
Philip B. Lind		—	155,000	—		155,000
Frank J. McKenna (g)	Board Chair and Governance and Nominating Committee Chair	—	500,000	—		500,000
Youssef A. Nasr		82,500	82,500	15,000	(e)	180,000
Lord O’Donnell		—	165,000	320,700	(e) (h)	485,700
James A. Pattison		16,319	41,250	5,234	(e)	62,803
Seek Ngee Huat		—	165,000	15,000	(e)	180,000
Diana L. Taylor	Compensation Committee Chair (from November 5, 2015)	—	150,000	—		150,000
George S. Taylor	Audit Committee Chair	90,000	90,000	—		180,000
Total		838,624	1,754,815	435,883		3,029,322

(a)     Mr. Flatt and Mr. Blidner do not receive any compensation in their capacity as directors of the Corporation or for any other board that they sit on for the Corporation. For Mr. Flatt’s compensation as CEO, see pages 44 and 58 to 61 of this Circular. For Mr. Blidner’s compensation as a Senior Managing Partner, see pages 58 to 61 of this Circular.

(b)     The value of each DSU is equal to the closing price of a Class A Share on the TSX on the grant date of the DSU.

(c)      Mr. Cockwell received C$150,000 and Mr. Harding received C$75,000 and US$75,000 in 2015 for director services to the Corporation. In 2016, lump sum payments of $29,482 (C$37,643 converted to U.S. dollars at the average exchange rate for 2015 of C$1.00 = US$0.7832 as reported by Bloomberg) and $14,157 (C$18,076 converted to U.S. dollars at the average exchange rate for 2015 as reported by Bloomberg) were received by Messrs. Cockwell and Harding, respectively, to bring the value of each individual’s total compensation for 2015 to $150,000.

(d)     Messrs. Cockwell and Harding received health benefits under the Corporation’s health plan.

(e)      Includes travel stipend to eligible directors of $15,000.

(f)        During 2015, Mr. Liebman received fees of $50,000 as a director of a subsidiary of Brookfield Office Properties, Inc. in the form of DSUs granted by Brookfield Office Properties Inc.

(g)     Mr. McKenna received an annual retainer of $500,000 in 2015. He does not receive any additional compensation for serving as the Governance and Nominating Committee Chair.

(h)     Lord O’Donnell has entered into an advisory relationship with the Corporation on its European operations for an annual fee of £200,000. In 2015, under this arrangement Lord O’Donnell received fees of $305,700 (£200,000 converted to U.S. dollars at the average exchange rate for the period of £1.00 = US$1.5285 as reported by Bloomberg).

Directors are also reimbursed for travel and other out-of-pocket expenses incurred to attend Board or Committee meetings. During 2015, the directors, excluding Mr. Flatt and Mr. Blidner, received an aggregate of $173,700 for reimbursement of such expenses.

The following tables set out information relating to options and other share-based awards granted to directors, excluding Mr. Flatt and Mr. Blidner, whose awards relate to their roles and are disclosed under “Compensation of Named Executive Officers” beginning on page 58 of this Circular.

2016 MANAGEMENT INFORMATION CIRCULAR / 39

Outstanding Option Awards and Share-Based Awards as at December 31, 2015 (Management directors excluded)

	Option Awards Vested and Unvested		Restricted Share Unit (RSU) Awards Vested and Unvested		Share-Based Awards Deferred Share Units (DSUs)
Name	Number of Securities Underlying Unexercised Options (#)	Market Value of Unexercised Options ($)	Number of Securities Underlying Outstanding RSUs (#)	Market Value of Outstanding RSUs ($) (a)	Number of Unvested DSUs (#)	Market Value of Unvested DSUs ($)(a)	Number of Vested DSUs (#)	Market Value of Vested DSUs ($)(a)
M. Elyse Allan	—	—	—	—	—	—	728	22,950
Angela F. Braly	—	—	—	—	—	—	3,571	112,580
Jack L. Cockwell	—	—	1,064,192	25,526,140	—	—	656,774	20,717,086
Marcel R. Coutu	—	—	—	—	—	—	32,895	1,037,665
Robert J. Harding	—	—	—	—	—	—	602,501	19,005,937
Maureen Kempston Darkes	—	—	—	—	—	—	45,225	1,426,590
David W. Kerr	—	—	—	—	—	—	23,782	750,134
Lance Liebman	—	—	—	—	—	—	41,098	1,296,385	(b)
Philip B. Lind	—	—	—	—	—	—	118,673	3,743,482
Frank J. McKenna	—	—	—	—	—	—	122,456	3,862,479
Youssef A. Nasr	—	—	—	—	—	—	16,851	531,490
Lord O’Donnell	—	—	—	—	—	—	14,459	455,955
Seek Ngee Huat	—	—	—	—	—	—	17,810	561,685
Diana L. Taylor	—	—	—	—	—	—	20,362	642,196	(c)
George S. Taylor	—	—	—	—	—	—	95,323	3,006,946

(a)     For RSUs, the market value is the amount by which the closing price of a Class A Share on the TSX at December 31, 2015 exceeded the issuance price of the RSU award. For DSUs, the market value is the closing price of a Class A Share on the TSX on December 31, 2015 of $31.55 (C$43.65 converted into U.S. dollars at the Bloomberg mid-market exchange rate on that date of C$1.00 = US$0.7227) and on the NYSE on December 31, 2015 of $31.53, as applicable.

(b)     Excludes the market value of vested DSUs of Brookfield Office Properties, Inc. of $848,128.

(c)      Excludes the market value of vested DSUs of Brookfield Office Properties, Inc. of $902,521.

Outstanding Option Awards and Restricted Share Units as at December 31, 2015

	Options				Restricted Share Units (RSUs)
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (a) ($)	Option Expiration Date	Market Value of Unexercised Options at December 31, 2015 (b) ($)	Number of Restricted Share Units (#)	Issuance Price (a) (b) ($)	Market Value at December 31, 2015 (c) ($)
Jack L. Cockwell	—	—	—	—	84,375 574,817 405,000	4.25 6.44 9.84	2,302,744 14,431,440 8,791,957
	—			—	1,064,192		25,526,140

(a)     The RSU issuance price is in Canadian dollars and is presented in the table converted into U.S. dollars at the Bloomberg mid-market exchange rate on December 31, 2015 of C$1.00 = US$0.7227.

(b)     RSUs are not redeemable until cessation of employment and have no expiration date.

(c)      The market value of the Class A Shares is the amount by which the closing price of the Corporation’s Class A Shares on December 31, 2015, exceeded the issuance price of the RSU award. The closing price of a Class A Share on the TSX on December 31, 2015 was $31.55 (C$43.65 converted into U.S. dollars at the Bloomberg mid-market exchange rate on that date of C$1.00 = US$0.7227).

40 / BROOKFIELD ASSET MANAGEMENT INC.

Equity Ownership of Directors

Director Share and DSU Ownership Requirements

The Board believes that its directors can better represent the Corporation’s shareholders if they are shareholders themselves. Accordingly, directors are required to hold Class A Shares, DSUs, Restricted Shares or other equity securities of the Corporation having a value of at least three times their annual director’s retainer. This minimum ownership requirement is currently $450,000 for non-management directors and $1,500,000 for the Chair. A director must achieve this minimum ownership requirement within five years of joining the Board.

All independent directors are required to receive at least 25% of their annual director’s retainer in DSUs (see “Long-Term Share Ownership Plans” on page 49 to 51 of this Circular). Independent directors who have not reached the minimum ownership requirement are required to receive at least 50% of their annual director’s retainer in DSUs. Subject to these requirements, all non-management directors had the option of electing to receive their annual retainer in DSUs, Restricted Shares or cash.

As of May 2, 2016, 14 of the 16 proposed nominees for election to the Board have met the ownership requirement. Angela F. Braly and M. Elyse Allan, who have been directors since May 6, 2015 and November 5, 2015, respectively, each take 100% of their Annual Retainer in DSUs and are on track to fulfill the ownership requirement within five years of joining the Board.

Directors who are not members of management may not be awarded options.

Anti-Hedging Policy

All directors (including the CEO) are prohibited from using derivatives or other financial instruments to retain legal ownership of any Class A Shares, DSUs, RSUs, Restricted Shares or other securities of the Corporation but reduce economic exposure to changes in the Corporation’s share price. This allows shareholders to determine a director’s true economic exposure to the Corporation’s equity.

Equity Ownership of Directors

The following table sets out the total number of Class A Shares, pro rata interest in Class A Shares and DSUs held by the 16 proposed nominees for election to the Board at the meeting. See pages 8 to 15 of this Circular for information on the individual equity ownership of the director nominees.

Holdings	Class A Shares	Pro Rata Interest (a)	DSUs	Total Class A Shares, Pro Rata Interest & DSUs
As at May 2, 2016	(#)	(#)	(#)	(#)
Total	30,514,229	41,989,601	3,254,006	75,757,836

(a)     Includes (i) the director’s pro rata interests in Class A Shares held by Partners Limited and PVI (on a consolidated basis) and (ii) the director’s Escrowed Shares, which also represent an indirect pro rata interest in Class A Shares. The value of these indirect pro rata interests is impacted by a number of factors including the terms of their ownership, the capital structure of each company, the value of the Class A Shares held by each company and their net liabilities and preferred share obligations.

2016 MANAGEMENT INFORMATION CIRCULAR / 41

PART FIVE – COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview

The Compensation Discussion and Analysis (“CDA”) provides a detailed description of the Corporation’s executive compensation philosophy and programs, the decisions the Compensation Committee has made under these programs, as well as the factors they considered in making such decisions.

The Corporation’s operations are organized into five operating business groups. These business groups include property, infrastructure, renewable power, private equity and public securities. The management committee (the “Management Committee”) is comprised of 18 senior executives of the Corporation and its subsidiaries (“Senior Managing Partners”). Certain of the Senior Managing Partners who: (i) have responsibility for overall corporate activity; (ii) are in charge of one of the Corporation’s principal business units, divisions or functions; or (iii) perform a similar policy making function for the Corporation are executive officers of the Corporation (“Executive Officers”). The remaining Senior Managing Partners are senior executives who have other leadership responsibilities.

The Corporation’s compensation philosophy described in the CDA is applicable for all corporate executives, however the focus is on the compensation of our Named Executive Officers for 2015 who were:

Named Executive Officer	Position
J. Bruce Flatt	Senior Managing Partner and CEO

Brian D. Lawson	Senior Managing Partner and CFO

Brian W. Kingston	Senior Managing Partner

Cyrus Madon	Senior Managing Partner

Samuel J.B. Pollock	Senior Managing Partner

The Compensation Committee approves the compensation for the Named Executive Officers and the other 13 senior executives of the Corporation who are members of our Management Committee.

The Board has charged the Management Committee with building a global asset management business focused on long-term sustainable growth in cash flows. The following outline the key business accomplishments for 2015:

2015 Business Achievements

•        Significantly expanded our asset management activities

-          Fee bearing capital increased by over $10 billion to $99 billion

-          Launched the next series of our flagship private funds

-          Announced the formation and partial spin-off to shareholders of a new flagship listed vehicle for owning business services and industrial operations

•        Increased funds from operations (“FFO”) by 18% to $2.6 billion, or $2.49 per share; Net income for 2015 was $4.7 billion, or $2.26 per share

-          Increased FFO prior to disposition gains to $1.7 billion, reflecting growth in fee-based revenues and solid operating results across most of our portfolio

-          Continued to sell mature assets at excellent valuations, realizing $842 million of disposition gains

-          Generated net income of $4.7 billion or $2.26 per share reflecting the increasing fair value of our assets

•        Invested or committed $21 billion of capital to investments

-          Invested $16 billion of capital, including $6 billion from our listed partnerships and $7 billion from our partners

-          Committed an additional $5 billion to investments, including a hydroelectric portfolio in Colombia

-          Managed $15 billion of available liquidity and uncalled fund commitments for execution of future growth initiatives

42 / BROOKFIELD ASSET MANAGEMENT INC.

Compensation Governance

The Compensation Committee establishes compensation programs that incorporate leading governance principles. Highlighted below are some of the Corporation’s executive compensation policies and practices that are designed to (i) encourage executives to consider the risks associated with their decisions, (ii) minimize the risk that executives are rewarded in the short-term for actions which are detrimental in the long-term, and (iii) reinforce the alignment of the interests of management with the long-term interests of shareholders.

The following table outlines the Corporation’s policies and practices which incorporate leading compensation governance principles:

Policies and Practices:

✓ Require senior management to own a significant interest in the Corporation

✓ Require the Management Committee to hold for at least one year, Class A Shares equal to the net proceeds realized on exercise of options

✓ Provide for reimbursement of equity-based compensation in the event of restatements or detrimental conduct

✓ Require long-term incentives to vest over five years

✓ Termination provisions generally require departing executives to forfeit unvested awards

✓ Do not provide defined benefit pension plans for any executives

✓ Do not allow hedging of shares or share-based incentives

Aligning Pay with Performance

On average, approximately 80% of the value of compensation awarded to our Named Executive Officers is in the form of long-term incentive awards. The actual value of this compensation, which is earned over time, depends upon the performance of the Corporation’s Class A Shares.

Ratio of Named Executive Officer Compensation to Funds from Operations

The following table illustrates the total compensation awarded to the Named Executive Officers as a percentage of Funds from Operations:

	2015	2014	2013
Aggregate Named Executive Officer Compensation (a)	$22,868,243	$26,548,440	$22,712,088

As a Percentage of Funds from Operations (b)	0.9%	1.2%	0.7%

(a)	Aggregate Named Executive Officer Compensation is defined as the Total Compensation as it appears in the Summary Compensation Table on page 58 of this Circular.
(b)

Funds from operations totalled $2.559 billion, $2.160 billion and $3.376 billion in 2015, 2014 and 2013, respectively (see page 40 of the Corporation’s Annual Report for further information on the non-IFRS measure “Funds From Operations”).

2016 MANAGEMENT INFORMATION CIRCULAR / 43

Five Year Compensation Review – Chief Executive Officer

In fiscal years 2011 through 2015 inclusive, Mr. Flatt received base salary of $2.7 million in aggregate. Base salary is the only cash compensation awarded to Mr. Flatt during that period.

Participation in the Corporation’s long-term share ownership plans, which are based on the performance of the Corporation’s Class A Shares, represented at least 85% of the value of the total compensation awarded to Mr. Flatt in each of the last five years.

The following table sets out the actual value of the total compensation awarded to Mr. Flatt over the last five years based on the value of a Class A Share at December 31, 2015. Performance of the Class A Shares over the last five years on the TSX and NYSE can be found on page 57 of this Circular.

Total Cumulative Chief Executive Officer Compensation for Fiscal Years 2011-2015

Total Compensation Fiscal Years 2011 - 2015
Cash Compensation
Base Salary (a)	$2,705,659
Cash Incentive Paid	$—
Total Cash Compensation	$2,705,659

Long-Term Share Ownership Plan Awards
DSUs, Escrowed Shares and Restricted Shares (b)	$18,098,646

Benefits and Perquisites
Other Compensation (c)	$108,466
Total Cumulative Compensation 2011 - 2015	$20,912,771

Average Annual Compensation	$4,182,554

(a)	Sum of actual Base Salary paid in each financial year from January 1, 2011 to December 31, 2015 converted from C$ using the average Bloomberg exchange rate for each year.
(b)

These values include all DSUs, Escrowed Shares and Restricted Shares granted during the five year period from January 1, 2011 to December 31, 2015 of Mr. Flatt’s tenure as CEO. DSUs are not redeemable until retirement. The value of the DSUs and Restricted Shares are calculated using the closing price of a Class A Share on the TSX on December 31, 2015 (C$43.65) or on the NYSE on December 31, 2015 ($31.53), as applicable. The value of the Escrowed Shares is calculated as the value of the Class A Shares held by the Escrowed Company less the net liabilities and preferred share obligations of the Escrowed Company.

(c)

Other compensation paid in the financial year includes annual medical examination and RRSP contributions. The value related to each year has been converted from C$ using the average Bloomberg exchange rate for that year.

Chief Executive Officer Ownership Interests in the Corporation

Consistent with the Corporation’s philosophy of aligning the interests of management and shareholders and fostering an entrepreneurial environment that encourages a focus on long-term value creation, Mr. Flatt has, over his almost 27 years with the Corporation, accumulated a number of ownership interests in the Corporation in the form of DSUs, options, RSUs, Restricted Shares and Escrowed Shares. In addition, and separate from any compensation arrangements, but relevant to the extent it aligns Mr. Flatt’s interests with shareholders, Mr. Flatt owns a number of Class A Shares of the Corporation. These ownership interests are held both directly, as shown on page 14 of this Circular, and through pro rata interests in Class A Shares largely owned through Partners Limited and PVI (see “Principal Holders of Voting Shares” on page 4 of this Circular).

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Compensation Philosophy

Our compensation arrangements are designed to:

•  attract and retain highly qualified and motivated executives who have confidence in, and are committed to, the Corporation’s overall business strategy and who are able and willing to create long-term shareholder value;

•  encourage long-term decision making with a focus on capital preservation and risk adjusted returns;

•  foster an environment of teamwork and co-operation;

•  reward consistent performance over the longer term; and

•  be transparent to the employees and shareholders of the Corporation.

The Corporation’s compensation arrangements align management’s interests with those of the Corporation’s shareholders.

Management, officers and directors of the Corporation and its affiliates hold direct, indirect and economic interests in approximately 200 million Class A Shares and share equivalents of the Corporation, representing an approximate 20% common equity interest.

The goal is to align management’s interests with those of the Corporation’s shareholders. This is achieved by basing the most significant portion of management’s rewards and therefore the opportunity for personal wealth creation on the value of the Corporation’s shares.

While these are the objectives for compensation arrangements for all executives, the actual arrangements may differ between executives with broader corporate responsibilities and those who operate within specific business units, such as the dedicated fund management groups. The principles of rewarding risk management and value creation over the long-term, however, remain consistent across each of our businesses. For example, executives in dedicated fund management groups may have compensation arrangements that are more directly linked to the long-term performance of the fund being managed. However, the payments made under such plans are directly related to the value created for the investors which will, in turn, benefit the Corporation. These payments generally do not happen until there is certainty of the performance. Unless specifically noted otherwise, the remainder of the discussion in this report focuses on the Named Executive Officers but also pertains to executives of the Corporation who have corporate responsibilities.

In order to achieve the objectives set out above, executives receive a substantial portion of their compensation in awards under the Long-Term Share Ownership Plans described on pages 49 to 51 of this Circular which:

•         reinforces the focus on long-term value creation;

•         aligns the interests of executives with other shareholders of the Corporation; and

•         encourages management to follow a rigorous forward-looking risk assessment process when making business decisions.

The emphasis on equity compensation, which has long-term vesting and retention requirements, ensures that our executives make decisions and take risks in a manner that aligns with the long-term interests of shareholders.

2016 MANAGEMENT INFORMATION CIRCULAR / 45

Elements of Compensation

During the past five years, total compensation for the Named Executive Officers has been comprised of approximately 11% base salary, 12% Annual Management Incentive Plan awards and 77% Long-Term Share Ownership Plan awards.

Total compensation for executives with corporate responsibilities is comprised of three elements: Base Salary, Annual Management Incentive Plan awards (“cash bonus”) and participation in the Corporation’s Long-Term Share Ownership Plans. Total annual compensation awarded to the Named Executive Officers and other senior executives, generally does not change significantly from year to year. However, from time to time, the Compensation Committee grants special awards to executives who have taken on additional responsibilities and/or as a way to periodically recognize executives who have consistently performed at an exceptional level. These special awards are typically made in the form of participation in a Long-Term Share Ownership Plan. These special awards assist the Corporation in retaining key employees who have the potential to add value to the Corporation over the longer term.

Total compensation for executives who are at earlier stages in their careers also includes awards pursuant to the Corporation’s Long-Term Share Ownership Plans but a larger percentage of their total compensation is in the form of base salary and cash bonus awards in recognition of their personal needs and to be competitive within the financial services industry. Furthermore, changes in total compensation from year to year may vary more for these executives as they take on increasing responsibility.

As executives progress within the Corporation, they have the opportunity to receive their annual bonus in DSUs under the Corporation’s Deferred Share Unit Plan or Restricted Shares under the Corporation’s Restricted Stock Plan. This enables executives to increase their ownership interest in the Corporation over time.

Named Executive Officer Compensation Mix (a)

The pay mix for the Named Executive Officers is set out in the chart below.

		Annual Management Incentive
	Base Salary	Cash Bonus	DSUs / Restricted Shares	Long- Term Share Ownership	Percentage of Compensation at Risk
2015
Chief Executive Officer	12%	0%	12%	76%	88%
Other Named Executive Officers	15%	8%	6%	71%	77%
Five Years (2011 – 2015)
Chief Executive Officer	10%	0%	10%	80%	90%
Other Named Executive Officers	12%	5%	7%	76%	83%

(a)   The Base Salary and cash bonus paid in each financial year were converted from C$ using the average Bloomberg exchange rate each year, where applicable.

46 / BROOKFIELD ASSET MANAGEMENT INC.

Overview of Compensation

Element	Purpose	How Determined

Base Salary

•  Deliver the only form of fixed compensation

•  CEO Base Salary is similar to other members of the Management Committee, subject to cost of living differentials between employment locations

•  Not intended to be the most significant component of an executive’s compensation

• Base Salaries for senior and other executives are reviewed annually to reflect the relative experience and contribution of each executive

Annual Management Incentive Plan (Bonus) Maximum target annual incentive is 100% of salary (There is a detailed description of the plan on page 48 and 2015 awards are described on page 53)

•  Motivate and reward participants for achieving annual business objectives and for making decisions and taking actions consistent with the Corporation’s long-term focus

•  Foster a team-based approach to meeting long-term objectives

•  Not intended to be the most significant component of an executive’s compensation

•  Executives may elect to take in the form of DSUs or Restricted Shares

•  Annual cash bonuses are discretionary, based on individual, team and corporate performance

•  Awards are based on performance but are not formulaic or based solely on specific operational or individual annual performance targets

Long-Term Share Ownership Plans (There is a detailed description of each of the plans, including 2015 awards, on pages 49 to 51)

•  Align the executive’s interests with those of the Corporation’s shareholders

•  Foster a team-based approach to meeting long-term objectives

•  Enable participants to create personal wealth through an increase in the value of the Corporation’s shares

•  Motivate executives to improve the Corporation’s long-term financial success

•  Intended to be the most significant component of an executive’s compensation

•  The Corporation operates four Long-Term Share Ownership Plans and executives receive their long-term incentive awards in one of the following Plans:

1. Management Share Option Plans (“MSOP”)

2. Deferred Share Unit Plans

3. Restricted Stock Plans

-   Restricted Stock Plan

-   Escrowed Stock Plan

4. Restricted Share Unit Plan
(not awarded since 2005)

•  Annual participation in each plan is dependent on the business unit and the level of the executive

•  Named Executive Officers receive their long-term incentive award in the form of Escrowed Shares under the Escrowed Stock Plan

Group Benefits Health Insurance Retirement Savings Plan	• Provide health and dental benefits and life and disability insurance coverage • Provide tax deferred retirement savings

•  All employees, including the Named Executive Officers, participate in health, dental and insurance plans which are based on market and vary by location

•  All employees, including the Named Executive Officers, and other members of the Management Committee, are eligible to receive an annual contribution to a registered retirement savings plan equivalent to a nominal percentage of Base Salary based on local market practice. The percentage is the same for all executives

•  There are no defined benefit pension plans in place for the Named Executive Officers or any other executive

2016 MANAGEMENT INFORMATION CIRCULAR / 47

Incentive Plan Overview

Annual Management Incentive Plan (Bonus)

The Corporation believes that, given its focus on the long-term when making decisions, the impact of which is difficult to assess in the short-term, a heavy emphasis on annual incentives and a formulaic calculation of awards based on the achievement of annual operational or individual performance targets may not appropriately reflect decisions that are fully aligned with the long-term strategy of the Corporation.

The Compensation Committee believes that its ability to exercise discretion and judgment is critical to ensuring that annual incentives reflect the assessment of risk in the decisions and actions taken by management and consider unexpected circumstances or events that have occurred during the year. Accordingly, for members of the Management Committee, including the Named Executive Officers, the Compensation Committee starts with a review of the team’s collective performance in meeting the broader business plan objectives. These objectives include both short-term operational goals and objectives related to the implementation of the long-term business strategy. Given the emphasis on long-term value creation, it is not unusual for some of the objectives set at the beginning of the year to change during the year. Each year, the Compensation Committee reviews:

•                   the accomplishments during the year;

•                   why certain objectives were not met or certain actions were not undertaken; and

•                   additional initiatives undertaken by management, which were not contemplated in the initial objectives.

Accordingly, annual incentive awards are determined based on the Compensation Committee’s:

•                   assessment of management’s decisions and actions and how those decisions and actions align with the Corporation’s long-term strategy of value creation and how management considered the risks associated with such decisions; and

•                   determination of whether any objectives were not met because management made decisions in the best long-term interests of the Corporation or due to factors outside of management’s control.

In addition, given the Corporation’s view that a team-based approach is fundamental to meeting its long-term objectives, the awards for the CEO and the other Named Executive Officers tend to be similar in amount and typically do not fluctuate significantly from year to year.

For less experienced executives, the incentive award is based more on the performance of the individual executive as measured by the achievement of specific objectives and less on collective performance.

Long-Term Share Ownership Awards

The Corporation’s long-term share ownership plans are intended to:

•                   Encourage share ownership;

•                   Increase executives’ interest in the success of the Corporation;

•                   Encourage executives to remain with the Corporation as a result of the delayed vesting of awards; and

•                   Attract new members of management by remaining competitive in terms of total compensation arrangements.

48 / BROOKFIELD ASSET MANAGEMENT INC.

The Corporation has four types of Long-Term Share Ownership Plans. Awards are made under the following plans:

Award	Key Terms	Basis for Award
Option Plan
2009 and 2012 Management Share
Option Plans (“MSOP”) (a)

Options to purchase Class A Shares
(“options”) which are settled in
Class A Shares

The MSOPs are administered by the Board and described in detail under “Security-Based Compensation Arrangements” on pages 61 to 64 of this Circular

•  10 year term

•  Each award vests 20% per year over five years in arrears

•  No entitlement to dividends

•  Exercise price based on:

(i)    the closing price of a Class A Share on the last trading day prior to the award or

(ii)    the volume weighted average price of a Class A Share for the five business days following the end of the blackout period, if the award is made during a blackout period

•  Generally granted in the first quarter of each year as part of the annual compensation review (b):

•  Number of options is determined based on executive’s level of responsibility and performance

•  Consideration is given to the number and value of previous option awards

•  Also granted:

•  From time to time as special awards to executives who have demonstrated an ability to take on additional responsibility or who have consistently performed at a high level

•  In certain circumstances, to executives commencing employment with the Corporation

•  The CEO recommends all awards to the Compensation Committee

•  The Compensation Committee recommends the award for the CEO

•  The Board, at the recommendation of the Compensation Committee, approves all awards

2015 Awards

In November 2015, in light of the Canadian federal government’s electoral platform proposal to change the tax treatment of stock options, many Canadian executives were considering exercising their vested options prior to the end of 2015 and in advance of when they would otherwise exercise absent this change. In order to avoid market disruption related to a large scale exercise of options and sale of Class A Shares in the market, the Corporation provided executives affected by this potential change with the ability to exercise or dispose of these options in exchange for Class A Shares equivalent to the in-the-money value net of applicable taxes (the “Program”). Further, under the Program, executives who agreed to hold these Class A Shares for at least two years received a supplemental grant of either options or Escrowed Shares, with a five year term and two year cliff vesting provisions.

In 2015, the Corporation granted a total of 6,292,738 options under the MSOP, of which 288,734 were awarded under the Program, representing approximately 0.6% of the Corporation’s Class A Shares on a fully diluted basis.

In total during 2015, 17.2 million options with an aggregate in-the-money value of $349.8 million were disposed of or exercised. The options disposed of or exercised during 2015 by the Named Executive Officers and the Management Committee were outstanding for approximately eight years on average. The length of time options are held by executives demonstrates an alignment of interests with shareholders.

Of the 17.2 million options disposed of or exercised, 10 million were disposed of under the Program. Of these 10 million options, only 4.5 million Class A Shares were issued from treasury and will be held for a minimum of two years. The Corporation believes this Program reduced market disruption that may have resulted from large scale exercises of options, reinforced the importance of equity ownership by its executives to align the interests of its executives with those of its shareholders and did so in a manner that reduced shareholder dilution by approximately 5.5 million shares.

(a)

In certain jurisdictions outside of North America, options are awarded under the Global Management Option Plan (“GMOP”). The terms and conditions of this plan are identical to the MSOP with the exception that these options are settled by a cash payment equal to the increase in the value of the Corporation’s Class A Shares. In 2015, under the GMOP the Corporation granted a total of 939,000 options and there were no options exercised.

(b)

For corporate executives, the annual long-term incentive award is typically in the form of options, Escrowed Shares or occasionally Restricted Shares. The number of options, Escrowed Shares or Restricted Shares awarded is dependent on the executive’s annual target (the “Target”). The Target is a function of the executive’s role, level and contribution. Accordingly an individual’s Target typically increases over time. The number of options or Escrowed Shares awarded to an executive is calculated as (i) the Target divided by (ii) the Class A Shares price at the time the award is determined. In certain circumstances, awards in excess of Target are granted to executives who have taken on additional responsibility, or who have consistently performed at a high level.

2016 MANAGEMENT INFORMATION CIRCULAR / 49

Award	Key Terms	Basis for Award
The Deferred Share Unit Plan (“DSUP”)
Deferred Share Units

Settled by a cash payment equal to the value of the Corporation’s Class A Shares

•    Vesting period over five years in arrears

•    DSUs awarded in lieu of an annual cash bonus vest immediately

•    Only redeemed for cash upon cessation of employment through retirement, resignation, termination or death

•    Dividends are received in the form of additional DSUs

•    Annual cash bonus taken in the form of DSUs at the executive’s election

•    A mandatory deferral of a cash bonus in certain businesses

•    Special awards are also granted to executives who have demonstrated an ability to take on additional responsibility or who have consistently performed at a high level

2015 Awards

In 2015, the Corporation awarded a total of 160,878 DSUs in lieu of cash bonuses.

Restricted Stock Plans
Restricted Stock

Class A Shares purchased on the open market subject to certain restrictions

•    Vesting period over five years

•    Restricted Shares awarded in lieu of an annual cash bonus vest immediately

•    Vested and unvested Restricted Shares must be held until the vesting date (or in certain jurisdictions until the fifth anniversary of the award date)

•    Dividends are received in the form of cash, unless otherwise elected

• Same as under the DSUP • Occasionally awarded as long-term incentives

2015 Awards

In 2015, the Corporation granted a total of 1,040,373 Restricted Shares.

Escrowed Stock Plan

Non-Voting common shares (“Escrowed Shares”) of one or more private companies (each an Escrowed Company). Each Escrowed Company is capitalized with common shares and preferred shares issued to the Corporation for cash proceeds. Each Escrowed Company uses its cash resources to directly or indirectly purchase Class A Shares of the Corporation on the open market. Dividends paid to each Escrowed Company on the Class A Shares acquired by the Escrowed Company will be used to pay dividends on the preferred shares which are held by the Corporation.

•    Typically vest 20% each year commencing on the first anniversary of the date of the award

•    Must be held until the fifth anniversary of the award date

•    Right to exchange Escrowed Shares for Class A Shares issued from treasury between 5 — 10 years from the award date for Canadian participants

•    The Class A Shares acquired by an Escrowed Company will not be voted

•    Shares acquired by the Escrowed Companies are purchased in the open market thereby limiting dilution for shareholders

•    Generally awarded in the first quarter of each year as part of the annual compensation review and only to certain members of the Management Committee (a)

•    The CEO recommends all awards to the Compensation Committee

•    The Compensation Committee recommends the award for the CEO

•    The Board, at the recommendation of the Compensation Committee, approves all awards

2015 Awards

In 2015, the Corporation granted a total of 6,313,231 Escrowed Shares, of which 1,963,231 Escrowed Shares were awarded under the Program described on page 49 of the Circular.

(a)

For corporate executives, the annual long-term incentive award is typically in the form of options, Escrowed Shares or occasionally Restricted Shares. The number of options, Escrowed Shares or Restricted Shares awarded is dependent on the executives annual target (the “Target”). The Target is a function of the executives role, level and contribution. Accordingly, an individual’s Target typically increases over time. The number of options or Escrowed Shares awarded to an executive is calculated as (i) the Target divided by (ii) the Class A Shares price at the time the award is determined. In certain circumstances, awards in excess of Target are granted to executives who have taken on additional responsibility, or who have consistently performed at a high level.

50 / BROOKFIELD ASSET MANAGEMENT INC.

Award	Key Terms	Basis for Award
The Restricted Share Unit Plan
Restricted Share Unit

RSUs with a value equal to the increase in the market value of a Class A Share	• Vesting period over five years in arrears • Only redeemed for cash upon retirement, resignation, termination or death	• No awards made since 2005

Termination and Change of Control Provisions

As a general practice, the Corporation does not provide contractual termination or post-termination payments or change of control arrangements to employees. Specifically, the Corporation has not entered into contractual termination, post-termination or change of control arrangements, employment contracts or golden parachutes with any of its Named Executive Officers.

The following table provides a summary of the termination provisions in the Corporation’s Long-Term Share Ownership Plans. No incremental entitlements are triggered by termination, resignation, retirement or a change in control. Any exceptions to these provisions are approved on an individual basis at the time of cessation of employment. Exceptions are approved by the Chair of the Compensation Committee or the Board, depending on the circumstances.

Long-Term Share Ownership Plan Termination Provisions (a)

Termination Event	DSUs / RSUs	Options	Restricted Shares / Escrowed Shares
Retirement (as determined at the discretion of the Board)	Vested units are redeemable on the day employment terminates. Unvested units are forfeited.	Vesting ceases on retirement. Vested options are exercisable until their expiration date. Unvested options are cancelled.	Vested shares are redeemable on the day employment terminates, subject to the hold period. Unvested shares are forfeited.

Termination Without Cause	Vested units are redeemable on the day employment terminates. Unvested units are forfeited.

Upon the date of termination, unvested options are cancelled and vested options continue to be exercisable for 60 days (b) from the termination date after which unexercised options are cancelled immediately.

Vested shares are redeemable on the day employment terminates, subject to the hold period. Unvested shares are forfeited.

Termination With Cause	Upon date of termination, all unvested and vested units are forfeited, with the exception of DSUs awarded as a result of a participant’s election to take their annual bonus in the form of DSUs.	Upon date of termination, all vested and unvested options are cancelled.	Upon date of termination, all vested and unvested shares are forfeited.

Resignation	Vested units are redeemable on the day employment terminates. Unvested units are forfeited.	Upon date of termination, all vested and unvested options are cancelled.	Vested shares are redeemable on the day employment terminates, subject to the hold period. Unvested shares are forfeited.

Death	Vested units are redeemable on the date of death. Unvested units are forfeited.

Options continue to vest and are exercisable for six months following date of death (b) after which all unexercised options are cancelled immediately. In certain jurisdictions vested options are deemed to be exercised immediately prior to the date of death and all unexercised options are cancelled.

Vested shares are redeemable on the day employment terminates, subject to the hold period. Unvested shares are forfeited.

(a)	These tables represent a summary of termination provisions in the Long-Term Share Ownership Plans provided by the Corporation and should not be construed as the complete terms.
(b)	Up to but not beyond the expiry date of options.

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Incentive and Equity-Based Compensation Policies and Guidelines

The Corporation has established a number of policies and guidelines in order to reinforce the importance of equity ownership over the long-term. Details of these policies and guidelines follow.

Share Ownership Guidelines

The 18 members of the Management Committee, which includes the Named Executive Officers, are required to hold Class A Shares and/or DSUs with a value equal to five times Base Salary, based on the market value of the Class A Shares, Restricted Shares and DSUs held, and which must be attained within five years of being designated as a member of the Management Committee. As of May 2, 2016, 17 members of the Management Committee, including all of the Named Executive Officers, met the share ownership requirement. The remaining member of the Management Committee is on track to fulfill the ownership requirement by December 31, 2019, within five years of joining the Management Committee.

Option Exercise Hold Periods During and Post-Employment

In order to minimize any possibility of executives opportunistically exercising options and selling the securities received at an inappropriate time, and to require share ownership post-employment, members of the Management Committee are required to continue to hold, for at least one year, interest in Class A Shares equal to any net after-tax cash proceeds realized from the exercise of option grants.

Reimbursement of Incentive and Equity-Based Compensation (Clawback)

Members of the Management Committee may be required to pay to the Corporation an amount equal to some or all of any incentive or equity-based compensation and the profits realized from the sale of securities of the Corporation in the event of a significant restatement of the financial statements or if they engage in conduct which the Board determines is materially detrimental to the Corporation. The amount, if any, will be determined by the Compensation Committee which will recommend appropriate action to the Board and will take appropriate steps to ensure the amount is recovered. In the case of a significant restatement of financial results, the CEO and the CFO may be required to make such a payment. In order to protect the Corporation’s reputation and competitive ability, all members of the Management Committee may be required to make such a payment if they engage in conduct that is materially detrimental to the Corporation during or after the cessation of their employment with the Corporation. Detrimental conduct includes fraud, theft and embezzlement. It also includes activities following the executive’s departure, for example participating in transactions involving the Corporation and its clients which were underway or contemplated at the time of termination, soliciting clients or employees, disclosing confidential information or making inappropriate or defamatory comments about the Corporation or its clients. This policy relates to any compensation or benefits received in the period two years prior to the event giving rise to the claim and includes both monetary payments and shares or cash received from the exercise of options or the redemption of RSUs and DSUs, Escrowed Shares and Restricted Shares.

Hedging of Economic Risks for Personal Equity Ownership

All executives and directors are prohibited from entering into transactions that have the effect of hedging the economic value of any direct or indirect interests by the executive or director in Class A Shares, including their participation in Long-Term Share Ownership Plans, unless such transactions are executed and disclosed in full compliance with all applicable regulations and have been previously approved by the CFO and CEO and, if appropriate, the Compensation Committee. To date, no executive or director has hedged the economic value of their direct or indirect interests.

2015 Compensation Decisions

The Board has charged Mr. Flatt and his management team to build a global asset management business. Mr. Flatt’s personal performance, as well as the performance of the Management Committee, is reviewed each year by the Board and the Compensation Committee in relation to operational results, the achievement of other objectives set out at the beginning of the year related to the implementation of the long-term business strategy and other accomplishments.

Each year, the CEO presents an annual business plan to the Board. The plan incorporates both short-term and long-term growth objectives. This annual business plan sets out the strategic direction of the Corporation, together with specific operational targets and objectives related to the implementation of the Corporation’s long-term business strategy. The targets and objectives are aggressive and, given the opportunistic and entrepreneurial nature of the organization, provide the Board with examples of various transactions and initiatives that management believes will create shareholder value over the long-term.

Mr. Flatt’s personal performance, as well as the performance of the Management Committee, is reviewed each year and compared with the Corporation’s operational results and the achievement of the strategic objectives set out at the beginning of the year. The determination of annual incentive awards and long-term ownership awards is not formulaic but instead is entirely based on the

52 / BROOKFIELD ASSET MANAGEMENT INC.

Board’s assessment of the specific actions taken during the year by the team to implement the Corporation’s strategic plans and any amendments to the plans, all in the context of long-term value creation, and other actions taken in response to unforeseen developments during the year.

Information Reviewed by the Compensation Committee

In February 2016, the Compensation Committee received a report detailing the compensation arrangements for each member of the Management Committee, including the Named Executive Officers. The report, which was prepared by the CEO, summarized the total 2015 compensation, including proposed annual incentive award and Long-Term Share Ownership Plan awards as well as the proposed 2016 Base Salaries. The report also presented a wealth accumulation analysis, including the “in-the-money” value of vested and unvested Long-Term Share Ownership Plan awards previously granted and the options exercised during the year for each member of the Management Committee, including the Named Executive Officers.

The report included an analysis of the expected value of 2015 compensation awards to Named Executive Officers that would be paid under various performance results. The Compensation Committee determined that the resulting compensation was reasonable and appropriate based on performance of the Corporation’s Class A Shares over a 10-year period.

The extent of equity ownership by all executives is an important consideration for the Compensation Committee. It demonstrates the extent to which executives will benefit from, and will be motivated to achieve, the long-term enhancement of shareholder value. Accordingly, the report also contained an analysis of equity ownership by senior executives including Class A Shares held directly and indirectly as well as through Long-Term Share Ownership Plans, along with a summary of the tenure with the organization of each member of the Management Committee. The Compensation Committee determined that the significant level of equity ownership of members of the Management Committee creates an alignment of interests to enhance shareholder value over the longer term.

In addition, the report contained a summary of regular and special option awards to all executives as recommended by the Management Committee. The Compensation Committee has determined that these arrangements are reasonable and appropriate.

2015 Performance

The Compensation Committee considered the significant achievements by the Corporation in 2015 as outlined on page 42 of this Circular.

2015 Incentive Awards

In light of these achievements and the Compensation Committee’s determination that management had advanced the long-term business strategy in a manner consistent with the creation of shareholder’s value over the longer term, the Compensation Committee recommended that all Named Executive Officers receive their target annual incentive award. Three of the Named Executive Officers elected to receive 100% of their annual incentive award in DSUs.

The annual and long-term incentive awards for 2015 were as follows:

Named Executive Officer	Annual Incentive	Form of Annual Incentive	Long-Term Incentive Value
J. Bruce Flatt	$600,000	DSUs	$3,703,000
Brian D. Lawson	$469,920	DSUs	$1,322,500
Brian W. Kingston	$700,000	Cash	$3,703,000
Cyrus Madon	$469,920	Cash	$2,645,000
Samuel J.B. Pollock	$469,920	DSUs	$2,645,000

The Committee considered these awards to be aligned with the compensation approach of rewarding long-term value creation and consistent with the Corporation’s compensation philosophy of providing a significant portion of executive compensation in the form of long-term equity-based awards.

The Canadian Named Executive Officers also received an annual contribution to a retirement savings plan based on a percentage of Base Salary, which for 2015 was 4.5% of Base Salary for Messrs. Flatt, Lawson, Madon and Pollock. The Named Executive Officers’ participation in this retirement savings plan is on the same basis as all other employees of the Corporation, and they do not have any entitlement to future pension benefits or other post-employment benefits from the Corporation. As a result, the Corporation has no post-employment obligation to provide pension, medical or other employee benefits to the Named Executive Officers.

Details of the components of the compensation paid to Mr. Flatt and the other Named Executive Officers for 2013, 2014 and 2015 are set out in the Summary Compensation Table on page 58 of this Circular.

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Compensation Committee Governance

Compensation Committee Members and Expertise

Lance Liebman (former Chair) was appointed to the Compensation Committee on April 30, 2008, and has served on this Committee since that time until he resigned on November 5, 2015. Marcel Coutu was appointed to the Compensation Committee on August 7, 2014. Diana Taylor was appointed to the Compensation Committee on May 6, 2015 and was then appointed as Chair of the Compensation Committee on November 5, 2015. Maureen Kempston Darkes was appointed to the Compensation Committee on November 5, 2015. Each of the three members of the Compensation Committee is independent and has experience in private-sector compensation, with all three having experience sitting on compensation committees of other public companies. The Board believes that the Compensation Committee collectively has the knowledge, skills, experience and background required to fulfill its mandate.

Compensation Committee Mandate

The Compensation Committee has a specific written mandate to review and approve compensation for senior management. This includes an annual evaluation of the performance of the Named Executive Officers and other members of the Management Committee. The Compensation Committee makes recommendations to the Board with respect to the compensation of the Named Executive Officers and the Board gives final approval on compensation matters.

The Compensation Committee meets as required, and at least annually, to monitor and review management compensation policies, management succession planning, diversity and the overall composition and quality of the Corporation’s management resources. The Compensation Committee met three times during 2015 and has met once to date in 2016. None of the recommendations of the Compensation Committee have been rejected or modified by the Board during 2015 or 2016 to date.

Benchmarking Executive Compensation and Compensation Peer Group

Salary and short-term incentives are elements of compensation that can be easily benchmarked, however long-term incentives are more difficult to benchmark since their value is dependent on the underlying assumptions used by each organization and may not be consistent across organizations. Since long-term incentives are a significant focus of the Corporation’s incentive programs, the Compensation Committee has therefore not defined a peer group or benchmarked Named Executive Officer compensation against a peer group. The Compensation Committee believes that the Corporation’s current compensation policies have assisted in attracting and retaining top talent and encouraging executives to assess the risks related to their decisions and actions, and minimizing the ability of executives to benefit from taking risks that increase the performance in the short-term at the expense of long-term value. The Compensation Committee also believes that the Corporation’s current compensation policies meet the Corporation’s other objectives as described under the heading “Compensation Philosophy.”

Independent Compensation Advisors

The Compensation Committee has the authority to retain independent compensation advisors, but did not do so in 2015. If the Compensation Committee engages outside compensation advisors in the future, it will take appropriate steps to ensure they are independent from, and provide no other services to the Corporation or its management.

Succession Planning

Each year the Compensation Committee determines whether there are suitable candidates for CEO and other Named Executive Officers. Specifically, the Committee is provided with a list of potential CEO and other Named Executive Officer candidates and reviews the performance, skills, current responsibilities and plans for their continued development. In addition, the Compensation Committee spends time each year with management reviewing the performance and development of junior executives. The Compensation Committee believes that this review is important for succession planning purposes and for the compensation awarding process. The Corporation has a long history of developing executives from within rather than hiring externally and the awarding of long-term incentives is an important component of rewarding and retaining these executives.

Gender Diversity

The Corporation is committed to workplace diversity; both cultural and gender diversity are important to the Corporation’s long-term success and the Corporation actively supports the development and advancement of a diverse group of employees capable of achieving executive officer positions. Executive officer appointments are solely based on merit, and not on other factors because management and the Board believe that merit should be the guiding factor in determining whether a particular candidate could bring value to the Corporation. As such, the Board has not adopted formal targets for female representation in executive positions. However, a cornerstone of the Corporation’s succession planning process is a tailored approach to the development and advancement of employees capable of achieving executive officer positions. This tailored approach to developing executives starts with identifying

54 / BROOKFIELD ASSET MANAGEMENT INC.

individuals who demonstrate the skills and attributes required to achieve executive officer positions within the Corporation. The progress of these individuals is reviewed annually in order to ensure that each individual is being provided opportunities to achieve their potential. Development opportunities include exposure to a new competency or skill, a transfer between business units, relocation, a role expansion or some other stretch opportunity. Tailoring the development plan for each individual permits the Corporation to consider the needs of the individual, including considerations that are gender-based. While the Corporation has not adopted formal targets for female representation in executive officer positions, management and the Committee actively monitor the percentage of females identified as capable of achieving executive officer positions in aggregate, by business unit and by geography. Currently over 25% of the individuals identified as executive officer candidates are female. In addition, management and the Committee also review annually the type of development opportunities provided to and the related compensation for the executive officer candidates to ensure there is no gender bias.

At present, there are 111 women in leadership positions (vice president or higher) within the Corporation and its major subsidiaries, representing approximately 23% of all employees in leadership positions. There is one female on the Corporation’s 18 member Management Committee.

Compensation Related Risk

Annually, the Compensation Committee reviews the Corporation’s compensation approach, policies and practices as well as the Corporation’s incentive plans at the corporate level and within the business units.

The Compensation Committee also reviews the terms and conditions of the Long-Term Share Ownership Plans, as well as any proposed amendments, and considers the appropriateness and effectiveness of the plans in the context of current compensation practices, regulatory changes and the Corporation’s objectives. The Compensation Committee receives an overview of the financial arrangements entered into by the Corporation to hedge the impact on the Corporation of future increases in the market price of its Class A Shares against the liability incurred under the Corporation’s DSUP and Restricted Share Unit Plan. The Committee has determined that the plans are appropriate and effective.

The Compensation Committee reviewed the Corporation’s compensation policies and practices, including the design of the Corporation’s incentive plans to ensure that they:

•         encourage executives to consider the risks associated with their decisions and actions; and

•         do not result in the probability that excessive payouts will be made before the outcome of risks are known.

This review separately considered businesses that deploy capital (e.g. private fund business) and businesses that do not deploy capital (e.g. fee for service business) since the compensation risks associated with these businesses are different.

The Compensation Committee reported the results of its review to the Board on November 19, 2015. The Compensation Committee did not identify any risks which are reasonably likely to have a material adverse effect on the Corporation. It was concluded that the Corporation’s compensation approach, policies and practices for its executives at the corporate level and within its business units appropriately:

•         encourage management to consider the risks associated with their decisions;

•         minimize management’s ability to benefit from taking risks that increase performance in the short-term at the expense of long-term value creation;

•         hold management accountable for their decisions both during employment with and post-departure from the Corporation; and

•         provide discretion to the Compensation Committee, where appropriate, to prevent unintended consequences which either unduly benefit or penalize management.

In reaching their conclusion the Compensation Committee considered the following:

•         the emphasis on long-term compensation for executives in businesses that allocate capital including five-year vesting periods and the forfeiture terms related to departure;

•         the fact that the design of incentive arrangements for businesses that deploy capital, considers the additional risk relative to businesses that do not deploy capital;

-          the direct link between the payout to the executive and the performance of the businesses; and

-          the timing of payouts to the Named Executive Officers are delayed until their business performance is substantially realized and risk outcomes are determined.

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The Compensation Committee also reported that the compensation arrangements for the Named Executive Officers are consistent with the objectives of the Corporation’s compensation program as outlined under Compensation Philosophy on page 45 of this Circular, support the creation of shareholder value over the longer term, as well as the attraction and retention of executives who make decisions with a long-term view, and encourage an assessment of risk related to the decisions made and actions taken. The following practices related to the compensation of the Management Committee support this conclusion:

•         the highest percentage of total annual compensation is granted as Long-Term Share Ownership Plan awards which vest over five years with overlapping vesting periods;

•         the significant level of equity ownership by management;

•         the significant level of reinvestment of annual incentives into Restricted Shares of the Corporation which must be held for five years or DSUs which are not redeemable until retirement, death, or termination of employment, which ensures that management remain exposed to the long-term risks associated with their decision making;

•         the fact that options are held well beyond their vesting period and generally until close to their expiry date. The options exercised in 2015 by the Management Committee including the Named Executive Officers were held for eight years on average; and

•         the length of tenure of management with the Corporation.

Conclusion

The Compensation Committee is satisfied that Brookfield’s compensation philosophy, policies and practices support the Corporation in achieving its long-term strategic objectives and are effective in attracting and retaining executives who make decisions that are aligned with these strategic objectives. The Compensation Committee is satisfied that the compensation practices of the Corporation (i) reward the executives for performance over the long-term in a manner that places an appropriate emphasis on risk management, does not encourage executives to take inappropriate or excessive risks, and encourages, and appropriately matches rewards with, long-term value creation, (ii) are simple and transparent, (iii) encourage executives to build equity and align their interests with those of shareholders in a meaningful way, (iv) do not provide for excessive termination or change in control benefits, and (v) support effective succession planning. The Chair of the Compensation Committee, Ms. Taylor, will be available at the meeting to be held on June 17, 2016, to answer questions related to Brookfield’s executive compensation practices.

On behalf of the Compensation Committee:

• D.L. Taylor – Chair	• M.R. Coutu	• M. Kempston Darkes

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Class A Share Performance Graphs

The graphs below detail the share performance of the Corporation’s Class A Shares on the TSX and NYSE.

TSX (Symbol: BAM.A)

The following shows the cumulative total shareholder return for the Corporation’s Class A Shares (assuming reinvestment of dividends) over the last five fiscal years, in comparison with the cumulative total return of the S&P/TSX Composite Total Return Index:

Five-Year Cumulative Total Return on C$100 Investment Assuming Dividends are Reinvested

December 31, 2010 – December 31, 2015

	2010	2011	2012	2013	2014	2015
Class A Shares (BAM.A)	100.0	85.8	113.4	134.6	193.1	220.1
S&P/TSX Composite Total Return Index	100.0	91.3	97.8	110.5	122.2	112.0

NYSE (Symbol: BAM)

The following shows the cumulative total shareholder return for the Corporation’s Class A Shares (assuming reinvestment of dividends) over the last five fiscal years, in comparison with the cumulative total return of the NYSE Composite Total Return Index:

Five-Year Cumulative Total Return on US$100 Investment Assuming Dividends are Reinvested

December 31, 2010 – December 31, 2015

	2010	2011	2012	2013	2014	2015
Class A Shares (BAM)	100.0	85.1	115.4	128.3	168.2	161.1
NYSE Composite Total Return Index	100.0	96.3	111.9	141.4	151.1	144.9

2016 MANAGEMENT INFORMATION CIRCULAR / 57

Compensation of Named Executive Officers

The table that follows sets out the compensation paid to the Named Executive Officers for the years ended December 31, 2015, 2014 and 2013. Mr. Flatt and Mr. Kingston are remunerated in U.S. dollars. Messrs. Lawson, Madon and Pollock are remunerated in Canadian dollars. In order to provide for comparability with the Corporation’s financial statements, which are reported in U.S. dollars, all Canadian dollar compensation amounts in this Circular have been converted to U.S. dollars at an exchange rate of C$1.00 = US$0.7832, which was the average exchange rate for 2015 as reported by Bloomberg, unless otherwise noted.

Summary Compensation Table

			Annual Incentive (a)
				DSUs (b) /	Escrowed
		Annual		Restricted	Shares /	All Other	Total
Name and		Base Salary	Cash	Shares	Options (c)	Compensation (d)	Compensation
Principal Position	Year	($)	($)	($)	($)	($)	($)
J. Bruce Flatt	2015	600,000	—	600,000	4,749,991	19,525	5,969,516
Senior Managing Partner and CEO	2014	600,000	—	600,000	5,430,000	19,006	6,649,006
	2013	500,000	—	500,000	4,495,000	17,622	5,512,622
Brian D. Lawson (e)	2015	469,920	—	469,920	2,251,369	20,970	3,212,179
Senior Managing Partner and CFO	2014	469,920	—	469,920	2,172,000	20,414	3,132,254
	2013	391,600	—	391,600	2,247,500	18,989	3,049,689
Brian W. Kingston	2015	700,000	700,000	—	3,703,000	—	5,103,000
Senior Managing Partner	2014	600,000	600,000	—	5,430,000	—	6,630,000
	2013	600,000	600,000	—	4,495,000	50,000	5,745,000
Cyrus Madon (f)	2015	469,920	469,920	—	3,379,205	20,970	4,340,015
Senior Managing Partner	2014	469,920	469,920	—	4,344,000	20,414	4,834,334
	2013	391,600	391,600	—	3,596,000	18,989	4,006,589
Samuel J.B. Pollock (g)	2015	469,920	—	469,920	3,282,722	20,970	4,243,532
Senior Managing Partner	2014	469,920	—	469,920	4,344,000	19,006	5,302,846
	2013	391,600	—	391,600	3,596,000	18,989	4,398,189

(a) Each Named Executive Officer is awarded an annual incentive which he can elect to receive in cash, DSUs or Restricted Shares. Three of the Named Executive Officers have elected to receive the annual incentive in DSUs as outlined on page 53 of this Circular.

(b) Reflects DSUs or Restricted Shares issued in lieu of a cash incentive, at the election of the individual. DSU awards in this column for 2015 were awarded effective on February 23, 2016. The value in this column reflects the entire value of the incentive awarded converted to U.S. dollars at the exchange rate of C$1.00 = US$0.7832. The number of DSUs awarded was based on a price of US$30.59, the volume-weighted average price of the Class A Shares on the NYSE for the five days preceding the award date.

(c) The amounts for 2015 reflect annual grants of Escrowed Shares for Messrs. Flatt, Lawson, Madon and Pollock, as well as supplemental grants of Escrowed Shares that were awarded effective November 23, 2015 in exchange for the executives agreeing to hold Class A Shares received upon the exercise of certain options for at least two years. The amount for Mr. Kingston reflects an annual grant of options. The value awarded under the Escrowed Stock Plan and the Management Stock Option Plan for annual grants is determined by the Board and considers the stock market price of the Class A Shares at the time of the award and the potential increase in value based on a hold of 7.5 years, a volatility of 28%, a risk free rate of 1.6% and a dividend growth rate of 6.4%. This value, for the annual grants, has been discounted by 25% to reflect the five-year vesting and mandatory hold period. For the supplemental grant of Escrowed Shares awarded November 23, 2015, the value is considered the stock market price of the Class A Shares at the time of the award and the potential increase in value based on a hold of five years, a volatility of 15.9%, a risk free rate of 1.6% and a dividend growth rate of 6.0%. This value has been discounted by 25% to reflect the mandatory hold period.

		Escrowed Shares
		Annual Grant	Supplemental Grant	Total
Name	Year	($)	($)	($)
J. Bruce Flatt	2015	3,703,000	1,046,991	4,749,991
Brian D. Lawson	2015	1,322,500	928,869	2,251,369
Cyrus Madon	2015	2,645,000	734,205	3,379,205
Samuel J.B. Pollock	2015	2,645,000	637,722	3,282,722

(d) These amounts include annual retirement savings contributions and participation in the executive medical program.

(e) The value in this row does not include $5.0 million of in-the-money value from 135,000 options that were disposed of in 2015 in exchange for 78,742 Restricted Shares. These options were expiring in 2015.

(f) The value in this row does not include $7.8 million of in-the-money value from 208,750 options that were disposed of in 2015 in exchange for 121,758 Restricted Shares. These options were expiring in 2015.

58 / BROOKFIELD ASSET MANAGEMENT INC.

(g) The value in this row does not include $5.0 million of in-the-money value from 135,000 options that were disposed of in 2015 in exchange for 78,742 Restricted Shares. These options were expiring in 2015.

Incentive Plan Awards

Three of the Named Executive Officers did not receive any annual cash incentive in respect of 2015, instead elected to receive their entire annual incentive amounts in the form of DSUs. The Corporation has no long-term non-equity incentive plan programs. The following four tables show, for each Named Executive Officer (i) vested and unvested unexercised options and outstanding RSU awards at December 31, 2015, (ii) unvested Escrowed Shares, Restricted Shares and DSUs and the market value of vested and unvested Escrowed Shares, Restricted Shares and DSUs at December 31, 2015, (iii) the details of each option and RSU outstanding, and (iv) the value of all option and share-based awards which vested during 2015.

Outstanding Option and Share-Based Awards at December 31, 2015

Options and Restricted Share Units

	Option Awards (a) Vested and Unvested		Restricted Share Unit (RSU) Awards (a) Vested and Unvested
Name	Number of Securities Underlying Unexercised Options (#)	Market Value of Unexercised Options ($)	Number of Securities Underlying Outstanding RSUs (#)	Market Value of Outstanding RSUs ($)
J. Bruce Flatt	—	—	1,674,177	41,946,995

Brian D. Lawson	—	—	1,505,427	37,341,508

Brian W. Kingston	4,813,125	46,355,136	—	—

Cyrus Madon	1,181,250	22,380,649	1,400,487	35,160,849

Samuel J.B. Pollock	825,000	15,370,439	1,421,052	35,038,770

(a) The market value is the amount by which the value of the Corporation’s Class A Shares at the date shown exceeded the exercise price of the options or the issuance price of the RSU awards. Values are calculated using the closing price of a Class A Share on the TSX on December 31, 2015 of $31.55 (C$43.65 converted into U.S. dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0.7227) and on the NYSE on December 31, 2015 of $31.53, as applicable.

Escrowed Shares, Restricted Shares, Deferred Share Units

	Escrowed Shares			Share-Based Awards (a) Restricted Shares (RSs)			Deferred Share Units (DSUs)
Name	Number of Unvested Escrowed Shares (#)	Market Value of Unvested Escrowed Shares (b) ($)	Market Value of Vested Escrowed Shares (b) ($)	Number of Unvested RSs (#)	Market Value of Unvested RSs (c) ($)	Market Value of Vested RSs (c) ($)	Number of Unvested DSUs (#)	Market Value of Unvested DSUs (c) ($)	Market Value of Vested DSUs (c) ($)
J. Bruce Flatt	3,018,997	14,449,950	6,922,725	31,778	1,002,468	6,530,491	—	—	25,818,548

Brian D. Lawson	1,524,623	6,940,728	3,271,865	96,377	3,040,295	21,581,629	—	—	26,699,452

Brian W. Kingston	—	—	—	—	—	—	—	—	9,910,873

Cyrus Madon (d)	2,794,735	15,607,860	5,442,330	38,162	1,203,859	9,733,996	—	—	14,548,572

Samuel J.B. Pollock (e)	2,312,574	11,202,360	5,442,330	96,377	3,040,295	21,275,920	—	—	24,361,853

(a) These values do not include the most recent Escrowed Shares, Restricted Share and DSUs awards made to the Named Executive Officers on February 23, 2016.

(b) The value of the Escrowed Shares is equal to the value of the Class A Shares held by the Escrowed Company less the net liabilities and preferred share obligations of the Escrowed Company.

(c) Values are calculated using the closing price of a Class A Share on the TSX on December 31, 2015 of $31.55 (C$43.65 converted into U.S. dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0.7227) and on the NYSE on December 31, 2015 of $31.53, as applicable.

(d) The market value of vested DSUs includes $500,513 representing the value of Mr. Madon’s vested private equity DSUs. These DSUs are valued based on the fair value of the investments in the Brookfield Capital Partners IV Fund as disclosed in the audited financial statements of each fund.

(e) The market value of vested DSUs includes $2,964,607 representing the value of Mr. Pollock’s vested infrastructure DSUs. These DSUs are valued based on the fair value of the investments in the Brookfield Americas Infrastructure Fund as disclosed in the audited financial statements of the fund.

2016 MANAGEMENT INFORMATION CIRCULAR / 59

Options and Restricted Share Units

	Options				Restricted Share Units (RSUs)
Name and Principal Position	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (a) ($)	Option Expiration Date	Market Value of Unexercised Options at December 31, 2015 (b) ($)	Number of Restricted Share Units (#)	Issuance Price (a) (c) ($)	Market Value at December 31, 2015 (b) ($)
J. Bruce Flatt	—	—	—	—	590,625	4.25	16,119,194
Senior Managing	—	—	—	—	678,552	6.44	17,035,845
Partner and CEO	—	—	—	—	405,000	9.84	8,791,957
	—			—	1,674,177		41,946,996
Brian D. Lawson	—	—	—	—	421,875	4.25	11,513,707
Senior Managing	—	—	—	—	678,552	6.44	17,035,845
Partner and CFO	—	—	—	—	405,000	9.84	8,791,957
	—			—	1,505,427		37,341,509
Brian W. Kingston	50,625	13.15	February 25, 2016	931,182	—	—	—
Senior Managing	135,000	18.81	February 13, 2017	1,719,847	—	—	—
Partner	150,000	17.01	December 21, 2017	2,180,025	—	—	—
	225,000	15.23	February 20, 2018	3,670,051	—	—	—
	502,500	8.50	February 25, 2019	11,578,636	—	—	—
	450,000	15.45	March 2, 2020	7,234,470	—	—	—
	525,000	21.74	March 1, 2021	5,139,750	—	—	—
	525,000	20.88	February 28, 2022	5,591,250	—	—	—
	750,000	25.21	February 25, 2023	4,737,450	—	—	—
	750,000	26.77	February 24, 2024	3,572,475	—	—	—
	750,000	36.32	February 23, 2025	0	—	—	—
	4,813,125			46,355,136	—		—
Cyrus Madon	168,750	18.81	February 13, 2017	2,149,809	1,400,487	6.44	35,160,849
Senior Managing	150,000	15.23	February 20, 2018	2,446,701	—	—	—
Partner	562,500	8.50	February 25, 2019	12,961,159	—	—	—
	300,000	15.45	March 2, 2020	4,822,980	—	—	—
	1,181,250			22,380,649	1,400,487		35,160,849
Samuel J.B. Pollock	75,000	15.23	February 20, 2018	1,223,350	337,500	4.25	9,210,969
Senior Managing	300,000	8.5	February 25, 2019	6,912,618	678,552	6.44	17,035,845
Partner	450,000	15.45	March 2, 2020	7,234,470	405,000	9.84	8,791,957
	825,000			15,370,438	1,421,052		35,038,771

(a) The option exercise price and the RSU issuance price are in Canadian dollars and are presented on the table converted into U.S. dollars at the Bloomberg mid-market exchange rate on December 31, 2015 of C$1.00 = US$0.7227.

(b) The market value of the options and the RSUs is the amount by which the closing price of the Corporation’s Class A Shares on December 31, 2015 exceeded the exercise price of the options or the issuance price of the RSUs. All values are calculated using the closing price of a Class A Share on December 31, 2015 on the TSX and on the NYSE, as applicable. The closing price of a Class A Share on the TSX on December 31, 2015 was $31.55 ($43.65 converted to U.S. dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0.7227) and $31.53 on the NYSE.

(c) RSUs are not redeemable until retirement, resignation, termination or death and have no expiration date.

60 / BROOKFIELD ASSET MANAGEMENT INC.

Option and Share-Based Awards Vested During 2015

	Value Vested During 2015 (a)
	Options (b)	DSUs (c)	Restricted Shares (d)	Escrowed Shares
Named Executive Officer	($)	($)	($)	($)
J. Bruce Flatt	3,838,788	837,223	364,278	5,266,385

Brian D. Lawson	2,559,192	626,676	4,880,429	2,463,694

Brian W. Kingston	8,243,479	715,925	—	—

Cyrus Madon	2,559,192	284,195	6,172,268	4,167,188

Samuel J.B. Pollock	3,838,788	1,031,552	4,880,429	4,167,188

(a) All values are calculated using the closing price of a Class A Share on the vesting date on the TSX and on the NYSE, as applicable and converted into U.S. dollars using the average Bloomberg mid-market exchange rate for 2015 of C$1.00 = US$0.7832.

(b) The value represents the amount by which the value of the Corporation’s Class A Shares exceeded the exercise price on the day the options vested.

(c) Values in this column represent the value of DSUs vested in 2015, including DSUs awarded on February 24, 2015 in lieu of the cash incentive related to performance in 2014.

(d) Values in this column include the value from options that were exchanged for Restricted Shares.

Security-Based Compensation Arrangements

The Corporation’s only current security-based compensation arrangements are its Management Share Option Plans and its Escrowed Stock Plan.

1997 Management Share Option Plan

The 1997 Management Share Option Plan (the “1997 Plan”) was approved by the Board in August 1997. As at May 2, 2016, options to acquire 1,840,172 Class A Shares of the Corporation were outstanding under the 1997 Plan (representing approximately 0.2% of the Corporation’s issued and outstanding Class A Shares). Following the approval of the 2007 Plan, as defined below, by the Corporation’s shareholders in May 2007, the Corporation decided not to grant any further options under the 1997 Plan.

2007 Management Share Option Plan

The 2007 Management Share Option Plan (the “2007 Plan”) was approved by the Board in February 2007. The 2007 Plan provides for the issuance of 22,500,000 Class A Shares (representing approximately 2.3% of the Corporation’s issued and outstanding Class A Shares), of which options to acquire 9,029,087 Class A Shares (representing approximately 0.9% of the Corporation’s issued and outstanding Class A Shares) had been granted but not yet exercised as at May 2, 2016. Following the approval of the 2012 Plan, as defined below, by the Corporation’s shareholders in May 2012, the Corporation decided not to grant any further options under the 2007 Plan.

2009 Management Share Option Plan

The 2009 Management Share Option Plan (the “2009 Plan”) was approved by the Board in February 2009 and by the holders of Class A Shares at the Annual and Special Meeting of Shareholders held on May 5, 2009. The 2009 Plan provides for the issuance of 22,500,000 Class A Shares, (representing approximately 2.3% of the Corporation’s issued and outstanding Class A Shares), of which options to acquire 14,076,046 Class A Shares (representing approximately 1.4% of the Corporation’s issued and outstanding Class A Shares) had been granted but not yet exercised as at May 2, 2016. If the 2016 Plan, as defined below, is approved by the Corporation’s shareholders at the meeting to be held in June 2016, the Corporation will not grant any further options under the 2009 Plan.

2012 Management Share Option Plan

The 2012 Management Share Option Plan (the “2012 Plan”) was approved by the Board in February 2012 and by the holders of Class A Shares at the Annual and Special Meeting of Shareholders held on May 10, 2012. The 2012 Plan provides for the issuance of 22,500,000 Class A Shares (representing approximately 2.3% of the Corporation’s issued and outstanding Class A Shares), of which options to acquire 16,385,048 Class A Shares (representing approximately 1.7% of the Corporation’s issued and outstanding Class A Shares) have been granted but not exercised as at May 2, 2016.

2016 MANAGEMENT INFORMATION CIRCULAR / 61

2016 Management Share Option Plan

The 2016 Management Share Option Plan (the “2016 Plan”) was approved by the Board on February 11, 2016 and approval of the 2016 Plan by shareholders is being sought at the meeting. The 2016 Plan provides for the issuance of 15,000,000 Class A Shares (representing approximately 1.5% of the Corporation’s issued and outstanding Class A Shares), none of which have been granted. Following approval of the 2016 Plan, options will continue to be granted under the 2012 Plan but no further options will be granted under the 1997, 2007 or 2009 Plans.

General Terms of Options Plans

The Board establishes the exercise price of each option at the time it is granted, which may not be less than the closing price of a Class A Share on the last trading day preceding the date of the grant on the NYSE. Under the 1997 Plan, if the approval date for an option grant fell in a blackout period, the effective grant date for options granted was the date on which the blackout ended. For options granted under the 2007 Plan, the 2009 Plan, the 2012 Plan and the 2016 Plan, the effective grant date may not be less than six business days after the blackout ends and the exercise price for the options approved during a blackout period is the volume-weighted average trading price of Class A Shares for the five business days preceding the effective grant date.

The following is a summary of the other key provisions of the 1997 Plan, the 2007 Plan, the 2009 Plan, the 2012 Plan and the 2016 Plan (collectively, the “Option Plans”). Employees, officers and consultants of the Corporation and its affiliates and others designated by the Board are eligible to participate in the Option Plans. Non-employee directors are not eligible to participate in the Option Plans. The number of Class A Shares issuable to insiders, or issued in any one year to insiders, under any of the Corporation’s security-based compensation arrangements cannot exceed in either case 10% of the issued and outstanding shares of this class; and no more than 5% of the issued and outstanding shares may be issued under these arrangements to any one person. All option grants are approved by the Board on the recommendation of the Compensation Committee. The Board determines the vesting period for each option grant, which is normally 20% per year over five years commencing the first year after the grant. The Board also sets the expiry period for each option grant, which may not exceed 10 years, except where the expiry date falls during or shortly after a blackout period, in which case the expiry date is 10 days after the blackout period ends.

The Option Plans set out provisions regarding the exercise and cancellation of options following a change in the employment status of a plan participant. In general, all vested options must be exercised by, and all unvested options are cancelled on, a participant’s termination date, except as follows: in the event of termination by the Corporation for reasons other than cause or due to a continuous leave of absence as a result of a disability, vested options must be exercised within 60 days following the termination date; in the event of retirement, vested options continue to be exercisable until the applicable expiry date; and in the event of death, all granted options continue to vest and be exercisable for six months following death with the exception that in certain jurisdictions options vest and become exercisable on death and the legal representatives of the participant will receive a cash payment equal to the in-the-money value of such options.

Amendments to the Option Plans

In 2016, the Corporation amended the Option Plans to permit participants to exercise vested options in exchange for a number of Class A Shares equivalent in value to (i) the aggregate fair market value of the Class A Shares underlying the options on the exercise date over the aggregate exercise price of the options, less (ii) applicable withholding taxes (only to the extent such taxes have not otherwise been satisfied by the participant). No shareholder approval was required for the amendment since cashless exercise features (from the perspective of the optionholder) that provide for a full deduction of the number of Class A Shares from the Option Plan reserve are permitted without shareholder approval pursuant to the amendment provisions of the Option Plans. This amendment provides for a reduction in shareholder dilution upon the exercise of options using this feature.

Shareholder Approval

The Option Plans contain an amending provision setting out the types of amendments which can be approved by the Board without shareholder approval and those which require shareholder approval. Shareholder approval is required for any amendment that increases the number of shares issuable under the Option Plans, that lengthens the period of time after a blackout period during which options may be exercised, results in the exercise price being lower than fair market value of a Class A Share at the date of grant, reduces the exercise price, expands insider participation, extends the term of an option beyond its expiry date, adds a provision which results in participants receiving shares for no consideration (other than the 2016 Plan) or other amendments required by law to be approved by shareholders. The 2016 Plan also requires shareholder approval for any amendment which would permit options to be transferable or assignable other than for normal estate planning purposes, any amendment to the amendment provisions, any amendment expanding the categories of eligible participants which may permit the introduction or reintroduction of non-employee directors on a discretionary basis and any amendment to remove or exceed the insider participation limit. Shareholder approval is not required for any amendment to the Option Plans that is of a housekeeping or administrative nature, that is necessary to comply with

62 / BROOKFIELD ASSET MANAGEMENT INC.

applicable laws or to qualify for favourable tax treatment, that is to the vesting, termination or early termination provisions (provided that the amendment does not entail an extension beyond the expiry period of the options), that adds or modifies a cashless exercise feature that provides for a full deduction of the number of Class A Shares from the Option Plan reserve, and to suspend or terminate an Option Plan.

Other Features of the Option Plans

The Corporation does not provide any financial assistance to plan participants to facilitate the purchase of Class A Shares issued pursuant to the exercise of options under the Options Plans. Options granted under the Option Plans may be assigned by the plan participant to (i) his or her spouse, descendants or any other immediate family member; or (ii) a trust, the beneficiaries of which are one or more of the plan participant and the participant’s spouse, descendants or immediate family members; or (iii) a corporation or limited liability company controlled by the plan participant or by one or more of the participant and the participant’s spouse, and/or the immediate family members, the shares or interests of which are held directly or indirectly by the plan participant, participant’s spouse and/or immediate family members; or (iv) such other transferees for estate planning purposes as may be permitted by the Board in their discretion.

The Board, at the recommendation of the Compensation Committee, approves all option awards. The Compensation Committee recommends the long-term incentive award for the CEO. All other option awards are recommended by the CEO to the Compensation Committee.

The Corporation has established a number of policies related to its equity-based compensation plans, including option exercise hold periods, to reinforce the importance of equity ownership by its senior executives over the longer term. See also “Incentive and Equity-Based Compensation Policies and Guidelines” on page 52 of this Circular.

The Escrowed Stock Plan

The Escrowed Stock Plan was approved by the Board in February 2011 and by holders of Class A Shares at the Annual and Special Meeting of Shareholders held on May 11, 2011. In February 2014, the Board approved an amendment to the Escrowed Stock Plan to accommodate participants who are U.S. taxpayers. In May 2015, the Board approved an amendment to the Escrowed Stock Plan to remove the ability to exchange Escrowed Shares for cash. The Escrowed Stock Plan governs the award of non-voting common shares (“Escrowed Shares”) of one or more private companies (each, an “Escrowed Company”) to executives or other individuals designated by the Board. Each Escrowed Company is capitalized with common shares and preferred shares issued to the Corporation for cash proceeds. Each Escrowed Company uses its cash resources to directly or indirectly purchase Class A Shares of the Corporation in the open market. Dividends paid to each Escrowed Company on the Class A Shares acquired by the Escrowed Company will be used to pay dividends on the preferred shares which are held by the Corporation. The Class A Shares acquired by an Escrowed Company will not be voted.

Except as otherwise determined by the Board, 20% of Escrowed Shares will vest on the first anniversary of the granting of such shares, with an additional 20% vesting on each subsequent anniversary, up to and including the fifth anniversary of the grant of the Escrowed Shares.

On date(s) determined by the holders of the Escrowed Shares that are between five years (or in the case of U.S. participants, one year) and 10 years after the initial grant, the vested Escrowed Shares will be acquired by the Corporation in exchange for the issuance of Class A Shares from treasury, where the value of the Class A Shares being issued is equal to the value of the Escrowed Shares being acquired. The value of the Escrowed Shares will be equal to the increase in value of the Class A Shares held by the Escrowed Company since the grant date of the Escrowed Shares. Once all participants of an Escrowed Company have elected to exchange their Escrowed Shares, the Escrowed Company will be wound up or merged into the Corporation and the Class A Shares held by the Escrowed Company will be cancelled, resulting in a net reduction in the total number of Class A Shares issued and outstanding. The market value of the Class A Shares issued by the Corporation and those held by the Escrowed Company will be based on the volume-weighted average price of a Class A Share on the NYSE on the date of the exchange.

A maximum of 9,000,000 Class A Shares may be issued under the Escrowed Stock Plan, representing less than 1% of the Corporation’s issued and outstanding Class A Shares. When Class A Shares are issued in exchange for Escrowed Shares, the number of Class A Shares remaining for future issuance under the Escrowed Stock Plan will be reduced. However, when Class A Shares are issued in exchange for Escrowed Shares and immediately thereafter the Escrowed Company is wound up or merged into the Corporation and the Class A Shares held by it are cancelled, the number of Class A Shares remaining for future issuance under the Escrowed Stock Plan will not be reduced. No Class A Shares have been issued under the Escrowed Stock Plan.

2016 MANAGEMENT INFORMATION CIRCULAR / 63

Dilution of Class A Shares

Options Outstanding as a Percentage of Issued and Outstanding Class A Shares (a)

	2015	2016
1997 Plan	0.5%	0.2%

2007 Plan	1.6%	0.9%

2009 Plan	2.1%	1.4%

2012 Plan	1.2%	1.7%

(a)     Excluding Escrowed Stock Plan awards since no Class A Shares have been issued in connection with this plan. Escrowed Shares awarded are subject to a hold period. The first date on which Class A Shares could have been issued under this plan was February 25, 2015. Any such shares issued will be offset by the cancellation of shares acquired in the market as described above.

Securities Authorized for Issue Under Incentive Plans

The following table sets out information on the Corporation’s Option Plans and Escrowed Stock Plan as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders

2012 Plan, 2009 Plan, 2007 Plan and 1997 Plan (a)	37,914,832 (a)	22.05 (b)	10,351,254

Escrowed Stock Plan	6,041 (c)	(c)	9,000,000
Total	37,920,873		19,351,254

(a)     Following the approval of the 2007 Plan by the Corporation’s shareholders in May 2007, the Corporation decided that it will not grant any further options under the 1997 Plan. Following the approval of the 2012 Plan by the Corporation’s shareholders in May 2011, the Corporation decided that it will not grant any further options under the 2007 Plan.

(b)     Converted into U.S. dollars at the Bloomberg mid-market exchange rate on December 31, 2015 of C$1.00 = US$0.7227.

(c)      No Class A Shares have been issued in connection with this Plan. Escrowed Shares awarded are subject to a hold period. The first date on which Class A Shares could have been issued under this plan was February 25, 2015.

Pension and Retirement Benefits

The Corporation’s Named Executive Officers and its other senior executives do not participate in a registered defined benefit plan or any other post-retirement supplementary compensation plans. Eligible Canadian senior executives receive an annual contribution from the Corporation to their registered retirement savings plans equal to 4.5% of their annual base salary, subject to the annual RRSP contribution limit established by the Canada Revenue Agency. The Corporation has not entered into contractual termination, post-termination or change of control arrangements, employment contracts or golden parachutes with any or its Named Executive Officers.

64 / BROOKFIELD ASSET MANAGEMENT INC.

PART SIX — OTHER INFORMATION

Routine Indebtedness of Directors, Officers and Employees

The amount of debt outstanding to the Corporation by current and former directors, officers and employees of the Corporation and its subsidiaries as at May 2, 2016 was $2.2 million (C$2.7 million converted at the Bloomberg mid-market exchange rate on May 2, 2016 of C$1.00 = US$0.7982), which represented loans made by the Corporation (or its predecessors) in connection with equity ownership interests in the specialty investment funds they manage, and certain other indebtedness. There is no indebtedness to the Corporation by current and former directors, officers or employees of the Corporation in connection with the purchase of securities of the Corporation or any of its associated companies.

Audit Committee

Additional information about the Audit Committee required by Part 5 of NI 52-110, including the Committee’s Charter, can be found in the AIF under the heading “Audit Committee Information,” which is posted on the Corporation’s website, www.brookfield.com/ notice_and_access_2016 and is also filed on SEDAR at www.sedar.com and on EDGAR atwww.sec.gov/edgar. A copy of the AIF can also be obtained from the Corporate Secretary of the Corporation as set out below under “Availability of Disclosure Documents.”

Directors’ and Officers’ Liability Insurance

The Corporation maintains directors’ and officers’ insurance with an annual policy limit of $39,910,000 (C$50,000,000), subject to a corporate deductible of $1,995,500 (C$2,500,000) per loss. Under this insurance coverage, the Corporation and certain of its associated companies (collectively, the “Organization”) are reimbursed for indemnity payments made to directors or officers as required or permitted by law or under provisions of its by-laws as indemnity for losses, including legal costs arising from acts, errors or omissions committed by directors and officers during the course of their duties as such. This insurance also provides coverage to individual directors and officers without any deductible if they are not indemnified by the Organization. The insurance coverage for directors and officers has certain exclusions including, but not limited to, those acts that the Corporation is not legally permitted to indemnify directors for under the Business Corporations Act (Ontario), such as acts determined to be deliberately fraudulent or dishonest or to have resulted in personal profit or advantage. The cost of such insurance is borne by the Organization and is currently $188,134 (C$235,698) annually.

Normal Course Issuer Bid

Class A Limited Voting Shares

On May 21, 2015, the Corporation renewed its normal course issuer bid for market purchases of its Class A Shares (“Common NCIB”) to extend until May 20, 2016. The Common NCIB allows Brookfield to repurchase, during the period mentioned above, on the TSX, NYSE and any alternative Canadian trading platform, a maximum of 83,848,184 Class A Shares, representing approximately 10% of the public float of the outstanding Class A Shares. All Class A Shares acquired by the Corporation under the Common NCIB are cancelled or purchased by a non-independent trustee pursuant to a long-term incentive plan.

The Common NCIB is in place because the Corporation believes that, from time to time, the trading price of Class A Shares may not fully reflect the underlying value of Brookfield’s business and future business prospects, and in such circumstances acquiring Class A Shares may represent an attractive investment. As at May 2, 2016, the Corporation had purchased 10,208,977 Class A Shares under the Common NCIB at an average price of $31.64. Shareholders may obtain, free of charge, a copy of the notice of intent regarding the Common NCIB, which was approved by the TSX, by writing to the Corporate Secretary of the Corporation at Brookfield Place, Suite 300, 181 Bay Street, P.O. Box 762, Toronto, Ontario M5J 2T3.

Class A Preference Shares

On August 12, 2015, the Corporation commenced a normal course issuer bid for market purchases of the Corporation’s outstanding Class A Preference Shares, excluding the Series 14 Class A Preference Shares, that are listed on the TSX (“Preferred NCIB”) to extend until August 11, 2016. The Preferred NCIB allows Brookfield to repurchase, during the period mentioned above, on the TSX, a maximum of 10% of the public float of these outstanding Class A Preference Shares. All Class A Preference Shares acquired by the Corporation under the Preferred NCIB are cancelled.

The Preferred NCIB is in place because the Corporation believes that, from time to time, certain Class A Preference Shares may trade in price ranges that do not fully reflect their value, and in such circumstances acquiring Class A Shares may represent an attractive investment. As at May 2, 2016, the Corporation had purchased 1,000 Class A Preference Shares, Series 9 at an average price of C$15.19, 3,000 Class A Preference Shares, Series 24 at an average price of C$17.04 and 2,800 Class A Preference Shares,

2016 MANAGEMENT INFORMATION CIRCULAR / 65

Series 28 at an average price of C$15.52 under the Preferred NCIB. Shareholders may obtain, free of charge, a copy of the notice of intent regarding the Preferred NCIB, which was approved by the TSX, by writing to the Corporate Secretary of the Corporation at Brookfield Place, Suite 300, 181 Bay Street, P.O. Box 762, Toronto, Ontario M5J 2T3.

Availability of Disclosure Documents

The Corporation will provide any person or company, upon request in accordance with the directions in the Notice, a copy of this Circular and the Annual Report. Upon request to the Corporate Secretary of the Corporation, the Corporation will provide any person or company the AIF, together with a copy of any document or the pertinent pages of any document incorporated therein by reference; and/or the interim financial statements of the Corporation for the periods subsequent to the end of its fiscal year (the “Interim Statements”). Financial information on the Corporation is provided in its comparative annual financial statements and management’s discussion and analysis of financial condition and results of operation from its most recently completed financial year. Requests for the AIF and the Interim Statements can be made to the Corporation by mail at Brookfield Place, Suite 300, 181 Bay Street, P.O. Box 762, Toronto, Ontario M5J 2T3, by telephone at (416) 363-9491, by facsimile at (416) 365-9642, or by email at inquiries@brookfield.com. All of these documents and additional information related to the Corporation are also available on the Corporation’s website, www.brookfield.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.

Other Business

The Corporation knows of no other matter to come before the meeting other than the matters referred to in the Notice of Meeting of Shareholders and Availability of Investor Materials dated April 28, 2016.

Directors’ Approval

The contents and posting of this Circular have been approved by the directors of the Corporation.

A.J. Silber

Corporate Secretary

Toronto, Canada

May 2, 2016

66 / BROOKFIELD ASSET MANAGEMENT INC.

APPENDIX A – CHARTER OF THE BOARD

1.	Role of the Board

The role of the board of directors (the “Board”) of Brookfield Asset Management Inc. (the “Corporation”) is to oversee, directly and through its committees, the business and affairs of the Corporation, which are conducted by the Corporation’s officers and employees under the direction of the Chief Executive Officer (“CEO”).

2.	Authority and Responsibilities

The Board meets regularly to review reports by management on the Corporation’s performance and other relevant matters of interest. In addition to the general supervision of management, the Board performs the following functions:

(a)

strategic planning – overseeing the strategic-planning process within the Corporation and, at least annually, reviewing, approving and monitoring the strategic plan for the Corporation, including fundamental financial and business strategies and objectives;

(b)	risk assessment – assessing the major risks facing the Corporation and reviewing, approving and monitoring the manner of managing those risks;

(c)	CEO – developing a position description for the CEO including the corporate objectives that the CEO is responsible for meeting, and selecting, evaluating and compensating the CEO;

(d)	officers and senior management – overseeing the selection of corporate officers and the evaluation and compensation of senior management;

(e)	succession planning – monitoring the succession of key members of senior management;

(f)

communications and disclosure policy – adopting a communications and disclosure policy for the Corporation that ensures the timeliness and integrity of communications to shareholders, and establishing suitable mechanisms to receive stakeholder views;

(g)	corporate governance – developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines applicable to the Corporation;

(h)

internal controls – reviewing and monitoring the controls and procedures within the Corporation to maintain its integrity, including its disclosure controls and procedures, and its internal controls and procedures for financial reporting and compliance; and

(i)

culture – on an ongoing basis, satisfy itself that the CEO and other executive officers create a culture of compliance throughout the Corporation, including compliance with the Corporation’s Code of Business Conduct and Ethics and its anti-bribery and corruption policies.

3.	Composition and Procedures

(a)

Size of Board and Selection Process – The directors of the Corporation are elected each year by the shareholders at the annual meeting of shareholders. The Governance and Nominating Committee recommends to the full Board the nominees for election to the Board and the Board proposes individual nominees to the shareholders for election. Any shareholder may propose a nominee for election to the Board either by means of a shareholder proposal upon compliance with the requirements prescribed by the Business Corporations Act (Ontario) or at the annual meeting itself. The Board also recommends the number of directors on the Board to shareholders for approval. Between annual meetings, the Board may appoint directors to serve until the next annual meeting.

(b)

Qualifications – Directors should have the highest personal and professional ethics and values and be committed to advancing the best interests of the Corporation. They should possess skills and competencies in areas that are relevant to the Corporation’s activities. A majority of the directors will be independent and unaffiliated[1] directors based on the rules and guidelines of applicable stock exchanges and securities regulatory authorities. The Board has adopted a gender diversity target for the Board that 30% of the Board’s independent directors be women.

2016 MANAGEMENT INFORMATION CIRCULAR / A-1

(c)	Director Education and Orientation – The Corporation’s management team is responsible for providing an orientation and education program for new directors, as well as ongoing education to directors.

(d)

Meetings – The Board holds at least four scheduled meetings a year plus one to review the Corporation’s strategic plan, all chaired by the Chair of the Board. The Board is responsible for its agenda. Prior to each Board meeting, the Chair of the Board discusses agenda items for the meeting with the CEO and other members of senior management. Materials for each meeting are distributed to the directors in advance of the meeting. At the conclusion of each Board meeting, the independent and unaffiliated directors meet without any other person present. The Chair of the Board chairs these in-camera sessions.

(e)

Committees – The Board has established the following standing committees to assist it in discharging its responsibilities: Audit, Governance and Nominating, Management Resources and Compensation and Risk Management. Special committees are established, from time to time, to assist the Board in connection with specific matters. The chair of each committee reports to the Board following meetings of their committee. The governing charter of each standing committee is reviewed and approved annually by the Board.

(f)

Evaluation – The Governance and Nominating Committee performs an annual evaluation of the effectiveness of the Board as a whole, the committees of the Board and the contributions of individual directors, and provides a report to the Board on the findings of this process. In addition, each committee assesses its own performance annually.

(g)

Compensation – The Governance and Nominating Committee recommends to the Board the compensation for non-management directors (it is the policy of the Corporation that management directors do not receive compensation for their service on the Board). In reviewing the adequacy and form of compensation, the Governance and Nominating Committee seeks to ensure that director compensation reflects the responsibilities and risks involved in being a director of the Corporation and aligns the interests of the directors with the best interests of the Corporation.

(h)

Access to Outside Advisors – The Board and any committee may at any time retain outside financial, legal or other advisors at the expense of the Corporation. Any director may, subject to the approval of the Chair of the Board, retain an outside advisor at the expense of the Corporation.

(i)

Charter of Expectations – The Board has adopted a Charter of Expectations for Directors which outlines the expectations the Corporation places on its directors in terms of professional and personal competencies, performance, behaviour, share ownership, conflicts of interest and resignation events.

This Charter of the Board of Directors was reviewed and approved by the Board on March 3, 2016.

1              “unaffiliated director” means any director who (a) does not own greater than a de minimis interest in the Corporation (exclusive of any securities compensation earned as a director) or (b) within the last two years has not directly or indirectly (i) been an officer of or employed by the Corporation or any of its respective affiliates, (ii) performed more than a de minimis amount of services for the Corporation or any of its affiliates, or (iii) had any material business or professional relationship with the Corporation other than as a director of the Corporation. “de minimis” for the purpose of this test includes factors such as the relevance of a director’s interest in the Corporation to themselves and to the Corporation.

A-2 / BROOKFIELD ASSET MANAGEMENT INC.

BROOKFIELD ASSET MANAGEMENT INC.

www.brookfield.com     NYSE: BAM     TSX: BAM.A     EURONEXT: BAMA

CORPORATE OFFICES

New York – United States	Toronto – Canada	London – United Kingdom	Sydney – Australia	Rio de Janeiro – Brazil
Brookfield Place	Brookfield Place, Suite 300	99 Bishopsgate, 2nd Floor	Level 22, 135 King Street	Av Abelardo Bueno, 600
250 Vesey Street, 15th Floor	Bay Wellington Tower	London EC2M 3XD	Sydney, NSW 2001	Bl.2, 2º andar – Barra da Tijuca
New York, New York	181 Bay Street, Box 762	United Kingdom	T 61 2 9322.2000	CEP 22775-040, Rio de Janeiro – RJ
10281-1023	Toronto, Ontario M5J 2T3	T 44 (0) 20.7659.3500	F 61 2 9322.2001	T 55 (21) 3725.7800
T 212.417.7000	T 416.363.9491	F 44 (0) 20.7659.3501		F 55 (21) 3527.7799
F 212.417.7196	F 416.365.9642

REGIONAL OFFICES

Bogota – Colombia	Hong Kong – China	Madrid – Spain	São Paulo – Brazil	Tokyo – Japan

Calgary – Canada	Houston – United States	Mexico City – Mexico	Seoul – South Korea	Vancouver – Canada

Chicago – United States	Lima – Peru	Mumbai – India	Shanghai – China

Dubai – UAE	Los Angeles – United States	New Delhi – India	Singapore City – Singapore